                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only
  (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       BEI MEDICAL SYSTEMS COMPANY, INC.
               (Name of Registrant as Specified In Its Charter)



    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1. Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------

  2. Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------

  3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     $11,656,600.00, which is the sum of: a cash payment of $11,206,600, assumption of
     ---------------------------------------------------------------
     liabilities of up to $350,000 and forgiveness of royalty payments due of up to $100,000
     ---------------------------------------------------------------

  4. Proposed maximum aggregate value of transaction:

     $11,656,600.00
     ---------------------------------------------------------------

  5. Total fee paid:

     $2,335.00
     ---------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  6. Amount Previously Paid:

     ---------------------------------------------------------------

  7. Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------

  8. Filing Party:

     ---------------------------------------------------------------

  9. Date Filed:

     ---------------------------------------------------------------

                                 COMPANY LOGO

                                                         November 10, 1999

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of BEI on Tuesday, December 7, 1999 at the principal executive offices of BEI located at 100 Hollister Road, Teterboro, New Jersey at 9:00 a.m. At our Special Meeting, you will be asked to vote upon the approval and adoption of the Asset Purchase Agreement, dated as of October 1, 1999 and amended on November 2, 1999 (the "Asset Purchase Agreement"), between CooperSurgical Acquisition Corp., a Delaware corporation and BEI Medical Systems Company, Inc., a Delaware corporation ("BEI"), providing for the sale of a substantial portion of the assets of BEI pursuant to the terms and subject to the conditions of the Asset Purchase Agreement (the "Asset Sale"). The foregoing proposal is described more fully in the accompanying Proxy Statement.

  After careful consideration, the BEI Board of Directors has unanimously determined that the terms of the Asset Purchase Agreement and the Asset Sale are fair to, and in the best interests of, BEI and its stockholders. Accordingly, the BEI Board of Directors has unanimously approved the Asset Purchase Agreement and unanimously recommends that the stockholders of BEI vote FOR approval and adoption of the Asset Purchase Agreement and approval of the Asset Sale. The approval and adoption of the Asset Purchase Agreement and approval of the Asset Sale requires the affirmative vote of holders of at least a majority of the outstanding shares of common stock of BEI as of the record date.

  Stockholders are urged to review carefully the information contained in the Proxy Statement attached hereto prior to deciding how to vote their shares at the Special Meeting. Because of the significance of the Asset Sale, your participation in the Special Meeting, in person or by proxy, is especially important. We hope you will be able to attend the Special Meeting. Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person, even if you previously returned your proxy card.

  Your prompt cooperation will be greatly appreciated. We look forward to seeing you at the Special Meeting.

                                          Sincerely,

/s/ Charles Crocker                       /s/ Richard W. Turner

Charles Crocker                           Richard W. Turner
Chairman of the Board                     President and Chief Executive
                                           Officer

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                              100 Hollister Road
                          Teterboro, New Jersey 07608

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 7, 1999

To The Stockholders of BEI Medical Systems Company, Inc.:

  Notice Is Hereby Given that a Special Meeting of Stockholders of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company" or "BEI"), will be held on December 7, 1999 at 9:00 a.m. local time, at the Company's principal executive offices located at 100 Hollister Road, Teterboro, New Jersey, for the following purposes:

  1. To approve the sale of a substantial portion of the assets of the Company to CooperSurgical Acquisition Corp., a Delaware corporation ("CSAC"), pursuant to an Asset Purchase Agreement, dated as of October 1, 1999 and amended on November 2, 1999, by and between the Company and CSAC (the "Asset Purchase Agreement") (the "Asset Sale Proposal").

  2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

  The foregoing items of business are more completely described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on October 15, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting of Stockholders and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Thomas W. Fry
                                          Thomas W. Fry
                                          Corporate Secretary

Teterboro, New Jersey

November 10, 1999

All Stockholders Are Cordially Invited To Attend The Meeting In Person. Whether Or Not You Expect To Attend The Meeting, Please Complete, Date, Sign And Return The Enclosed Proxy As Promptly As Possible In Order To Ensure Your Representation At The Meeting. A Return Envelope (which Is Postage Prepaid If Mailed In The United States) Is Enclosed For That Purpose. Even If You Have Given Your Proxy, You May Still Vote In Person If You Attend The Meeting. Please Note, However, That Attendance At The Meeting Will Not By Itself Revoke A Proxy. Furthermore, If Your Shares Are Held Of Record By A Broker, Bank Or Other Nominee And You Wish To Vote At The Meeting, You Must Obtain From The Record Holder A Proxy Issued In Your Name.

                       BEI MEDICAL SYSTEMS COMPANY, INC.
                              100 Hollister Road
                          Teterboro, New Jersey 07608

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                               December 7, 1999

  The enclosed proxy is solicited on behalf of the Board of Directors (the "BEI Board") of BEI Medical Systems Company, Inc., a Delaware corporation (the "Company" or "BEI"), for use at the Special Meeting of Stockholders to be held on December 7, 1999, at 9:00 a.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, to approve the sale (the "Asset Sale") of a substantial portion of the assets of BEI to CooperSurgical Acquisition Corp., a Delaware corporation ("CSAC"), pursuant to an Asset Purchase Agreement, dated as of October 1, 1999 and amended on November 2, 1999, by and between BEI and CSAC (the "Asset Purchase Agreement") (the "Asset Sale Proposal"). The Special Meeting will be held at BEI's principal executive offices located at 100 Hollister Road, Teterboro, New Jersey. BEI intends to mail this Proxy Statement and accompanying proxy card on or about November 15, 1999, to all stockholders entitled to vote at the Special Meeting.

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
FORWARD-LOOKING STATEMENTS................................................   1

WHERE YOU CAN FIND MORE INFORMATION.......................................   1

SUMMARY...................................................................   2

SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION.........................   8

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA................................   9

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....  11

COMPARATIVE PER SHARE DATA................................................  12

RISK FACTORS..............................................................  13
  Risks If The Asset Sale Is Not Consummated..............................  13
  Lack of Adequate Capital................................................  13
  Risks If The Asset Sale Is Consummated..................................  13
  Narrowed Focus of Company Business; Dependence Upon HTA Technology......  13

SPECIAL MEETING...........................................................  14
  Date, Time And Place....................................................  14
  Matters To Be Considered At The Special Meeting.........................  14
  Record Date And Voting Rights And Requirements..........................  14
  Voting Of Proxies.......................................................  14
  Revocation Of Proxies...................................................  15
  Solicitation Of Proxies.................................................  15
  Stockholder Proposals...................................................  15

THE ASSET SALE PROPOSAL...................................................  16
  Background of the Asset Sale............................................  18
  BEI's Reasons for the Asset Sale........................................  19
  Recommendation of the BEI Board.........................................  19
  Opinion of Financial Advisor to BEI.....................................  19
  Material Federal Income Tax Consequences................................  22
  Accounting Treatment....................................................  23
  Regulatory Matters......................................................  23
  Rights of Appraisal.....................................................  23

THE ASSET PURCHASE AGREEMENT..............................................  23
  Sale of Assets..........................................................  23
  Liabilities Assumed.....................................................  23
  Asset Sale Consideration; Purchase Price Adjustments....................  23
  Use of Proceeds.........................................................  24
  Representations and Warranties..........................................  24
  Conduct of BEI's Business Prior to the Asset Sale.......................  25
  Exclusivity.............................................................  25
  Termination Fees........................................................  25
  Conditions to the Asset Sale............................................  25
  Termination.............................................................  27
  Indemnification.........................................................  27
  Post-Closing Covenants Related to Receivables...........................  28

                                                                          Page
                                                                          ----
RELATED AGREEMENTS.......................................................  28
  Transition Agreement...................................................  28
  BEI Noncompetition Agreement...........................................  29
  Turner Noncompetition Agreement........................................  29

INTERESTS OF MANAGEMENT OR DIRECTORS IN THE ASSET SALE...................  30

BEI's BUSINESS...........................................................  31
  Industry Overview......................................................  31
  BEI Business Strategy..................................................  31
  Base Business..........................................................  32
  The HTA................................................................  33
  The HTA Solution.......................................................  35
  The HTA System.........................................................  36
  Results of Clinical Trials.............................................  36
  Sales and Marketing....................................................  37
  Competition............................................................  38
  Manufacturing..........................................................  39
  Research and Development; Technology...................................  40
  Licenses, Patents and Proprietary Technology...........................  40
  Government Regulation..................................................  41
  Employees..............................................................  43

BEI PROPERTIES...........................................................  44

LEGAL PROCEEDINGS INVOLVING BEI..........................................  44

SELECTED FINANCIAL DATA..................................................  45

BEI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  46
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................  46
  Nine-months Ended July 3, 1999 and June 27, 1998.......................  47
  Fiscal years 1998, 1997 and 1996.......................................  47
  Revenue................................................................  47
  Cost of Sales and Gross Profit.........................................  48
  Selling, General and Administrative Expenses...........................  48
  Research, Development and Related Expenses.............................  49
  Interest Expense and Other Income......................................  49
  Income Tax Benefit.....................................................  49
  Discontinued Operations................................................  50
  Liquidity and Capital Resources........................................  50
  Year 2000 Compliance: Modification of Management Information Systems...  51
  Recent Accounting Pronouncements.......................................  52
  Effects of Inflation...................................................  52

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK...............  53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  54

EXPERTS..................................................................  56

REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS........................  56

OTHER MATTERS............................................................  56

                                                                            Page
                                                                            ----
INDEX TO ANNEXES...........................................................  57
  Appendix A--Asset Purchase Agreement
  Appendix B--Opinion of Ewing Monroe Bemiss & Co.

INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                          FORWARD-LOOKING STATEMENTS

  Certain statements in this Proxy Statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The reasons for the Asset Sale discussed under the caption "The Asset Sale," statements about the expected impact of the asset sale on the Company's business, financial performance and condition, and statements about the accounting and tax treatment of the Company related to the Asset Sale are forward-looking statements. Further, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.

  Without limiting the foregoing, the words "projects," "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company after the Asset Sale to differ materially from those indicated by such forward-looking statements, including factors related to the timely development and acceptance and pricing of BEI's products and in particular its Hydro ThermAblator ("HTA") products; whether BEI's new products now in U.S. or international clinical trials prove to be safe and effective under applicable regulatory guidelines; receipt of required United States Food and Drug Administration ("FDA") approvals; the impact of competitive products and pricing; and general economic conditions, such as the rate of employment, inflation, interest rates, and the condition of the capital markets. This list of factors is not exclusive. The Company undertakes no obligation to update any forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports and information may be read and copied at the following SEC locations:

  Public Reference Room    New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center        Citicorp Center
        Room 1024                 Suite 1300                Suite 1400
  Washington, D.C. 20549      New York, NY 10048      Chicago, IL 60661-2511

  Copies of the reports and information filed by the Company may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

  The SEC also maintains a world wide web site that contains reports, proxy statements and other information about registrants, such as the Company, that file electronically with the SEC. The address of that web site is http://www.sec.gov.

                                    SUMMARY

  This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the Asset Sale fully and for a more complete description of the legal terms of the Asset Sale, you should read carefully this entire document and the Asset Purchase Agreement attached hereto as Annex A. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                 The Companies

BEI

  BEI Medical Systems Company, Inc.
  100 Hollister Road
  Teterboro, New Jersey 07608
  (201) 727-4900

  BEI develops, manufactures and markets a broad array of advanced systems and devices for minimally invasive diagnostic and therapeutic procedures in the field of gynecology.

CSAC

  CooperSurgical Acquisition Corp.
  c/o The Cooper Companies, Inc.
  6140 Stoneridge Mall Road, Suite 590
  Pleasanton, California 94588

  CSAC is a subsidiary of The Cooper Companies, Inc. ("Cooper"). Cooper, through its principal subsidiaries, develops, manufactures and markets healthcare products, including hard and soft daily, flexible and extended wear contact lenses, and diagnostic products, surgical instruments and related products.

The Special Meeting

  The Special Meeting will be held at the Company's principal executive offices located at 100 Hollister Road, Teterboro, New Jersey at 9:00 a.m. local time, on December 7, 1999. At the Special Meeting, the Company's stockholders will be asked to consider and vote on a proposal to approve the Asset Sale and approve and adopt the Asset Purchase Agreement. Only stockholders of record of Common Stock at the close of business on October 15, 1999, will be entitled to notice of and to vote at the Special Meeting. At the close of business on October 15, 1999, the Company had outstanding and entitled to vote 7,685,707 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

The Asset Sale

Reasons for the Asset Sale (page 18)

  The BEI Board believes, among other things, that:

  . The proposed purchase price, as reduced by estimated purchase price adjustments, was approximately 95% of the market capitalization of the Company both at the time of Cooper's initial offer and at the time the Asset Purchase Agreement was signed, notwithstanding that (i) the assets being purchased in the Asset Sale (the "Purchased Assets") represented approximately 65% of the total assets of the Company as reported on the July 3, 1999 balance sheet of the Company, and (ii) the management believes that the value of the Company's HTA technology is substantially in excess of that at which it is carried on the Company's books;

  . The assets to be sold constitute a business of developing, manufacturing, marketing and servicing a broad array of advanced systems and devices for diagnostic and therapeutic procedures in the medical fields of gynecology and gastroenterology (the "Base Business"). In addition to the Base Business, the Company is developing a new therapeutic system, the Hydro ThermAblator for treatment of excessive uterine bleeding. The Company has been unable to secure a minority equity or convertible debt financing from traditional debt or equity markets on terms acceptable to the Company to: (i) complete the expanded clinical trials of the HTA system; (ii) aggressively launch the HTA product into the market; and (iii) continue to build the Base Business.

  . The BEI Board believes that the Company's HTA technology has significant commercial potential, but does not believe that the public capital markets currently represent a realistic source of funding adequate to complete the development and commercialization of the HTA. The BEI Board believes that it can best enhance stockholder value by applying the proceeds from the Asset Sale to the further development and promotion of the HTA.

  These and other reasons for approving and recommending the Asset Sale, as well as negative factors in considering the Asset Sale, are discussed further on pages 18 through 19 of this document.

The Sale of Assets (page 23)

  CSAC will purchase substantially all of the assets of the Base Business. After the sale, BEI will remain a public company and will continue to operate its business in order to complete the development and commercialization of its new HTA product.

Risk Factors (page 13)

  There are certain risks that exist if the Asset Sale is not consummated, including the impact it would have on BEI's ability to raise sufficient capital to meet BEI's liquidity requirements. The consummation of the Asset Sale also involves certain risks and uncertainties, including risks relating to the ability of BEI to achieve its business goals with respect to the approval, marketing and sale of its HTA products.

Consideration to be received by BEI (pages 23-24)

  Total Consideration. If the Asset Sale is consummated, BEI will receive total consideration consisting of the following:

  .  $11,206,600 for the sale of the assets, subject to adjustment;

  . up to $350,000 of specified liabilities being assumed by CSAC (the "Assumed Liabilities");

  . the assumption by CSAC of certain contracts of BEI (the "Assumed Contracts"); and

  . the forgiveness by CooperSurgical, Inc. ("CSI") of royalty payments that may be due to it in the future from BEI in an amount of up to $100,000.

  Cash Proceeds Paid at Closing and Adjustments. At the closing of the Asset Sale (the "Closing"), BEI will receive total consideration of up to $11,206,600 in cash (the "Cash Proceeds"), subject to:

  . a dollar-for-dollar downward adjustment if the inventory and net receivables of BEI on the date of the Closing (the "Closing Date"), as reflected in a balance sheet prepared by BEI after the Closing, are in the aggregate less than $3,600,000;

  . a dollar-for-dollar upward adjustment if the inventory and net receivables of BEI on the Closing Date, as reflected in a balance sheet prepared by BEI after the Closing, are in the aggregate greater than $3,750,000;

  . a downward adjustment based on a complex valuation matrix which is dependent upon both (i) BEI's sales for the nine month period ended October 2, 1999, on an annualized basis, and (ii) the sales mix of the Base Business during the same nine month period (the "Sales Shortfall Calculation");

  . a dollar-for-dollar upward adjustment to the extent the amount of the liabilities being assumed by Cooper is less than $350,000; and

  . a downward adjustment if certain customers indicate that they will not continue after the Closing to purchase products that are included in the product lines being sold in the Asset Sale based upon the sales to these customers as included in the sales valuation matrix mentioned above. As of the date of this Proxy Statement, none of these customers have indicated to BEI that they do not intend to continue to purchase the products that are included in the product lines being sold in the Asset Sale.

  As of October 31, 1999, the Company believes that there will be a downward adjustment of approximately $225,000 based on the Sales Shortfall Calculation. Although the Company is not certain what additional adjustments may result from the above described post-closing valuation of the Company's inventory and net receivables, if the Asset Sale had closed on October 2, 1999 (the end of the Company's fiscal year), the estimated value of BEI's inventory and net receivables related to the Base Business was approximately $3,100,000, and the downward adjustment would have been approximately $500,000 (representing the difference between $3,600,000 and $3,100,000).

  The Company's stockholders are being asked to approve the Asset Sale regardless of the magnitude of the downward adjustments discussed above. In addition, the vote of the stockholders of the Company will not be resolicited even if the purchase price drops materially below the current estimate, which is the original purchase price less approximately $725,000.

  Obligations of BEI. In connection with the Asset Sale, BEI has agreed to provide certain transition services to CSAC pursuant to a transition agreement. Under the transition agreement, for three months following the Closing (and at CSAC's option, for up to an additional three months), BEI will operate on behalf of CSAC certain aspects of the Base Business. The transition agreement is more fully described below. See "The Asset Sale Proposal--Related Agreements--Transition Agreement." Under the transition agreement, the Company is obligated to do the following:

  . pay approximately $260,000 in connection with severance payments, bonuses and other costs associated with the transition services to be provided by BEI to CSAC; and

  . provide the first $245,000 of products and services to CSAC without cost for transition services.

Use of Proceeds (page 24)

  The cash proceeds will be utilized by BEI (i) to pay expenses associated with the Asset Sale, (ii) to repay the outstanding amount owed under the credit facility with Transamerica Business Credit Corporation, (iii) as working capital to finance completion of the FDA Phase III clinical trials and initiate commercialization of the HTA product and (iv) to fund BEI's ongoing operating expenses. BEI's stockholders are not expected to receive any distribution from the proceeds of the Asset Sale.

Recommendation of the BEI Board (page 19)

  THE BEI BOARD HAS APPROVED THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT AND HAS DETERMINED THAT THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, BEI AND THE BEI STOCKHOLDERS. ACCORDINGLY, THE BEI BOARD HAS UNANIMOUSLY RECOMMENDED THAT THE BEI STOCKHOLDERS VOTE FOR APPROVAL OF THE ASSET SALE PROPOSAL.

Opinion of Financial Advisor to BEI (page 19)

  Ewing Monroe Bemiss & Co. delivered its opinion dated September 23, 1999 (the "Opinion") to the BEI Board that, as of the date of such opinion, the consideration to be paid to BEI by CSAC was fair from a financial point of view to the BEI stockholders. The full text of the Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken in connection with the Opinion, is attached hereto as Annex B. The Opinion does not constitute a recommendation as to how any holder of BEI Common Stock should vote at the Special Meeting. BEI stockholders are urged to, and should, read the Opinion in its entirety.

Conditions to the Asset Sale (pages 25-26)

  BEI and CSAC will complete the Asset Sale only if several conditions are satisfied, including the following:

  . the representations and warranties of BEI and CSAC contained in the Asset Purchase Agreement shall be true and correct in all respects as of the closing date, subject to certain exceptions;

  . BEI and CSAC shall have performed or complied in all material respects with all agreements and covenants required by the Asset Purchase Agreement unless the failure to perform will not result in a material adverse effect;

  . there shall not have been commenced and be pending against BEI or CSAC any material legal proceeding that is reasonably likely to have the effect of preventing, delaying, making illegal or seeking material damages in connection with the Asset Sale;

  . no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal constraint or prohibition preventing the consummation of the Asset Sale shall be in effect and no action taken or entered into or law enacted or enforced which makes the consummation of the Asset Sale illegal;

  . the Asset Purchase Agreement and the Asset Sale shall have been approved by the requisite vote of the stockholders of BEI;

  . required consents shall have been obtained for contracts being assumed by CSAC;

  . Transamerica Business Credit Corporation has released its encumbrances on the assets being sold;

  . a noncompetition agreement and a transition agreement between CSAC and BEI are entered into and a noncompetition agreement between Richard W. Turner, the President and Chief Executive Officer of BEI ("Turner"), and CSAC is entered into (such agreements are collectively referred to herein as the "Related Agreements"); and

  .  certain royalty obligations of BEI to Cooper shall have been terminated.

Termination of the Asset Purchase Agreement (page 27)

  Either BEI or CSAC can terminate the Asset Purchase Agreement if:

  .  the Closing has not taken place on or before December 31, 1999;

  . a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a ruling prohibiting the Asset Sale;

  . the holders of a majority of the BEI Common Stock shall not have approved the Asset Sale and the Asset Purchase Agreement;

  . either BEI or CSAC has willfully breached the Asset Purchase Agreement and such breach shall not have been cured within 10 business days of receipt of notice thereof; or

  . if the matters contained in an amendment to BEI's disclosure schedule to the Asset Purchase Agreement constitute a material adverse effect as described in the Asset Purchase Agreement.

  BEI and CSAC may also mutually agree to terminate the Asset Purchase Agreement at any time prior to the Closing.

Indemnification (pages 27-28)

  BEI is required to indemnify the "Purchasers Indemnified Persons," which include CSAC and its affiliates, for losses suffered as a result of, among other things, inaccuracies and breaches of any representation or warranty made by BEI under the Asset Purchase Agreement and the Related Agreements, failure by BEI to perform any agreement or covenant under the Asset Purchase Agreement and the Related Agreements, losses from liabilities CSAC is not assuming or assets it is not acquiring, and certain tax losses. The indemnification obligations of BEI survive for 15 months following the Closing Date with respect to breaches of certain of its representations and warranties, and throughout the applicable statutes of limitations with respect to certain other representations and warranties and certain other indemnity obligations. The aggregate indemnification obligations of BEI shall not exceed the cash purchase price for the Asset Sale. Purchaser Indemnified Persons may only seek indemnification from BEI when the aggregate amount of losses suffered by CSAC reaches $125,000; thereafter, those persons will be able to recover on the full amount of losses, including losses less than $125,000.

The Related Agreements (pages 28-30)

  Pursuant to the Asset Purchase Agreement, as a condition to the consummation of the Asset Sale, CSAC and BEI shall enter into a transition agreement under which BEI will provide certain services to CSAC in connection with the Base Business and the assets being sold in the Asset Sale. CSAC and BEI shall also enter into a noncompetition agreement whereby BEI shall agree to be subject to certain noncompetition covenants for a period of five years. Also as a condition to the consummation of the Asset Sale, Richard W. Turner, the President and Chief Executive Officer of BEI, and CSAC shall enter into a noncompetition agreement whereby Mr. Turner will be subject to certain noncompetition covenants for a period of three years.

Business Plan Following the Asset Sale

  Following the proposed Asset Sale, the Company's business plan will consist of:

  . Immediate reductions in workforce and spending that do not contribute to the HTA project, excluding certain corporate functions;

  . Ongoing collection and reporting of clinical data in support of obtaining FDA approval to market the HTA in the United States;

  . Expansion of international selling efforts in selected countries through a network of country-specific surgical-specialty distributors, and support of these distributors through promoting the HTA at medical trade shows;

  . Conducting seminars for physicians on the use of the HTA product as an alternative for hysterectomy; and

  . Preparation and refinement of plans for launching the HTA product in North America as soon as possible after FDA approval to market the HTA product is obtained.

  To date, the Company has successfully completed Phase I and II of its clinical trial of the HTA for the treatment of dysfunctional uterine bleeding. The Company has also completed the human patient treatment phase required in Phase III of its clinical trial. The Company's clinical investigators are currently in the process of collecting patient data following patient treatment at the three-, six- and twelve-month intervals. During this one-year follow up period the Company will be sending the FDA scheduled modular submissions based upon a time line proposal already reviewed and accepted by the FDA. Each module will contain information pertinent to the evolution of the product development and subsequent patient treatment up to and including the Phase III statistical results at twelve months. All patient data at the twelve-month interval is expected to be completed in September 2000. The Company plans to submit these modules to the FDA on a regularly scheduled basis beginning in December 1999 and ending in October 2000. The Company is hopeful that the FDA will authorize it to begin marketing the HTA in the United States between October 2000 and April 2001. There can be no assurance that the Company will be successful in obtaining FDA approval on a timely basis, or at all.

  The Company believes it will obtain FDA authorization to market its HTA product, but in the event that it does not receive timely authorization, it would work to address and remove any deficiencies that are factors in the Company not being able to obtain such authorization. The Company would move to reduce its costs for all non-essential spending and conserve cash reserves during this period. If FDA approval is not obtained for the HTA technology, the BEI Board will evaluate all alternatives available to the Company at the time, which alternatives may include:

  . The affiliation of the Company with a non-U.S. company to exploit the HTA technology offshore;

  . The licensing or sale of the HTA technology, and the reinvestment of the proceeds derived from such license or sale in an appropriate business based on the Company's existing expertise, goodwill and management skills; and

  . The sale of the stock of the Company or the sale of the assets of the Company with the distribution of proceeds to the Company's stockholders.

Regulatory Matters (page 23)

  BEI is not aware of any regulatory or governmental approvals required to consummate the Asset Sale.

Material Federal Income Tax Consequences (pages 22-23)

  The Company will recognize a gain on the Asset Sale, but anticipates that, for Federal and New Jersey state tax purposes, it will have net operating losses ("NOLs") in amounts sufficient to offset such taxable gain. However, the Company may be required to pay alternative minimum tax and sales tax as a result of the Asset Sale. The Asset Sale will not have a tax consequence for stockholders of the Company.

Accounting Treatment (page 23)

  The transaction will be accounted for as a sale of assets in accordance with generally accepted accounting principles. The Company will recognize a gain for book purposes based upon the excess net proceeds to be received under the Asset Purchase Agreement over the book value of the net assets sold.

Appraisal Rights (page 23)

  Under Delaware law, BEI stockholders do not have dissenters' rights of appraisal as a result of the Asset Sale.

Recent Developments

  For the fourth quarter ended October 2, 1999, unaudited net sales were approximately $1,900,000, as compared to $2,400,000 in the fourth quarter of fiscal 1998. The Company anticipates that the operating loss for the fourth quarter of fiscal 1999 has increased compared to the operating loss for the third quarter of fiscal 1999 due to lower sales, higher expenses for professional fees related to the Asset Sale and an adjustment related to a write-down of the bipolar product line of approximately $175,000 to reflect negotiated concessions related to the anticipated sale of this category of inventory to CSAC pursuant to the Asset Purchase Agreement.

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

  We are providing the following information to aid you in your analysis of the financial aspects of the Asset Sale. The summary selected consolidated financial data for each of the five years in the period ended October 3, 1998 have been derived from the audited Consolidated Financial Statements of BEI, which are included herein. The summary selected consolidated financial data as of and for the periods ended June 27, 1998 and July 3, 1999 have been derived from unaudited Condensed Consolidated Financial Statements of BEI which are included herein, and which, in the opinion of BEI management, have been prepared on a basis substantially consistent with the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information for the period. The results of such interim periods are not necessarily indicative of the results for the full fiscal year. The data presented below should be read in conjunction with BEI's Audited Consolidated Financial Statements for each of the fiscal years in the five year period ended October 3, 1998 and the Unaudited Condensed Consolidated Financial Statements as of and for the periods ended June 27, 1998 and July 3, 1999, which are included herein.

                 BEI Summary Selected Historical Financial Data
                    (in thousands, except per share amounts)

                                                   Year Ended                            Nine Months Ended
                         --------------------------------------------------------------- --------------------
                         October 3, September 27, September 28, September 30, October 1, July 3,    June 27,
                            1998        1997          1996          1995         1994      1999       1998
                         ---------- ------------- ------------- ------------- ---------- --------   ---------
                                                                                            (unaudited)
Statement of Operations
 Data:
Revenue.................   $9,651      $10,005       $ 9,357       $ 8,847     $ 8,678   $  6,512    $  7,246
Loss from continuing
 operations.............   (4,971)      (4,348)       (2,682)       (2,350)     (2,458)    (4,891)     (3,324)
Loss from continuing
 operations per common
 share, basic and
 diluted................   ($0.68)      ($0.64)       ($0.40)       ($0.36)     ($0.38)    ($0.65)     ($0.45)
Cash dividends per
 common share...........      --       $  0.08       $  0.08       $  0.08     $  0.08        --          --
Weighted average shares
 outstanding............    7,354        6,817         6,737         6,617       6,541      7,497       7,316
Balance Sheet Data:
Cash and cash
 equivalents............   $3,504      $ 9,271       $ 9,128       $ 9,023     $ 1,103   $  2,429
Working capital(1)......    8,284       11,085        38,102        35,923      40,189      5,075
Total assets(1).........   17,388       22,584       115,011       113,738     112,432     12,922
Long-term debt
 (excluding current
 portion)...............      --            22           212           392         560      1,000
Stockholders'
 equity(1)..............   14,440       17,660        55,972        53,319      57,829      9,710

--------
(1) Amounts for working capital, total assets and stockholders' equity include discontinued operations for 1996, 1995 and 1994.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following summary unaudited pro forma financial data is based on the historical financial statements of BEI. The pro forma statement of operations data has been prepared assuming the Asset Sale was completed as of September 28, 1997. The pro forma financial data and notes thereto should be read in conjunction with the historical financial statements of BEI included herein. The unaudited pro forma financial data is based upon certain assumptions and estimates of management which are subject to change. The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the Asset Sale had actually occurred on the indicated dates.

Statement of Operations Data:
(in thousands, except per share amounts)


                            Nine Months Ended July 3, 1999           Year Ended October 3, 1998
                          ------------------------------------   -----------------------------------
                                      Pro Forma     Pro Forma                Pro Forma    Pro Forma
                          Historical Adjustments   as Adjusted   Historical Adjustments  as Adjusted
                          ---------- -----------   -----------   ---------- -----------  -----------
Revenues................   $ 6,512     $6,252(1)     $   260      $ 9,651     $9,376(1)    $   275
Cost of sales...........     3,878      3,129(1)         749        5,638      4,617(1)      1,021
                           -------     ------        -------      -------     ------       -------
Gross Profit............     2,634      3,123           (489)(3)    4,013      4,759         (746)(3)
Selling, general and
 administrative
 expenses...............     5,414      2,585(1)       2,829        8,688      4,534(1)      4,154
Research, development
 and related expenses...     2,485        --           2,485        2,866        --          2,866
                           -------     ------        -------      -------     ------       -------
                             7,899      2,585          5,314       11,554      4,534         7,020
Income (loss) from
 operations.............    (5,265)       538         (5,803)      (7,541)       225        (7,766)
Interest income.........        88        --              88          312        --            312
Interest expense........       (29)       (29)(2)        --           (21)       --            (21)
                           -------     ------        -------      -------     ------       -------
Income (loss) before
 income taxes...........    (5,206)       509         (5,715)      (7,250)       225        (7,475)
Income tax benefit......      (315)       --            (315)      (2,279)       --         (2,279)
                           -------     ------        -------      -------     ------       -------
Net income (loss).......   $(4,891)    $  509        $(5,400)     $(4,971)    $  225       $(5,196)
                           =======     ======        =======      =======     ======       =======
Income (loss) per common
 share:
Income (loss) per common
 share, basic and
 diluted................   $ (0.65)                  $ (0.72)     $ (0.68)                 $ (0.71)
                           =======                   =======      =======                  =======
Weighted average shares
 outstanding............     7,497                     7,497        7,354                    7,354
                           =======                   =======      =======                  =======

Balance Sheet Data:

                                           As of July 3, 1999
(in thousands)           ---------------------------------------------------------
                                         Pro Forma Adjustments
                                    ----------------------------------
                                    Assets    Proceeds        Debt      Pro Forma
                         Historical Sold(4)  of Sale(5)   Repayment(7) as Adjusted
                         ---------- -------  ----------   ------------ -----------
Assets
Current assets:
  Cash and cash
   equivalents..........  $ 2,429   $   --    $10,481(6)    $(1,000)     $11,910
  Trade receivables,
   net..................    1,675    (1,514)                                 161
  Inventories...........    2,559    (2,211)                                 348
  Refundable income
   taxes................      423                                            423
  Other current assets..      201                                            201
                          -------   -------   -------       -------      -------
Total current assets....    7,287    (3,725)   10,481        (1,000)      13,043
Property, plant and
 equipment, net.........      611       (92)                                 519
Tradenames, patents and
 other, net.............    1,656    (1,420)                                 236
Goodwill, net...........    3,173    (3,173)                                 --
Other assets............      195                               (58)         137
                          -------   -------   -------       -------      -------
Total assets............  $12,922   $(8,410)  $10,481       $(1,058)     $13,935
                          =======   =======   =======       =======      =======
Liabilities and
 stockholders' equity
Current liabilities:
  Trade accounts
   payable..............  $   664   $  (200)  $   --        $   --       $   464
  Accrued expenses and
   other liabilities....    1,548      (150)    1,155                      2,553
                          -------   -------   -------       -------      -------
Total current
 liabilities............    2,212      (350)    1,155           --         3,017
Long-term debt, less
 current portion........    1,000                            (1,000)         --
Stockholders' equity....    9,710    (8,060)    9,326           (58)      10,918
                          -------   -------   -------       -------      -------
Total liabilities and
 stockholders' equity...  $12,922   $(8,410)  $10,481       $(1,058)     $13,935
                          =======   =======   =======       =======      =======

--------
The unaudited pro forma financial information as of and for the nine month period ended July 3, 1999 and for the year ending October 3, 1998, gives effect to the following pro forma adjustments:

Statement of Operations Data:
(1) To give retroactive effect to the decrease in revenues and operating expenses estimated by the Company to be attributable to substantially all operating activities of the Company, other than that which is required to support the on going development of its HTA product line.
(2) To reflect a reduction in interest expense incurred related to the $1,000,000 Transamerica Business Credit Corporation ("TBCC") credit facility, assuming the application of proceeds from the Asset Sale to repay the outstanding indebtedness under this facility.
(3) The negative gross margins of $489,000 and $746,000 for the nine month period ended July 3, 1999 and year ended October 3, 1998, respectively, reflect direct product costs for the HTA business of $194,000 and $164,000, as well as pro forma allocations of $555,000 and $857,000, respectively of fixed manufacturing overhead costs which are projected to continue following the Asset Sale.

Balance Sheet Data:
(4) Represents assets to be sold to and liabilities assumed by CSAC, as well as goodwill attributable to the Base Business.
(5) Reflects estimated proceeds from the sale, less estimated transaction costs of $1,155,000. Such costs include estimated professional fees to be paid by BEI in connection with the Asset Sale ($465,000), employee bonuses relating to the completion of the Asset Sale ($185,000), estimated severance payments ($260,000), and the cost of products and services associated with the Transition Agreement to be provided to CSAC free of charge ($245,000). The resulting estimated gain on the sale of the Base Business of $1,266,000 (estimated net proceeds of $9,326,000 less basis of $8,060,000) and estimated transaction costs have not been considered or reflected in the accompanying pro forma statement of operations. In addition, as a condition to the consummation of the Asset Sale, the Company was required to enter into a noncompetition agreement with and for the benefit of CSAC for a period of five years. No value has been assigned to the noncompetition agreement in the Asset Purchase Agreement or in the pro forma financial data presented above.
(6) Represents gross cash sales price of $11,206,600 less estimated downward adjustments of $500,000 and $225,000, respectively, based upon the unaudited net book value of inventory and accounts receivable at October 2, 1999 (assuming the Closing was completed on October 2, 1999) and the annualized unaudited sales for the nine month period ended October 2, 1999. Such adjustments have been calculated in accordance with the terms prescribed by the Asset Purchase Agreement.
(7) Reflects repayment of outstanding amounts owed under the $1,000,000 TBCC credit facility, as well as the write-off of the unamortized debt financing fees associated with such debt. (Note that during the month of October 1999, the Company borrowed an additional $500,000 under the revolving credit facility, therefore the actual repayment upon the Closing will be $1,500,000.)

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

  The Company's common stock was initially offered to the public in July 1989 and traded on the Nasdaq National Market System under the Nasdaq symbol "BEII" from August 1, 1989 through the fiscal year end of September 27, 1997. During the period from October 3 to October 7, 1997, the stock traded under the Nasdaq symbol "BEIV." After October 7, 1997, the Company's common stock began trading under the Nasdaq symbol "BMED."

  On September 27, 1997, having transferred all of its non-medical device businesses to BEI Technologies, Inc. ("Technologies") in exchange for all of Technologies' outstanding common stock, BEI Electronics, Inc. ("Electronics") distributed that stock to its stockholders in a tax-free spin-off of Technologies (the "Distribution"). As a result of the spin-off of Technologies, whose business represented the majority of Electronic's assets and revenues, the market price of the Company's stock adjusted to account for the Distribution. On November 4, 1997, Electronics merged with its subsidiary, BEI Medical Systems Company, Inc., and changed its name to BEI Medical Systems Company, Inc.

  Set forth below are the high and low closing sale prices on the Nasdaq National Market System for the periods indicated. Such quotations do not reflect retail markups, markdowns or commissions.

                                                                   Cash Dividend
                                                       High   Low    Declared
                                                       ----- ----- -------------
     1999 Fiscal Year (ended 10/02/99)
     Fourth Quarter................................... $3.50 $1.12     $0.00
     Third Quarter.................................... $1.56 $0.94     $0.00
     Second Quarter................................... $2.19 $1.44     $0.00
     First Quarter.................................... $2.06 $1.50     $0.00
                                                                   Cash Dividend
                                                       High   Low    Declared
                                                       ----- ----- -------------
     1998 Fiscal Year (ended 10/03/98)
     Fourth Quarter................................... $4.25 $1.06     $0.00
     Third Quarter.................................... $5.50 $3.13     $0.00
     Second Quarter................................... $4.88 $3.69     $0.00
     First Quarter (from October 9, 1997)............. $4.38 $3.50     $0.00

  On October 1, 1999, the last full trading day prior to the date of the public announcement of the Asset Sale, BEI's common stock closed at $1.44 per share. On October 15, 1999, the closing bid price for BEI's common stock was $1.063 per share. As of October 15, 1999, BEI had 342 stockholders of record.

  There are no restrictions on the Company's ability to pay dividends; however, it is currently the intention of the BEI Board to retain any and all earnings for use in the Company's business and the Company does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend, among other factors, upon the earnings, capital requirements, operating results and financial condition of the Company. The BEI Board has not declared and the Company did not pay dividends in fiscal 1999 or fiscal 1998.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data and unaudited pro forma per share data to reflect the consummation of the Asset Sale. The pro forma data is not necessarily indicative of actual or future operating results or of the financial position that would have occurred or will occur upon consummation of the Asset Sale. The data presented below should be read in conjunction with the unaudited pro forma financial data set forth under "Summary Unaudited Pro Forma Financial Data" and the separate historical consolidated financial statements which are included herein.

  Historical and pro forma book value per share is calculated by dividing stockholders' equity at the end of the period by the number of common shares outstanding at the end of the period.

                         Nine Months
                            Ended                              Year Ended
                         ----------- ---------------------------------------------------------------
                           July 3,   October 3, September 28, September 27, September 30, October 1,
                            1999        1998        1997          1996          1995         1994
                         ----------- ---------- ------------- ------------- ------------- ----------
Historical:
Loss from continuing
 operations per common
 share, basic and
 diluted................   $ (0.65)   $ (0.68)     $(0.64)       $(0.40)       $(0.36)      $(0.38)
Cash dividends per
 common share...........       --         --         0.08          0.08          0.08         0.08
Book value per share....      1.30       1.96        2.59          8.31          8.06         8.84
Pro Forma:
Loss from continuing
 operations per common
 share, basic and
 diluted................     (0.72)     (0.71)
Cash dividends per
 common share...........       --         --
Book value per share....      1.48

                                 RISK FACTORS

Risks if the Asset Sale is Not Consummated

 Lack of Adequate Capital

  The Company's capital requirements depend on numerous factors, including the progress of the Company's clinical research and product development programs, the timing and receipt of regulatory clearances and approvals, and the resources the Company devotes to developing, manufacturing and marketing its products. The Company's capital requirements also depend on the resources required to expand and develop a direct sales force in the United States and the extent to which the Company's products gain market acceptance and sales. The timing and amount of such capital requirements cannot be predicted accurately. The Company unsuccessfully sought additional financing. The Company believes its existing cash balances and credit facility together with operating revenues and tax refunds will provide funding to meet the Company's liquidity requirements only to the end of 1999. There is no assurance that additional financing will be available on terms favorable to the Company, or at all. In the event the Asset Sale is not consummated and the Company is unable to secure additional financing, the Company's ability to continue as a going concern may be impaired. Any additional equity financing may be dilutive to stockholders and additional debt financing, if available, may involve restrictive covenants and/or also be dilutive to stockholders.

Risks if the Asset Sale is Consummated

 Narrowed Focus of Company Business; Dependence Upon HTA Technology

  The consummation of the Asset Sale, if approved, will narrow the focus of the Company to its HTA technology. Following completion of the Asset Sale, the profitability of the Company will depend on the Company's ability to generate meaningful revenues from the HTA product at acceptable margins. The Base Business represented approximately 96% of the Company's revenues for the nine month period ended July 3, 1999. HTA revenues were only $260,000 for that period. There can be no assurance that the Company will be successful in increasing revenue from the HTA product at acceptable margins, or if it does, that it will become profitable. While the Company believes that its HTA technology is suited to present market conditions, there are several factors that may offset the eventual success of this technology. These include the risks that: (i) the Company does not obtain FDA approval to market the HTA product in the United States, (ii) the demand for the HTA product may fail to materialize; (iii) BEI will not be able to produce the HTA in commercial quantities at reasonable costs; (iv) BEI will not be able to develop and maintain the proprietary aspects of its technology and that the Company's issued patents, or any future patents will not offer any significant degree of protection against competitive products; and (v) the Company may not be able to develop products that gain market acceptance.

                                SPECIAL MEETING

Date, Time and Place

  This document is being furnished to the holders of BEI Common Stock in connection with the solicitation of proxies by the BEI Board for use at the Special Meeting to be held at the Company's principal executive offices located at 100 Hollister Road, Teterboro, New Jersey on December 7, 1999, starting at 9:00 a.m., local time.

Matters to be Considered at the Special Meeting

  At the Special Meeting, BEI stockholders will be asked to consider and vote on the Asset Sale Proposal and such other matters as may be properly brought before the Special Meeting or any adjournment or postponement thereof.

Record Date and Voting Rights and Requirements

  Record Date. The BEI Board has fixed October 15, 1999, as the record date for the Special Meeting. Accordingly, only BEI stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, there were 7,685,707 shares of BEI Common Stock entitled to vote at the Special Meeting, held by approximately 342 holders of record.

  Voting Rights. Each share of BEI Common Stock outstanding on the record date entitles its holder to one vote on the Asset Sale Proposal.

  Quorum Requirement. To constitute a quorum at the Special Meeting, the majority of the total number of shares entitled to vote on the record date must be present, represented either in person or by proxy.

  Vote Required. Under Delaware law, the affirmative vote of a majority of the shares of BEI Common Stock issued and outstanding on the record date is required to approve the Asset Sale Proposal. As of the record date, there were 7,685,707 shares of BEI Common Stock outstanding, of which 1,744,334 shares (approximately 22.7% of the outstanding shares) of BEI Common Stock were held by directors in their capacity as stockholders of BEI. Although the directors have not entered into any voting agreements, they currently intend to vote their shares in favor of the Asset Sale Proposal.

  Abstentions and Broker Nonvotes. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders. An abstention from voting or a broker non-vote will have the practical effect of voting against approval of the Asset Sale since a vote to abstain or a broker non-vote represents one less vote cast in favor of such approval.

Voting of Proxies

  BEI stockholders may use the proxy that came with this document if they are unable to attend the Special Meeting in person or wish to have their shares voted by proxy even if they do attend the Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner that they specify. IF A BEI STOCKHOLDER DOES NOT SPECIFY HOW HIS OR HER PROXY IS TO BE VOTED, IT WILL BE VOTED FOR APPROVAL OF THE ASSET SALE PROPOSAL. There are no matters other than voting on the Asset Sale Proposal that are scheduled to be brought before the Special Meeting. If any other business is properly brought before the Special Meeting, including a motion to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in favor of the Asset Sale Proposal or to permit the dissemination of information regarding material developments relating to the Asset Sale or otherwise relevant to the Special Meeting, one or more of the persons named in the proxy will vote the shares represented by proxies as determined in their discretion. If the Special Meeting is adjourned for any reason prior to the approval and adoption of the Asset Purchase Agreement and approval of the Asset Sale, stockholders may, at any meeting, consider and vote on the approval and adoption of the Asset Purchase Agreement and approval of the Asset Purchase Agreement. A proxy voted AGAINST the Asset Sale will not be voted FOR adjournment of the Special Meeting for the purpose of soliciting additional proxies in favor of the Asset Sale Proposal.

Revocation of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 100 Hollister Road, Teterboro, New Jersey 07608, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Solicitation of Proxies

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

  Pursuant to Rule 14a-8 of the Securities and Exchange Commission, to include a stockholder proposal in the Company's proxy statement and form of proxy for a meeting of stockholders other than a regularly scheduled annual meeting, the stockholder proposal must be submitted at a reasonable time before the Company begins to print and mail its proxy materials. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals.

                            THE ASSET SALE PROPOSAL

  This section of the Proxy Statement describes certain aspects of the Asset Sale. The description does not purport to be complete and is qualified by reference to the Asset Purchase Agreement, which is attached as Annex A hereto and is incorporated by reference herein.

Background of the Asset Sale

  The terms and conditions of the Asset Purchase Agreement and the Asset Sale are the result of arm's length negotiations between the representatives of Cooper and the representatives of BEI. Set forth below is a summary of the background of these negotiations.

  During the second half of fiscal year 1998, the clinical trial protocols mandated by the FDA for the Company's HTA product were changed in a manner that substantially increased the time required for these tests and the associated costs. Management believed that the HTA technology had significant commercial potential that could only be realized if the Company could attract sufficient capital to complete the development and marketing of the HTA.

  Accordingly, management accelerated a search for additional sources of capital, particularly a minority equity or convertible debt investment, that would enable the Company to (i) complete the clinical trials of the HTA system in full compliance with the FDA revised protocol and (ii) to launch the product into the U.S. market when and if approved by the FDA.

  Throughout the January 1999 to March 1999 timeframe, BEI management further explored the possibility of a minority equity or convertible debt investment with a number of investment bankers, brokers, advisors, and private investor groups. The Company retained Prudential Securities Incorporated and HSBC Securities, Inc. in August 1998 for the purpose of finding minority equity financing for the Company. The Company was unsuccessful in obtaining investors for the proposed private placement of the Company's securities. In management's opinion, the various proposals it evaluated were deficient because they provided insufficient funding while requiring the payment of fees and financing costs that were unacceptably high or creating unsatisfactory dilution to the holdings of the Company's existing stockholders. By April 1999, management concluded it would not be possible to raise financing sufficient to meet its objectives from traditional sources of convertible debt and minority equity capital on terms acceptable to the Company. The Company negotiated and concluded an interim secured credit facility from Transamerica Business Credit Corporation on May 10, 1999.

  In April 1999, confidential discussions were initiated with a small public company regarding a proposed transaction that would have provided the necessary financing. As a part of these discussions, Mr. Samuel M. Bemiss, III, Managing Director of Ewing Monroe Bemiss & Co. ("EMB&Co), was engaged in June 1999 to assist the Company with due diligence studies and to render a fairness opinion on the proposed transaction. Following a number of discussions between BEI and such public company and following due diligence conducted by BEI, Mr. Bemiss informed the BEI Board that he did not think that the terms of the transaction proposed by such public company were fair, from a financial point of view, to the stockholders of the Company.

  Such public company had proposed to acquire BEI through the exchange of one share of its common stock for each outstanding share of BEI's common stock. At the time, the public company's stock was trading, as it had for the preceding 18 months, at a discount of approximately 30% to the price of BEI's stock, and the public company was not willing to allow the exchange ratio for the transaction to be determined by the public equity markets. In addition, the management of the companies disagreed as to both potential for, and strategy with respect to the development of, certain proprietary products and technologies. Finally, the two companies had been unable to reach agreement with respect to an overall financial and operational strategy for the combined entity following the proposed transaction. Accordingly, the Company's directors and management concluded that the transaction that had been proposed in June should not be completed, and these discussions were terminated.

  During June and July, Mr. Bemiss further assisted the Company by initiating discussions with several other companies, including Cooper, regarding a possible transaction with the Company.

  On August 2, 1999, Cooper sent to Richard W. Turner, the President and the Chief Executive Officer of BEI ("Turner"), a draft nondisclosure and nonsolicitation letter and a Preliminary Non-Binding Summary of Indicative Business Terms (the "Proposal Summary") which outlined a proposal to acquire the Base Business for $11,250,000 in cash, plus the assumption of up to $350,000 in BEI Liabilities and the cancellation of a BEI royalty obligation to Cooper related to the HTA.

  On August 4, at a special teleconference meeting of the BEI Board, the BEI Board and management discussed certain aspects of the proposed Asset Sale, including (i) the likely time schedule for due diligence, negotiation, documentation and closing of the proposed transaction; (ii) regulatory requirements and stockholder notice and vote requirements; (iii) the terms of a "no shop" agreement proposed by Cooper; and (iv) the tax consequences of the proposed transaction. The BEI Board then authorized Mr. Bemiss and management to proceed to complete negotiations and document the Asset Sale and authorized the management to enter into a "no shop" agreement with Cooper. On August 4, 1999, BEI entered into a "no shop" agreement with Cooper, which provided, among other things, that for 45 days from August 4, 1999, BEI would not, subject to certain fiduciary obligations of the BEI Board, solicit, initiate, or engage in discussions or negotiations with any third party regarding a possible acquisition transaction with BEI.

  Between August 5 and September 22, 1999, there were frequent meetings and discussions between the Company's management, Cooper's management, Mr. Bemiss and legal counsel for both parties regarding the drafts of the Asset Purchase Agreement and the Related Agreements. These meetings and discussions were held to refine the parties' understanding of the terms of the proposed transaction and to reach agreement with respect to the documentation of these terms. Such meetings focused primarily on the scope of the Company's representations and warranties; the duration and extent of the Company's indemnification obligations; the mechanics of possible adjustments to the purchase price; the terms of the Company's noncompetition agreement; and the terms of collaboration between the parties during the period of management transition. Frequent meetings also took place during late September between the companies' management teams regarding the amount of purchase price adjustments to be made before and after closing. Following such discussions and further due diligence by Cooper, the purchase price was reduced from $11,250,000 to $11,206,600.

  On September 23, 1999 at a special teleconference meeting of the BEI Board, management and Cooley Godward LLP, counsel to BEI, reported on the terms of the draft Asset Purchase Agreement and the Related Agreements, including a specific discussion on the purchase price adjustments set forth in the Asset Purchase Agreement. Mr. Bemiss reviewed EMB&Co.'s financial analyses with respect to the proposed Asset Sale and delivered an oral opinion (subsequently confirmed in writing) that the consideration to be paid pursuant to the Asset Purchase Agreement was fair to the BEI stockholders from a financial point of view. After consideration of these presentations, the BEI Board unanimously approved the Asset Purchase Agreement and the Asset Sale, concluding that the Asset Sale was fair to, and in the best interests of, the BEI stockholders. The BEI Board also authorized management to conclude negotiation of and execute the Asset Purchase Agreement and the Related Agreements.

  From September 24 through October 1, the parties and their legal counsel held daily telephone conferences to resolve remaining issues. Of particular importance to the Company was reaching agreement with Cooper on the terms of a noncompetition agreement that would adequately protect Cooper's interests relative to the Base Business without interfering with the Company's ability to maximize the value of its HTA technology through its own activities or through possible contractual or other arrangements with any third party.

  The Board of Directors of CSAC approved the Asset Sale and the Asset Purchase Agreement on September 29, 1999 by unanimous written consent.

  The definitive Asset Purchase Agreement was executed on October 1, 1999.

BEI's Reasons for the Asset Sale

  The BEI Board believes that the Asset Sale is fair to, and in the best interests of, BEI and its stockholders and the BEI Board has unanimously approved the Asset Purchase Agreement and the Asset Sale.

  The BEI Board believes that the Asset Sale will be beneficial to BEI and its stockholders for several reasons, including the following:

  . The proposed purchase price, as reduced by estimated purchase price adjustments, was approximately 95% of the market capitalization of the Company both at the time of Cooper's initial offer and at the time the Asset Purchase Agreement was signed, notwithstanding that (i) the Purchased Assets represented approximately 65% of the total assets of the Company as reported on the July 3, 1999 balance sheet of the Company, and (ii) the management believes that the value of the Company's HTA technology is substantially in excess of that at which it is carried on the Company's books;

  . The Company has been unable to secure a minority equity or convertible debt financing from traditional debt or equity markets on terms acceptable to the Company to: (i) complete the expanded clinical trials of the HTA system; (ii) aggressively launch the HTA product into the market; and (iii) continue to build the Base Business; and

  . The BEI Board believes that the Company's HTA technology has significant commercial potential, but does not believe that the public capital markets currently represent a realistic source of funding for BEI adequate to complete the development and commercialization of the HTA. The BEI Board believes that it can best enhance stockholder value by applying the proceeds from the Asset Sale to the further development and promotion of the HTA. The revenues derived from the HTA technology currently represent approximately 4% of the Company's gross revenues for the nine month period ended July 3, 1999.

  In addition to the factors set forth above, in the course of its deliberations concerning the Asset Sale, the BEI Board consulted with BEI's legal and financial advisors as well as BEI's management team, and reviewed a number of other factors relevant to the Asset Sale, including:

  . reports from management and legal and financial advisors on specific terms of the draft Asset Purchase Agreement and ancillary agreements;

  . the need for BEI to secure the financing required to complete development of the HTA and to launch the HTA in the U.S. market;

  . the consideration to be paid to BEI pursuant to the Asset Purchase Agreement as compared to the alternatives that were realistically available to the Company, including (i) the proposed transaction with the other public company, which represented a significantly lower valuation of the Company, or (ii) the licensing of the HTA technology, which, in the opinion of the BEI management, would not have enabled the Company to realize the full potential commercial value of the HTA technology;

  . the belief that the terms of the Asset Purchase Agreement are reasonable;

  .  the expected tax and accounting treatment of the Asset Sale; and

  . financial presentations by EMB&Co. at the BEI Board meeting of September 23, 1999 and EMB&Co.'s opinion to the effect that, as of that date and based upon and subject to certain matters stated in such opinion, the consideration proposed to be paid pursuant to the Asset Purchase Agreement was fair from a financial point of view to the BEI stockholders.

  The BEI Board also considered a number of potentially negative factors in its deliberations concerning the Asset Sale, including:

  . the possibility that the public announcement of the Asset Sale might adversely affect BEI's relationships with certain distributors and customers for HTA;

  . the possibility of management disruption associated with the Asset Sale and the risk that certain key technical and management personnel of BEI might not continue with BEI;

  . the risk of market confusion and potential delay or reduction in orders for products and services of the Base Business; and

  . the history of litigation between the Company and Cooper and the risk that that history might interfere with the consummation of the Asset Sale.

  The BEI Board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on BEI, while others could be avoided or mitigated by BEI or Cooper, and that overall, the risks associated with the Asset Sale were outweighed by the potential benefits of the Asset Sale.

  The foregoing discussion of information and factors considered by the BEI Board is not intended to be all-inclusive. In view of the wide variety of factors considered by the BEI Board, the BEI Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the BEI Board unanimously agreed that the Asset Purchase Agreement and the consummation of the Asset Sale were fair to, and in the best interests of, BEI and its stockholders and that BEI should proceed with the Asset Sale.

Recommendation of the BEI Board

  FOR THE REASONS DISCUSSED ABOVE, THE BEI BOARD HAS APPROVED THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT AND HAS DETERMINED THAT THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, BEI AND THE BEI STOCKHOLDERS. ACCORDINGLY, THE BEI BOARD HAS UNANIMOUSLY RECOMMENDED THAT THE BEI STOCKHOLDERS VOTE FOR APPROVAL OF THE ASSET SALE PROPOSAL.

Opinion of Financial Advisor to BEI

 Opinion of Ewing Monroe Bemiss & Co.

  BEI retained EMB&Co. to act as its financial advisor in connection with an analysis of strategic alternatives, including a possible sale of assets to CSAC. The BEI Board selected EMB&Co. to act as BEI's financial advisor based on EMB&Co.'s qualifications, expertise and reputation as well as EMB&Co.'s investment banking relationship and familiarity with BEI.

  At the meeting of the BEI Board on September 23, 1999, EMB&Co. rendered its oral opinion, subsequently confirmed in writing (the "Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the Opinion, the consideration to be paid pursuant to the Asset Purchase Agreement was fair from a financial point of view to the BEI stockholders.

  The full text of the Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by EMB&Co. in rendering the Opinion, is attached as Annex B to this Proxy Statement. BEI stockholders are urged to read the Opinion carefully and in its entirety. EMB&Co. did not recommend to BEI that any specific consideration constituted the appropriate purchase price for the Asset Sale. The Opinion addresses only the fairness of the consideration proposed to be paid pursuant to the Asset Purchase Agreement from a financial point of view to the BEI stockholders as of the date of the Opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the BEI stockholders meeting. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Opinion.

  In rendering the Opinion, EMB&Co., among other things, (i) analyzed certain publicly available financial statements and other information of BEI; (ii) analyzed certain internal financial statements and other financial and operating data concerning BEI prepared by the management of BEI; (iii) analyzed certain financial projections relating to BEI prepared by the management of BEI; (iv) discussed the past and current operations and financial condition and the prospects of BEI with senior executives of BEI;
(v) reviewed the reported prices
and trading activity for BEI Common Stock; (vi) compared the financial performance of BEI and the prices and trading activity of BEI Common Stock with those of certain other publicly-traded companies which EMB&Co. deemed to be comparable and relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination and asset purchase transactions which EMB&Co. deemed to be relevant; (viii) participated in discussions and negotiations among representatives of BEI and Cooper and their respective legal advisors; (ix) reviewed the Asset Purchase Agreement and related schedules and the Related Agreements; and (x) performed such other analyses and considered such other factors as EMB&Co. deemed appropriate.

  In rendering the Opinion, EMB&Co. assumed and relied upon, without independent verification, the accuracy and completeness of the information that it reviewed for the purposes of the Opinion. EMB&Co. assumed that the financial projections provided by BEI were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BEI. With respect to the information furnished by BEI, and with respect to the information discussed with the management of BEI regarding its views of future operations, EMB&Co. assumed that such information was reasonably prepared and reflected the best currently available estimates and judgments of BEI's management as to the competitive, operating and regulatory environments and related financial performance of BEI for the relevant periods. EMB&Co. did not make any independent valuation or appraisal of the assets, liabilities or technology of BEI, and it was not furnished with any such appraisals. EMB&Co. assumed that the Asset Sale would be accounted for in accordance with generally accepted accounting principles and would be consummated in accordance with the terms set forth in the Asset Purchase Agreement. The Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to EMB&Co. as of, the date of the Opinion.

  The following is a summary of the analysis performed by EMB&Co. in its preparation of the Opinion, and reviewed with the BEI Board at a meeting held on September 23, 1999. This analysis was provided to the BEI Board for background information only and was one of the many factors considered by EMB&Co. in rendering its Opinion. No conclusions can be independently drawn from any individual part of the analysis described below.

  Selected Public Company Analysis: EMB&Co. compared certain financial information of the Company with corresponding publicly available information of the following nine selected publicly traded corporations in the medical device sector of the healthcare industry that EMB&Co. deemed comparable:
CONMED Corporation; Conceptus, Inc.; Everest Medical Corporation; Horizon Medical Products, Inc.; Maxxim Medical, Inc.; MedAmicus, Inc.; Utah Medical Products, Inc.; VidaMed, Inc.; and Vision-Sciences, Inc. EMB&Co. analyzed per share common stock market prices of the selected publicly traded companies as a multiple of: (i) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (ii) earnings before interest and taxes ("EBIT"),
(iii) earnings before interest and after taxes ("EBIAT"), (iv) earnings per share for the twelve month period ended as of the latest reported fiscal quarter-end with respect to each company; and (v) Institutional Broker's Estimate Service estimates of projected earnings per share for each of the companies for the fiscal years ending 1999 and 2000. EMB&Co. also analyzed the aggregate market capitalization of the selected companies as a multiple of:
(i) book value, (ii) sales and (iii) total assets, in each case as of the latest reported fiscal quarter end. Because BEI is not profitable and the Base Business is only marginally profitable, comparison of earnings-based multiples of the selected companies to BEI earnings data produced results that were not meaningful. The ranges of market capitalization as multiples of book value, sales and assets for the selected comparable publicly traded companies were as follows: (i) book value: 0.93x to 4.02x, with a mean of 2.2x; (ii) sales:
0.99x to 4.40x, with a mean of 1.44x; and (iii) assets: 0.89x to 2.88x, with a mean of 1.64x. EMB&Co. determined that Cooper's proposed purchase price for the Base Business, representing multiples of 1.42 times book value, 1.43 times sales, and 1.42 times assets were within the reference range implied by this analysis.

  Selected Precedent Transactions: Using publicly available information, EMB&Co. analyzed the purchase prices and implied transaction multiples paid in 54 stock acquisition and asset purchase transactions completed since 1996 involving companies engaged in the manufacture, sale and distribution of medical devices and in the wholesale distribution of medical products and equipment. These included (target/acquiror): Avecor

Cardiovascular Inc./Medtronic Inc.; Arterial Vascular Engineering/Medtronic Inc.; Sofamor Danek Group Inc./Medtronic, Inc.; Circon Corp./Maxxim Medical Inc.; Gull Laboratories/Meridian Diagnostics, Inc.; Navius Corp./Endosonics Corp.; International Murex Technologies Corp./Abbott Laboratories; FemRx Inc./Johnson & Johnson; Sherwood-Davis & Geck/Tyco International Ltd.; Healthdyne Technologies Inc./Respironics Inc.; EndoVascular Technologies Inc./Guidant Corp.; Brimfield Precision/Image Guided Technologies Inc.; Imagyn Medical Inc./UroHealth Systems Inc.; Medwave Inc./MC Shipping Inc.; Imex Medical Systems Inc./Nicolet Biomedical Inc.; Gynecare Inc./Johnson & Johnson; Micro Bio-Medics Inc./Henry Schein Inc.; Biopsys Medical Inc./Johnson & Johnson; Cardiometrics Inc./Endosonics Corp.; Columbia Medical Inc./Utah Medical Products Inc.; Ventritex/St. Jude Medical Inc.; Target Therapeutics Inc./Boston Scientific Corp.; Ideas for Medicine Inc./Cryolife Inc.; Gelman Sciences Inc./Pall Corp.; Medex Inc./FCY Inc.; Aequitron Medical Inc./Nellcor Puritan-Bennett; MDE Corp./Getinge Industrier AB; MediSense Inc./Abbott Laboratories; InStent Inc./Medtronic Inc.; Ideas for Medicine, Inc./Cryolife Inc.; Microsurge Inc./UroHealth Systems Inc./International Technidyne Corp./Thermo Cardiosystems Inc.; Spectronic Instruments Inc./Thermo Optek Corp.; Chiron Vision/Bausch & Lomb Inc.; Storz Instrument Co./Bausch & Lomb; MPL Technologies Inc./DENTSPLY International Inc.; Linvatec Corp./CONMED Corp.; Valleylab Inc./US Surgical Corp.; certain assets of Quest Medical Inc./Atrion; Red Line Health Care Corp/McKesson Corp.; Stepic Corp./Horizon Medical Products Inc.; Columbia Vital Systems/Horizon Medical Products Inc.; Meer Dental Supply Co./Henry Schein Inc.; Med-E-Quip Locaters Inc./ Sparta Surgical Supply; Care Management Inc./Suburban Ostomy Supply Co. Inc.; Concept Medical Corp./Vivax Medical Corp.; Medical Supplies of America/Graham Field Health Products; Peiser's Medical Supplies/Suburban Ostomy Supply Co. Inc.; Medical Advances Inc./Intermagnetics General Corp.; Mediquip Sterilizer/COHR Inc.; Radserv Inc./COHR Inc.; Champion Dental Services Inc./First Commonwealth Inc.; Gateway Healthcare Corp./Gulf South Medical Supply Inc. and Val-U-Med Inc./LifeQuest Medical Inc.

  EMB&Co. analyzed the purchase prices paid in the selected precedent transactions as a multiple of: (i) EBIT, (ii) EBITDA, (iii) net income, (iv) sales and (v) assets. Because BEI is not profitable and the Base Business is only marginally profitable, comparison of earnings-based multiples of the selected comparable transactions to earnings data for the Base Business produced results that were not meaningful. The ranges of purchase prices as multiples of sales and assets for the selected precedent transactions were 0.4x to 7.15x sales, with a mean of 1.89x, and 0.71x to 8.53x assets, with a mean of 3.58x.

  No transaction utilized in the selected precedent transaction analysis as a comparison is identical to the Asset Sale. Accordingly, an analysis of the results of the foregoing comparisons necessarily involves complex considerations and judgments concerning the financial and operating characteristics of the Base Business and many other factors. Mathematical analysis, such as determining the average, median or mean, is not in itself a meaningful method of using selected precedent transaction or selected comparable transaction data.

  From the universe of precedent transactions, EMB&Co. selected the following 15 transactions that it considered to be most closely comparable in size, and/or structure and/or business, and/or strategic justification (target/acquiror): Stepic Corp./Horizon Medical Products Inc.; Columbia Vital Systems/Horizon Medical Products; Med-E-Quip/Locaters Inc.; Linvatec Corp./CONMED Corp.; Brimfield Precision/Image Guided Technologies Inc.; MPL Technologies/DENTSPLY International Inc; Care Management Inc./Suburban Ostomy Supply Co., Inc.; Concept Medical Corp./Vivax Medical Corp.; Medical Supplies of America/Graham-Field Health Products; Spectronic Instruments Inc./Thermo Optek Corp; Peiser's Medical Supplies/Suburban Ostomy Supply Co. Inc.; Ideas for Medicine Inc./Cryolife Inc.; Mediquip Sterilizer/COHR Inc.; Gateway Healthcare Inc./Gulf South Medical Supply Inc. and Val-U-Med/LifeQuest Medical Inc. EMB&Co. analyzed the purchase prices paid in these 15 transactions as a multiple of: (i) EBIT, (ii) EBITDA, (iii) net income, (iv) sales and
(v) assets. Because BEI is not profitable and the Base Business is only marginally profitable, comparison of earnings-based multiples of the selected comparable transactions to earnings data for the Base Business produced results that were not meaningful. The ranges of purchase prices as multiples of sales and assets for the selected comparable transactions were 0.41x to 1.79x sales, with a mean of 0.85x, and 1.61x to 6.57x assets, with a mean of 4.36x. EMB&Co. determined that Cooper's proposed purchase price for the Base Business, representing multiples of 1.43x sales, and 1.42x assets were at the high end of the reference range implied by the sales analysis and below the reference range implied by the assets analysis.

  The audit of BEI's 1999 fiscal year results has not yet been completed. However, based on preliminary unaudited financial results for 1999 and based on management's current estimates of adjustments to the purchase price pursuant to the terms of the Asset Purchase Agreement, the purchase price for the Base Business is expected to represent a multiple of 1.37 times sales, or a premium of 61.2% over the average multiple of sales paid in selected comparable asset purchase transactions. The adjusted multiple of 1.37 times sales remains within the reference ranges noted in the analyses above.

  Pro Forma Analysis of the Asset Sale: EMB&Co. reviewed BEI management's analysis of certain pro forma effects of the Asset Sale on the earnings and capitalization of BEI. Such analysis was based on management's estimates of BEI's performance for the fiscal year 1999, and internal projections for the fiscal year 2000. Based on such analysis, EMB&Co. observed that, before taking into account any one-time restructuring charges, the Asset Sale would result in an increase in the Company's loss per share of $0.07 per share for the nine months ended July 3, 1999.

  EMB&Co. performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. While the foregoing summary describes all material analyses and factors reviewed by EMB&Co. with the BEI Board, it does not purport to be a complete description of the presentations by EMB&Co. to the BEI Board or the analyses performed by EMB&Co. in arriving at the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. EMB&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Opinion. In addition, EMB&Co. may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be EMB&Co.'s view of the actual value of the Base Business of BEI. In performing its analyses, EMB&Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BEI. The analyses performed by EMB&Co. are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of EMB&Co.'s analysis of the fairness of the consideration to be paid pursuant to the Asset Purchase Agreement, from a financial point of view, to the BEI stockholders and were provided to the BEI Board in connection with the delivery of the Opinion.

  BEI has agreed to pay EMB&Co. a fee for its financial advisory services in connection with the Asset Sale, including, among other things, rendering the Opinion and making the presentation referred to above. Pursuant to a letter agreement between BEI and EMB&Co. dated June 9, 1999, BEI has agreed to pay EMB&Co., in the event the Asset Sale is consummated, a transaction fee of $100,000 plus 5% of aggregate consideration received in excess of $10,000,000. In addition, BEI has agreed to reimburse EMB&Co. for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify EMB&Co. and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

Material Federal Income Tax Consequences

  The following summary of the material tax consequences of the Asset Sale by the Company is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Asset Sale under applicable foreign or local laws.

  The Company will recognize a gain on the Asset Sale equal to the amount realized by the Company from the sale less the Company's adjusted basis in the net assets sold. The amount realized will equal the sum of money received by the Company in consideration for the assets plus the amount of the liabilities assumed by CSAC. The Company anticipates that its available NOLs will offset the taxable gain attributable to the Asset

Sale. The Company will also be subject to an alternative minimum tax. The gain on the Asset Sale will be included with the Company's alternative minimum taxable income or loss for the tax year ending September 30, 2000 and may result in alternative minimum tax liability. In addition, the Company and CSAC will each pay one-half of the sales tax on the Asset Sale, which in the aggregate is expected to be less than $7,500.

  Consummation of the transaction will not result in any federal income tax consequences to the BEI stockholders.

Accounting Treatment

  The Asset Sale will be accounted for as a sale of assets, in accordance with generally accepted accounting principles. The Company will recognize a gain, for book purposes based upon the excess net proceeds to be received under the Asset Purchase Agreement over the book value of the net assets sold.

Regulatory Matters

  BEI and CSAC are aware of no governmental or regulatory approvals required for consummation of the asset sale.

Rights of Appraisal

  Under Delaware corporate law, BEI stockholders are not entitled to dissenters' rights of appraisal with respect to the Asset Sale.

The Asset Purchase Agreement

 Sale of Assets

  BEI and its subsidiaries are engaged in the business of developing, manufacturing, marketing and servicing a broad array of advanced systems and devices for diagnostic and therapeutic procedures in the medical fields of gynecology and gastroenterology. BEI also produces a variety of products for use in various medical and surgical procedures that are sold by it under original equipment manufacture labeling arrangements. BEI is currently focusing its development and commercialization efforts on its new HTA product and related accessories for treatment of excessive uterine bleeding through endometrial ablation. Pursuant to the Asset Purchase Agreement, BEI will sell its Base Business. The Base Business accounted for approximately 96% of BEI's revenues for the nine month period ended July 3, 1999.

 Liabilities Assumed

  CSAC will assume the liabilities and obligations of BEI accruing from and after the Closing Date for continued performance under certain contracts related to the Base Business and certain purchase orders and other sales orders that were incurred in the ordinary course of the business of the Base Business (the "Assumed Contracts"). The "Closing Date" is the date no later than two days after the date that all closing conditions set forth in the Asset Purchase Agreement have been satisfied or waived or on such other date to which the parties mutually agree. In addition, CSAC will be assuming certain identified liabilities of BEI related to the Base Business, including trade accounts payable, warranty obligations, accrued sales return obligations and accrued royalty obligations, in such order of priority (the "Assumed Liabilities"). The Assumed Liabilities (excluding certain liabilities related to the performance of the Assumed Contracts) shall not exceed $350,000.

 Asset Sale Consideration; Purchase Price Adjustments

  The cash portion of the purchase price to be paid on the Closing Date will be $11,206,600 minus the amount by which BEI estimates the inventory and net receivables being transferred in the Asset Sale will be, in the aggregate, less than $3,600,000 (the "Estimated Shortfall") and the Sales Shortfall amount. The purchase price is subject to several adjustments:

  . Inventory and Net Receivables Statements. The purchase price is subject to an upward or downward adjustment based on the amount of BEI's net receivables and inventory transferred to CSAC on the Closing Date. BEI will perform a physical inventory as of the Closing Date and will prepare a written statement setting forth the value of the inventory as of the Closing Date. BEI will also prepare a written statement which sets forth the amount as of the Closing of BEI's net receivables and the Assumed Liabilities. BEI will deliver such statements (the "Statements") to CSAC for review, and if the Statements are acceptable to CSAC, the amount of the purchase price will be adjusted downward dollar-for-dollar if the value of the inventory and net receivables as reflected on such Statements is less than $3,600,000 in the aggregate. The purchase price will be adjusted upward dollar-for-dollar if the value of the inventory and net receivables as reflected on such Statements is more than $3,750,000. In either case, the adjustment will take into account and be adjusted by the amount of the Estimated Shortfall paid at the time of the Closing.

     If CSAC objects to the Statements, the parties will attempt in good faith to resolve the dispute, and if they are unable to resolve the dispute, the matter will be submitted to binding resolution by an independent accountant.

  . Assumed Liabilities. If the Statements reflect that the Assumed Liabilities are less than $350,000, CSAC will pay to BEI the amount by which the Assumed Liabilities are less than $350,000.

  . Sales Shortfall. The purchase price may be adjusted downward based on a complex valuation matrix. The adjustment will depend on both (a) BEI's actual sales for the nine month period ended October 2, 1999, annualized, and (b) the sales mix of the Base Business during the same nine month period. The methodology for calculating whether a Sales Shortfall exists is set forth on Schedule 1.8(a) of the Asset Purchase Agreement attached hereto as Annex A.

 Use of Proceeds

  The cash proceeds from the Asset Sale will be utilized by BEI for the following activities:

  . To pay expenses associated with the Asset Sale, which are estimated to be $1,155,000. Such expenses include estimated professional fees to be paid by BEI in connection with the Asset Sale ($465,000), employee bonuses relating to the completion of the Asset Sale ($185,000), estimated severance payments ($260,000), and the cost of products and services associated with the Transition Agreement to be provided to CSAC free of charge ($245,000).

  . To repay the outstanding amounts owed under the credit facility with Transamerica Business Credit Corporation, including accrued but unpaid interest. As of October 31, 1999, the principal amounts outstanding to Transamerica Business Credit Corporation under the credit facility were $1,000,000 on the Term Loan (as defined below), with an interest rate of 14.14% and a maturity date of November 30, 2001 and $500,000 on the Revolving Loan (as defined below), with an interest rate of 11.25% and a maturity date of May 5, 2000.

  . As working capital to finance completion of the FDA Phase III clinical trials and initiate commercialization of the HTA product in the United States.

  .  To fund BEI's ongoing operating expenses.

  BEI's stockholders are not expected to receive any distribution from the proceeds of the Asset Sale.

 Representations and Warranties

  The Asset Purchase Agreement contains various representations and warranties made by BEI and certain representations and warranties made by CSAC. The representations and warranties made by BEI include those regarding, among other things, (i) the due organization, qualification, authority, and power of BEI and each subsidiary and similar corporate matters; (ii) the authorization, execution, delivery, and enforceability of the Asset Purchase Agreement and the Related Agreements of BEI and each subsidiary; (iii) the lack of conflicts with charters or bylaws or violations of agreements or laws applicable to BEI and each subsidiary; (iv) compliance of BEI and each subsidiary with laws and FDA regulations, certain tax matters, certain environmental matters and other matters related to BEI's business; (v) BEI's title to assets being purchased by Cooper, and the lack of encumbrances upon and the condition and sufficiency of such assets; (vi) certain contracts related to the Base Business to which BEI or any subsidiary is a party, (vii) the absence of litigation;
(viii) insurance matters; (ix) BEI's accounts receivable; (x) the absence of certain changes and events; (xi) no undisclosed liabilities and (xii) the intellectual property being transferred. The representations by CSAC include those regarding, among other things, (i) the due organization and qualification of CSAC; (ii) the authorization, execution, delivery, and enforceability of the Asset Purchase Agreement, and the Related Agreements; and (iii) other matters related to CSAC's ability to enter into the Asset Purchase Agreement and the Related Agreements and to consummate the transactions contemplated thereby.

 Conduct of BEI's Business Prior to the Asset Sale

  During the period from the date of the Asset Purchase Agreement until the Closing Date, BEI has agreed to, among other things, (i) conduct its operations as they relate to the Base Business in the ordinary course of business consistent with BEI's past practices; (ii) maintain and preserve the assets, relationships, practices and policies related to the Base Business;
(iii) obtain the written consent of Cooper prior to changing BEI's pricing or commission policies or sales incentive programs; (iv) not sell or dispose of or permit any encumbrances to be placed on any intellectual property related to the Base Business; (v) file necessary notices and obtain certain consents of third parties; (vi) notify CSAC of events that may cause the representations and warranties made by BEI to be materially untrue or inaccurate; and (vii) not take any other action or enter into any transaction that might reasonably be expected to cause or constitute a breach of any representation or warranty made by BEI in the Asset Purchase Agreement.

  In addition, BEI has agreed to give CSAC reasonable access to, among other things, BEI's books, records, and work papers related to the Base Business, and access to BEI's representatives and, with the consent of BEI, BEI's vendors. In certain situations, CSAC is also permitted under the Asset Purchase Agreement to contact certain customers of BEI. Any such contacts with BEI's customers or vendors are to be made jointly with BEI.

 Exclusivity

  Subject to the BEI Board's good faith determination about its fiduciary duties (after consultation with legal counsel), BEI cannot, and is required to use its best efforts to cause its directors, officers and agents to not, enter into an agreement with another party to consummate Another Transaction (as defined below), negotiate regarding entering into Another Transaction or provide non-public information to another party in connection with entering into Another Transaction. In addition, BEI shall disclose to CSAC the terms of Another Transaction that BEI negotiates or discusses as permitted by the Asset Purchase Agreement. Another Transaction is defined as (i) the sale of the Base Business or any of the Purchased Assets other than in the ordinary course, or
(ii) the sale of more than 50% of the voting securities of BEI.

 Termination Fees

  If BEI terminates the Asset Purchase Agreement because the BEI Board has determined (after consultation with legal counsel) that its fiduciary duties require it to consider and authorize Another Transaction, then BEI must pay CSAC $300,000 upon such termination.

 Conditions to the Asset Sale

  The respective obligations of BEI and CSAC to effect the Asset Sale are subject to the satisfaction or waiver in writing on or prior to the Closing Date of certain conditions. CSAC's obligations under the Asset Purchase

Agreement are conditioned upon satisfaction or waiver on or prior to the Closing Date of, among other things, the following:

    (i) each representation and warranty of BEI contained in the Asset Purchase Agreement and any Related Agreement shall have been true and correct in all respects as of the Closing Date, except (a) for changes contemplated by the Asset Purchase Agreement, (b) for those representations and warranties that address matters only as of a particular date (which shall have been true and correct as of such date) and (c) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in a Material Adverse Effect (as such term is defined in the Asset Purchase Agreement);

    (ii) the obligations of BEI contained in the Asset Purchase Agreement and any Related Agreement required to be performed or complied with in all material respects on or before the Closing Date shall have been performed or complied with in all respects on or before the Closing Date, except where any failure to perform has not had and is not reasonably expected to have a Material Adverse Effect (as such term is defined in the Asset Purchase Agreement);

    (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Asset Purchase Agreement shall be in effect; and there shall not be any action taken, or any law enacted, entered or enforced which makes the consummation of the transactions contemplated by the Asset Purchase Agreement illegal;

    (iv) no legal proceeding presenting a material challenge to, or that is reasonably likely to have the effect of preventing, delaying, making illegal or seeking material damages in connection with, the Asset Sale exists;

    (v) the Asset Purchase Agreement and the consummation of the transactions contemplated thereby shall have been duly approved and adopted by the requisite affirmative vote of the stockholders of BEI and by the BEI Board;

    (vi) all duly executed consents, certificates and approvals required for or in connection with the Assumed Contracts (as identified in the Asset Purchase Agreement) shall have been received;

    (vii) BEI's lender, Transamerica Business Credit Corporation, shall have consented to the transactions contemplated by the Asset Purchase Agreement and released its encumbrances and liens on the Purchased Assets; and

    (viii) the execution and delivery of the transition agreement, by BEI, the noncompetition agreements by BEI and Richard Turner, and the bill of sale, assignment and assumption agreement by BEI and, as required, by each subsidiary.

  BEI's obligations under the Asset Purchase Agreement are conditioned upon satisfaction or waiver at or prior to the Closing Date of, among other things, the following:

    (i) each representation and warranty of CSAC contained in the Asset Purchase Agreement and any Related Agreement shall be true and correct in all respects as of the Closing Date, except (a) for changes contemplated by the Asset Purchase Agreement, (b) for those representations and warranties that address matters only as of a particular date (which shall have been true and correct as of such date) and (c) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in a Material Adverse Effect on the business or financial condition of the consolidated group of CSAC, taken as a whole;

    (ii) the obligations of CSAC contained in the Asset Purchase Agreement and any Related Agreement shall have been performed in all material respects on or before the Closing Date;

    (iii) the Asset Purchase Agreement and the consummation of the transactions contemplated thereby shall have been duly approved and adopted by the requisite affirmative vote of the stockholders of BEI and by the BEI Board;

    (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Asset Purchase Agreement shall be in effect; and there shall not be any action taken, or any law enacted, entered or enforced which makes the consummation of the transactions contemplated by the Asset Purchase Agreement illegal;

    (v) no legal proceeding presenting a material challenge to, or that is reasonably likely to have the effect of preventing, delaying, making illegal or seeking material damages in connection with, the Asset Sale exists;

    (vi) the execution and delivery by CSAC of the transition agreement, a noncompetition agreement to be entered into by BEI and a noncompetition agreement to be entered into by Richard Turner, and bill of sale, assignment and assumption agreement; and

    (vii) the HTA-related royalty obligations of BEI to Cooper under a prior agreement between the parties are terminated.

 Termination

  Either BEI or CSAC can terminate the Asset Purchase Agreement if:

  .  the Closing has not taken place on or before December 31, 1999;

  . a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a ruling prohibiting the Asset Sale;

  . the holders of a majority of the BEI Common Stock shall not have approved the Asset Sale and the Asset Purchase Agreement;

  . either BEI or CSAC has willfully breached the Asset Purchase Agreement and such breach shall not have been cured within 10 business days of receipt of notice thereof; or

  . if the matters contained in an amendment to BEI's disclosure schedule to the Asset Purchase Agreement constitute a material adverse effect as described in the Asset Purchase Agreement.

  BEI and CSAC may also mutually agree to terminate the Asset Purchase Agreement at any time prior to the Closing.

 Indemnification

  Subject to certain limitations, pursuant to the terms of the Asset Purchase Agreement, each of the parties has agreed to indemnify the other party and its affiliates and their respective officers, directors, successors and assigns against any and all losses, claims, shortages, damages, expenses (including reasonable attorneys' and accountants' and other professionals' fees and litigation expenses), assessments, taxes (including interest or penalties thereon) and insurance premium increases.

  BEI has agreed to indemnify CSAC and its related parties, as mentioned above, in connection with (i) any inaccuracy or breach of any representation or warranty of BEI or its subsidiaries contained in the Asset Purchase Agreement or any Related Agreement; (ii) any breach of any agreement or covenant of BEI or its subsidiaries contained in the Asset Purchase Agreement or any Related Agreement; (iii) the Excluded Assets and the Excluded Liabilities (as those terms are defined in the Asset Purchase Agreement); (iv) all liabilities which arise out of events involving BEI or its subsidiaries prior to the Closing Date; (v) non-compliance by BEI with any applicable "bulk sales laws"; or (vi) any and all losses arising from or in connection with taxes payable by BEI or any affiliate of BEI with respect to any period ending on or prior to the Closing Date (or the portion ending on the Closing Date of any period that includes but does not end on the Closing Date).

  CSAC has agreed to indemnify BEI and its related parties, as mentioned above, in connection with (i) any inaccuracy or breach of any representation or warranty of CSAC contained in the Asset Purchase Agreement or any Related Agreement; (ii) any breach of any agreement or covenant of Cooper contained in the Asset Purchase

Agreement or any Related Agreement; (iii) any losses arising from CSAC's ownership and operation of the assets purchased by Cooper as contemplated by the Asset Purchase Agreement from and after the Closing Date, excluding any losses as a result of any transaction between CSAC and BEI after the Closing Date not contemplated by the Asset Purchase Agreement; or (iv) the Assumed Liabilities.

  The indemnification obligation of BEI as it relates to any breach of a representation or warranty by BEI in general survives for 15 months after the Closing Date. BEI's indemnification obligation with respect to certain other representations and warranties of BEI, including those relating to BEI's title to the Purchased Assets, authority to enter into the Asset Purchase Agreement and the Related Agreements, compliance with the FDA and other laws, sufficiency of assets sold to CSAC and rights to intellectual property, survive for their respective statutes of limitations. The indemnification obligation of BEI as it relates to covenants and other agreements of BEI under the Asset Purchase Agreement survives until terminated by the terms of such covenant or agreement.

  The maximum amount that Purchaser Indemnified Persons can recover against BEI for indemnification claims is the cash purchase price paid for the Purchased Assets. In addition, Purchaser Indemnified Persons cannot recover against BEI for any indemnification claims based upon breaches of representations or warranties until the aggregate amount of indemnifiable losses exceeds $125,000; once aggregate losses exceed $125,000, the total amount of indemnifiable losses may be recovered, including the amount of losses less than $125,000. Further, BEI's indemnification obligations with respect to a breach of a representation and warranty relating to noncompliance with laws, including FDA and similar international regulations is limited to payment of FDA consultants' fees, plus fines and costs imposed by any governmental entity as a result of such breach. In the event that such a breach causes a governmental order to be issued that prevents CSAC from selling a product, which is part of the Purchased Assets, for more than 90 days in any country, BEI must pay to CSAC that portion of the purchase price attributable to the sales of such product by BEI in the country in which such product is blocked from sale.

  Indemnification under the Asset Purchase Agreement is CSAC's exclusive remedy for any claims against BEI pursuant to the Asset Purchase Agreement or any Related Agreement entered into thereunder, absent fraud or willful misconduct on the part of BEI.

 Post-Closing Covenants Related to Receivables

  In the Asset Purchase Agreement, BEI (i) will guarantee to CSAC that the accounts receivables included in the Asset Sale will be collectible in the ordinary course of business and (ii) BEI shall, at the option of CSAC, pay to CSAC an amount equal to the Net Receivables (as defined in the Asset Purchase Agreement) to the extent such accounts receivable have not been collected by the date of CSAC's written exercise of such option, which shall not be sooner than the 180th day following the Closing Date; provided, however, that BEI shall not be required to pay any amount to CSAC for any accounts receivable for which the debtor has claimed in writing a right of offset or other defense to payment based on any act or omission of CSAC following the Closing Date.

Related Agreements

  As a condition to the consummation of the Asset Sale, the parties are required to enter into a Transition Agreement. Also as a condition to the consummation of the Asset Sale, Richard Turner and BEI are each required to enter into Noncompetition Agreements with and for the benefit of CSAC. Forms of the Transition Agreement and the Noncompetition Agreements are attached as exhibits to the Asset Purchase Agreement included with this Proxy Statement as Annex A and are incorporated herein by reference.

 Transition Agreement

  For three months following the Closing (and at CSAC's option, for up to an additional three months), BEI will operate, on behalf of CSAC, certain aspects of the Base Business. BEI's activities will include, among other things, engineering, manufacture of products pursuant to a mutually agreed upon plan, purchase of materials, quality control, customer solicitation, invoicing and service and accounts receivable collection. CSAC will reimburse BEI for BEI's costs to perform the transition services, except that BEI will provide the first $245,000 of products and services to CSAC without cost. BEI will pay approximately $210,000 of retention bonuses and severance payments to induce certain BEI employees to remain during the transition period.

  CSAC will indemnify BEI against third party claims relating to the Transition Agreement, except to the extent caused by BEI's breach, willful misconduct or gross negligence. BEI will indemnify CSAC against third party claims resulting from the gross negligence or willful misconduct of BEI or BEI's wrongful failure to render the services or produce the products contemplated by the Transition Agreement. BEI's total liability with respect to services provided under the Transition Agreement will not exceed the total of all service fees actually paid or due to BEI under the Transition Agreement plus $245,000.

 BEI Noncompetition Agreement

  For five years following the Closing Date, BEI will be prohibited by the Noncompetition Agreement to be entered into by BEI and CSAC (the "BEI Noncompetition Agreement") from engaging in a business that competes with any of BEI's products being sold to CSAC. This prohibition is effectively world-wide. The HTA and HTA-related products are expressly carved out from this prohibition.

  If there is a change of control of or Joint Venture Arrangement (as defined below) involving BEI, for a $250,000 payment to CSAC, an acquiror of BEI or other third party in a Joint Venture Arrangement can narrow the noncompete covenants of the BEI Noncompetition Agreement so that such party would be prohibited only from "mimicking" and competing against the five principal products CSAC is acquiring from BEI. This option is available only for the first change of control or Joint Venture Arrangement to occur. A "Joint Venture Arrangement" means an arrangement between BEI and a third person to carry on a joint business activity in the form of a joint venture, partnership or other contractual arrangement, including a licensing, supply or distribution arrangement. A product is deemed to "mimic" one of the five principal product if a bona fide credible argument can be made that such product infringes a patent or patents which may at any time have been issued for such principal product, even if such principal product is not at any time protected by a patent.

  BEI will also be precluded from (i) soliciting any employee of CSAC or any other company in CSAC's Business Group (as defined in the BEI Noncompetition Agreement) to leave the person's then current employment, (ii) hire any person within six months after that person leaves the employ of CSAC or its Business Group, or (iii) interfere with the relationship of CSAC and its Business Group with their customers, suppliers, consultants and licensees, although competition and non-exclusive business arrangements with such persons not otherwise prohibited under the Noncompetition Agreement is permissible.

  Finally, subject to certain exceptions, BEI will agree not to use or disclose Confidential Information of the Base Business (as defined in the BEI Noncompetition Agreement) for five years following the Closing.

 Turner Noncompetition Agreement

  Pursuant to the terms of the Noncompetition Agreement to be entered into with Richard Turner and CSAC (the "Turner Noncompetition Agreement") for three years following the Closing date, Richard Turner will be prohibited from engaging in a business that competes with certain BEI products (the "Competitive Products") being sold to CSAC (the "Competitive Activity"). This prohibition is effectively world-wide. The HTA and HTA-related products are expressly carved out from this prohibition.

  Mr. Turner is not prohibited from serving as an employee of or consultant to any entity whose sales to gynecological, infertility and family practice medical markets (the "Proscribed Markets") do not exceed 25% of the total sales of such entity, provided that none of Mr. Turner's activities as an employee of or consultant to such entity would relate directly or indirectly to any Competitive Activity. In addition, Mr. Turner may serve as an employee of or consultant to any entity selling products or services to the Proscribed Markets if such products do not include the Competitive Products or functionally equivalent products.

  If BEI exercises the option described above in "BEI Noncompetition Agreement" (the "Option") to narrow the noncompete covenants for an acquiror of BEI or other third party engaging in a Joint Venture Arrangement with BEI (the "Third Party"), then Mr. Turner, at the time the Option is exercised and provided he has been continually employed or retained as a consultant of BEI or of such Third Party, may, solely as an employee or consultant to BEI or such Third Party, engage in any activity that does not "mimic" or compete against the five principal products CSAC is acquiring from BEI.

  Mr. Turner will also be precluded from (i) soliciting any employee of CSAC or any other company in CSAC's Business Group (as defined in the Turner Noncompetition Agreement) to leave the person's then current employment, (ii) hire any person within six months after that person leaves the employ of CSAC or its Business Group, or (iii) interfere with the relationship of CSAC and its Business Group with their customers, suppliers, consultants and licensees, although competition and non-exclusive business arrangements with such persons not otherwise prohibited under the Turner Noncompetition Agreement are permissible.

  Finally, subject to certain exceptions, Mr. Turner will agree not to use or disclose Confidential Information of the Base Business (as defined in the Turner Noncompetition Agreement) for three years following the Closing.

Interests of Management or Directors in the Asset Sale

  After executing the Asset Purchase Agreement, the Company entered into a three-year employment agreement with Richard Turner, conditioned on the closing of the Asset Sale (the "Employment Agreement"). The Employment Agreement provides consideration to Mr. Turner in return for Mr. Turner entering into the Turner Noncompetition Agreement, which, as described above, subjects Mr. Turner to certain noncompete covenants for a period of three years. The Employment Agreement obligates the Company to continue to pay Mr. Turner his full salary and benefits through the end of the three-year term of the Turner Noncompetition Agreement, and in the event he leaves the Company during that time period, less any salary and benefits he receives from new employment. The Employment Agreement also provides that the Company will pay Mr. Turner a cash bonus of $80,000 upon the closing of the Asset Sale, in satisfaction of certain bonus obligations to him under a January 1999 employment contract.

  None of the other executive officers or directors of the Company has been offered an employment contract with CSAC, has any interest or ownership in Cooper, or in any other way stands to personally benefit as a result of the consummation of the Asset Sale. The BEI Board may in its discretion award bonuses to other executive officers in connection with consummation of the Asset Sale.

Voting

  Stockholders are requested in this proposal to approve and adopt the Asset Purchase Agreement and to approve the Asset Sale pursuant to the Asset Purchase Agreement. The affirmative vote of the holders of a majority of the shares issued and outstanding as of the record date will be required to approve and adopt the Asset Purchase Agreement and to approve the Asset Sale. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders. An abstention from voting or a broker non-vote will have the practical effect of voting against approval of the Asset Sale Proposal since a vote to abstain or a broker non-vote represents one less vote cast in favor of such approval.

                           THE BEI BOARD RECOMMENDS
             A VOTE "FOR" THE APPROVAL OF THE ASSET SALE PROPOSAL

                                BEI'S BUSINESS

  BEI currently develops, manufactures and markets a broad array of advanced systems and devices for minimally invasive diagnostic and therapeutic procedures in the field of gynecology. BEI has an existing Base Business of systems and devices it markets to gynecologists in over 5,000 hospitals, clinics and office-based practices in the United States and in 45 other countries worldwide. Those systems and devices include both disposable and reusable medical instrumentation used in the diagnosis and treatment of selected high incidence gynecological conditions affecting the cervix, uterus and other aspects of the reproductive system, as well as products used to facilitate oncological procedures and perform pelvic reconstructive surgery. Currently, BEI is focusing its new product development and commercialization efforts on the Hydro ThermAblator (HTA) and related accessories to treat menorrhagia, or excessive uterine bleeding.

  For the reasons explained elsewhere in this Proxy Statement, BEI has entered into the Asset Purchase Agreement to sell the Base Business and to concentrate its future efforts on obtaining FDA approval to market the HTA and launching this new product in the U.S. market. In the event the Asset Sale is not consummated and BEI is unable to secure additional financing, BEI's ability to continue as a going concern may be impaired.

Industry Overview

  Women's healthcare represents a large and rapidly growing segment of healthcare expenditures. Government spending on women's healthcare for Medicare and Medicaid benefits alone is expected to exceed $200 billion annually. Women rely on their gynecologists for specific healthcare needs from puberty, through their childbearing years, to menopause and beyond. The National Ambulatory Care Survey, conducted by the National Center for Health Statistics, indicates that women in the United States make over 51 million visits to OB/GYN offices annually. Additionally, as the women's population ages, the number of visits annually and the incidence of gynecological conditions requiring diagnosis and treatment will increase. The Company believes that better informed women, combined with the fact that nearly half of the gynecologists under the age of 45 are women, has resulted in a heightened awareness of women's health issues. As a result, women are driving the demand for and implementation of new and innovative diagnostic and therapeutic procedures. In view of these developments, HMO's have become more responsive to women's healthcare needs by increasingly authorizing patients to go directly to gynecologists, who are more aware of the latest technologies and procedures available for treating gynecological conditions than are the patients' primary care physicians. Functioning as the gatekeeper, the gynecologists are in a position to determine and recommend which technologies and procedures are most appropriate for their patients.

  Minimally invasive surgical techniques were developed in response to the desire by physicians and patients for lower risk, less traumatic surgical procedures. Minimally invasive procedures reduce anesthesia requirements, do not require extensive post-operative follow-up, reduce the risk of post-operative complications, and shorten the recovery period, allowing patients to return to productive lifestyle activities sooner. Gynecologists have long utilized minimally invasive techniques such as laparoscopy and hysteroscopy, and have recently added endometrial ablation to their outpatient approach to therapy.

  The acceptance of these procedures by the healthcare industry and the subsequent development of the ability to perform them on an outpatient basis have contributed to cost containment and greater efficiency in the delivery of healthcare services. In response to these pressures, hospitals are focusing on a limited number of specialties and shifting an ever-increasing percentage of surgical procedures to an outpatient basis to avoid the costs associated with the patient remaining in the hospital overnight. Current estimates indicate that outpatient surgery represents 70% of the total surgical market, and includes laparoscopy, hysteroscopy and endometrial ablation. As a result, freestanding outpatient surgery centers are the fastest growing segment of the healthcare market.

BEI Business Strategy

  The Company's goal has been to provide minimally invasive advanced systems and devices to be used in an outpatient setting serving the specific needs of gynecologists and their patients. Its special emphasis has been on the diagnosis and treatment of disorders and conditions of the cervix, uterus and other aspects of the reproductive system and particularly to offer advanced alternatives to existing procedures for the treatment of abnormal bleeding and uterine fibroids.

Base Business

  The Company's Base Business involves the manufacture and marketing of a line of minimally invasive systems and devices for the diagnosis and treatment of high incidence gynecological conditions affecting the cervix, uterus and other aspects of the reproductive system, as well as products used to facilitate oncological procedures and perform pelvic reconstructive surgery.

  The Company currently sells a line of specialty instruments, procedure kits, disposables and equipment for gynecologists, as outlined in the following table. If the Asset Sale is consummated, the Company will no longer manufacture, market, sell or service any of the following products, except the HTA and related accessories:

    Clinical Target                              Key Products
    ---------------                              ------------
Cervix..................  . Bi-Safe I(TM) bipolar electrosurgical generator and bipolar LLETZ electrode system, for removal of abnormal
                            tissue from the cervix*
                          . Colposcopy instruments, including biopsy forceps and
                            specula
                          . Gyne-Tech (TM) colposcopes systems, for tissue
                            destruction
                          . Gyne-Tech cryosurgical systems, for tissue destruction
                          . OS Finder(TM) dilator, for cervical canal access
                          . Plus II(TM) monopolar generator and monopolar LLETZ
                            Plus(TM) electrodes, for removal of abnormal tissue
                            from the cervix
Uterus..................  . Corson Office Hysteroscopy System, for examination and therapy of the inner surface of the uterus***
                          . HTA, for treatment of excessive menstrual bleeding**
                          . Hysteroscopic Insufflator, for precise control of
                            uterine distension*
                          . Z-Sampler(TM) endometrial suction curette, for tissue
                            sampling to detect carcinoma or precancerous
                            conditions*
Infertility Diagnosis...  . Corson Office Hysteroscopy System, for examination and therapy of the inner surface of the uterus***
                          . Hysteroscopic Insufflator, for precise control of
                            uterine distension
                          . Laparoscopic Insufflator, with high flow capability to
                            maintain proper peritoneal cavity distension*
                          . OS Finder dilator, for cervical canal access***
                          . SHG catheter, for distension during sonohysterography
                          . Z-Sampler endometrial suction curette, for endometerial
                            dating and to monitor hormonal therapy effects*
                          . ZUI(TM) uterine injector, for hysterosalpingography
                          . ZUMI(TM) uterine manipulator/injector, for manipulation
                            of the uterus and injection of contrast media*
Oncological Surgery and   . Endo-Sock(TM)/Mega Pouch, for laparoscopic tissue
 Pelvic Reconstruction..    removal*
                          . Laparoscopic Insufflator, with high flow capability to
                            maintain proper peritoneal cavity distension*
                          . MIYA Hook(TM), for pelvic suspension surgery
                          . Nichols-Veronikis Ligature Carrier, for pelvic
                            suspension surgery*
                          . Soderstrom LAVH Manipulator(TM), for laparoscopically
                            assisted hysterectomy

--------
  * Proprietary technologies for which the Company or the manufacturer owns or licenses patents.
 ** Not available in the United States.
*** The Company will continue to sell these products, but only in conjunction with its sales of its HTA product.

The HTA

 Background

  The Company has focused its recent efforts on the development and commercialization of the patented HTA system for treatment of menorrhagia, or excessive uterine bleeding. This new product and its potential are more fully discussed below.

  The female reproductive system consists of the uterus, ovaries and fallopian tubes. The uterus is a highly vascular, muscular organ which lies below the abdomen in the pelvis. Although the size and shape of a normal uterus can vary significantly, the uterus is typically a pear shaped organ about 7 to 8 cm long and 4 to 5 cm at its widest point. Within the uterus lies the cavity where fetal development takes place during pregnancy. The cavity is lined by the endometrium, which is filled, with tiny blood vessels. The endometrium can vary in depth from 1 mm to over 10 mm. The thick muscular layer surrounding the endometrium is called the myometrium. The bottom of the uterus is known as the cervix. The cervix is richly supplied with nerves, making it the most sensitive portion of the uterus. The cervix leads to the vagina, a muscular tube that leads to the exterior of the body.

  Extending from each side near the top of the uterus are the fallopian tubes that lead to the two ovaries. The fallopian tubes are very narrow, convoluted in shape, with many folds, and are delicate and difficult to access. As a result, they do not lend themselves to easy study and treatment. The ovaries' primary functions are to secrete hormones, such as estrogen, and store the female reproductive cells or ova. The fallopian tubes transport the ova to the uterus for fertilization as part of the monthly menstrual cycle. The fallopian tubes are the organs in which conception occurs and at least one fallopian tube must be open to permit the passage of sperm. The fallopian tubes serve a critical function in the reproductive process and are often the focus of treatment when the objective is to increase a women's reproductive potential, such as in the treatment of infertility.

  Normal menstruation is a 28-day cycle that repeats itself throughout a woman's reproductive life. This cycle is controlled by the interaction between pituitary and ovarian hormones and is associated with the release of an egg from its ovary for possible fertilization. The ovaries secrete estrogen and a second hormone, progesterone, which causes the endometrial lining to thicken, preparing it to receive and nourish a fertilized egg. If an egg is fertilized, it implants into the endometrium and is nourished by the rich endometrial blood supply. If the egg is not fertilized, levels of estrogen and progesterone decrease, the coil shaped arteries supplying the endometrium with blood constrict, and the endometrial lining breaks down and is shed during menstruation. Menstruation typically begins between the ages of 11 and 14 years and ends between the ages of 45 and 55 with the onset of menopause, correlating with the diminution of ovarian functional and hormonal production. At that time, the menstrual cycle becomes irregular and eventually ceases completely.

 Abnormal Uterine Bleeding

  Approximately 2.5 million women each year in the United States seek medical treatment from their gynecologists for abnormal uterine bleeding. Abnormal uterine bleeding includes disorders of the menstrual cycle, such as irregular bleeding, and menorrhagia, or excessive uterine bleeding (defined as total blood loss exceeding 80 ml per menstrual cycle or prolonged bleeding beyond seven days). Abnormal bleeding is considered a symptom of an anatomic irregularity, hormonal imbalance or a systemic disease. Commonly, however, it is the result of disorders within the uterus itself, such as fibroids and, more rarely, endometrial cancer. Abnormal uterine bleeding can also be caused by other factors, including medication side effects from post-menopausal hormone replacement therapy, miscarriage and retained tissue after child birth. Today, there are over 31 million post-menopausal women in the United States and over seven million are receiving hormonal replacement therapy. These women may experience a return to undesired menstrual bleeding as a consequence of hormonal replacement therapy.

  Various drug therapies and surgical approaches are available for treatment of abnormal menstrual bleeding. Treatment of abnormal menstrual bleeding usually begins conservatively with drug therapy and, if necessary, proceeds to more invasive surgical methods.

  The traditional approach to treatment of menorrhagia, or excessive uterine bleeding has included hormonal therapy, dilation & curettage ("D&C"), and ultimately hysterectomy. Hormonal therapy can be effective in many cases, however, the therapy can be of long-term duration at considerable monthly expense and menorrhagia may persist despite hormonal therapy. D&C is commonly performed, although a significant percentage of the endometrial lining of the uterus may be missed, and there is little evidence that D&C provides any meaningful long-term benefit. Many of the nearly two million women who annually receive hormonal therapy or D&C fail to have satisfactory resolution of their excessive bleeding problem.

  Hysterectomy, the surgical removal of the uterus with accompanying risks of post surgical complications, has historically been the ultimate solution offered for long-term relief to women who continue to bleed despite hormonal therapy or D&C. Of the approximately 600,000 hysterectomies performed annually in the United States, it has been estimated that more than 150,000 are performed for the relief of heavy bleeding from benign causes. Considerable attention has been focused on the frequency with which hysterectomy is performed, suggesting that many of the procedures were not necessary.

 Alternative Treatments

  Rather than removing the uterus, alternative approaches to the treatment of excessive uterine bleeding have been attempted.

  The first successful endometrial ablation procedures, utilizing laser photovaporization of the endometrium, were published in 1981 in the Journal of the American Association of Gynecologic Laparoscopists. By 1990, reports appeared regarding the successful use of a urologic resectoscope to deliver electrosurgical current as the means of coagulating the endometrium. Both of these surgical endometrial ablation techniques require significant distention of the uterus to create working space. A risk of excessive absorption of non-conductive (salt free) fluid into the vessels of the uterus also exists due to the high pressures (100-150 mmHg) used to distend the uterine cavity. When significant amounts of this non-physiologic fluid is absorbed, the resulting fluid overload can cause hyponatremia (dilution of body fluids resulting in electrolyte imbalance), pulmonary edema (fluid in the lungs), cerebral edema (swelling of the brain), and even deaths have been reported.

  Both of these surgical ablation techniques require the tedious "painting" of the entire lining of the uterus to control depth of thermal destruction, as well as attention to safety issues (i.e., perforation or hemorrhage) throughout the typical 30-60 minutes required to complete treatment of the entire lining of the uterus under general anesthesia. While these surgical endometrial ablation techniques offer advantages over traditional hysterectomy, clinical results are extremely dependent on the skill and experience of the surgeon. In general, because of the technical proficiency required to achieve good results, the time required to complete the procedure, and the risks associated with laser and electrosurgical roller-ball ablation, neither of these ablation techniques have become widely popular.

  Other non-surgical techniques for treatment of excessive uterine bleeding are under development and in various stages of FDA clinical trials, including devices that employ fluid-filled heated balloons, electrodes on the surface of a balloon, microwave energy, radio frequency (RF) currents, and cryosurgery (freezing). One such device, the ThermaChoice balloon from Gynecare, a subsidiary of Johnson & Johnson ("J&J"), has received permission from the FDA to market in the United States. Valleylab announced earlier this year that it will be conducting a limited clinical trial of the Vesta System for endometrial ablation prior to FDA approval in the United States. The Vesta System is currently under FDA investigation and is not for sale in the United States.

  The Company believes that these devices are limited in their effectiveness due to their inability to fully conform with the convoluted surface of the entire uterine lining, their inability to reach into narrow cornual areas, and their inability to conform to the shape of a broad range of uterine sizes. Further, these devices do not allow the gynecologist to visualize the uterine cavity prior to treatment, to definitively confirm proper placement inside the uterine cavity to observe treatment, or to immediately evaluate the effect of treatment, because they do not include hysteroscopic capability. In March 1998, the United Kingdom Department of Health, Medical Devices

Agency, notified medical administrators, surgeons and nurses of reports of a number of incidences of uterine perforation and injury to adjacent organs involving devices for endometrial ablation by thermal means. The notice advised practitioners to verify the correct placement of such devices within the uterus prior to their use. The Company believes the HTA will reduce the risk of perforation due to its integral hysteroscope, which provides visual confirmation of uterine anatomy and verification of instrument position. The characteristics of various endometrial ablation technologies currently under development or commercialization are outlined below.

                Comparison of Endometrial Ablation Technologies

                                                                   Compatibility
                                                                    With Varying  Pressurization
                           Method of                               Uterine Size &   of Uterine
   Device Technology      Introduction  Location of Energy Source      Shape          Cavity
   -----------------      ------------  -------------------------  -------------- --------------
Balloon containing       Blind          Heater inside balloon,
 heated fluid........... insertion      inside uterus                    Low      High, 150+ mmHg

Balloon with conductive                 External electrosurgical
 electrodes............. Blind          generator, electrodes
                         insertion      inside uterus                    Low      High, 150+ mmHg

Microwave probe......... Blind          External microwave               Low      Not applicable
                         insertion      generator, applicator
                                        inside uterus

Cryogenic probe......... Blind          External unit, probe
                         insertion      inside uterus                    Low      Not applicable

Conductive mesh          Blind          External electrosurgical         Low      Vacuum
 electrode.............. insertion      generator, electrode
                                        inside uterus

Free fluid circulation   Blind          Heater inside probe,
 probe.................. insertion      inside uterus                   High      Low, < 50 mmHg

Free fluid circulation   Insertion with External Heater,                High      Low, < 50 mmHg
 hysteroscope........... visual         circulation to uterus
                         control,
                         connected to
                         video monitor

The HTA Solution

  The Company has developed the patented HTA technology as an alternative to existing treatments for menorrhagia, or excessive uterine bleeding, as well as other proposed ablation treatments currently under development.

  Management believes that the patented HTA offers distinct advantages compared to existing and emerging ablation technologies for the treatment of excessive uterine bleeding:

  . Integral hysteroscope provides visual confirmation of uterine anatomy and instrument position, as well as continuous observation of treatment effect.

  . Variation in uterine size and shape are easily accommodated by freely circulating heated saline.

  . Freely circulating heated saline allows even and complete treatment of the entire endometrium.

  . Low pressurization of the uterine cavity reduces risk and patient discomfort.

  .  Does not require extensive training prior to use.

  . Clinical outcome is not dependent on user experience or variation in technique.

  .  Minimally invasive short duration procedure with limited risk.

  The Company's initial target market for the HTA is the 150,000 hysterectomies performed in the United States annually for menorrhagia or excessive menstrual bleeding from benign causes. Additionally, the Company has identified a market opportunity among the nearly two million women suffering from abnormal uterine bleeding in the United States for whom the prospect of long-term hormonal therapy or repeated D&C procedures is undesirable, or for whom such treatments are ineffective. The Company also believes that a market opportunity exists among the over seven million post-menopausal women who are currently receiving hormonal replacement therapy that can result in an undesirable resumption of menstrual bleeding. BEI also believes marketing opportunities will develop among women seeking a cessation of menstruation, either electively as a lifestyle choice or in conjunction with tubal sterilization.

The HTA System

  The HTA has been designed to offer the gynecologist a minimally invasive, non-surgical method to treat excessive uterine bleeding in an outpatient or office setting. The HTA consists of a portable treatment unit, incorporating microprocessor control of fluid temperature and fluid circulation. The mobile unit provides a drawer for procedure supplies, and a shelf to house the Company's Integrated Video System ("IVS") for display of the hysteroscopic image on a video monitor. Precisely heated saline is circulated within the patient's uterus, under the direct visual control of the gynecologist, for approximately ten minutes to cause ablation of the entire endometrial lining. By utilizing freely circulating heated saline at low pressure to distend the uterine cavity, thermal energy is evenly transferred to all areas of the uterine cavity including the areas of the cornua (the area where the fallopian tubes enter the uterus) which can be difficult to treat with other devices. The use of physiologic saline eliminates concerns about fluid absorption overload, and low pressure prevents escape of fluid from the fallopian tubes. The incorporation of a hysteroscopic telescope provides visual control during introduction, positive visual confirmation of proper placement within the uterine cavity as well as continuous visualization of the effects of the treatment. The digital displays of the HTA control unit guide the user through the HTA procedure, providing step-by-step visual prompts that facilitate ease of use and consistent results. During the procedure an automated microprocessor system controls the ablating temperature and monitors fluid volume to measure and reduce possibilities of fluid absorption or loss and assure consistent treatment effect without depending on user skill level. At any time, the gynecologist can interrupt the treatment and, if desired, the circulation of room temperature saline will rapidly cool the patient's uterus. As a result of ablation of the endometrial lining of the uterus, the regeneration of the endometrium and resulting periodic menstrual bleeding is either significantly reduced or eliminated.

  The need to provide a definitive diagnosis of uterine abnormalities led to the development of hysteroscopy. A gynecologist may look inside the uterus with a hysteroscope, a thin telescope-equipped device that is inserted through the cervix. The hysteroscope is attached to a light source and camera allowing the gynecologist to view the endometrial lining on a video monitor to identify fibroids, make directed biopsies, and perform minimally invasive therapeutic procedures. Direct visualization of the lining of the uterus provides a more precise diagnosis of uterine abnormalities than D&C, HSG or ultrasound imaging.

  Gynecologists commonly use hysteroscopy; however, in the past most hysteroscopic procedures have been done in the hospital environment, often in the operating room under general anesthesia. This has been due to a number of factors, including the high cost of complete hospital style hysteroscopy systems, large diameter instrumentation that makes comfortable use in the office with local anesthesia impractical, and the lack of third party payor incentives for office based procedures.

  The transition of hysteroscopic procedures from the hospital environment to the gynecologist's office practice is being driven by the following: (i) patient's desire to avoid hospitalization, (ii) physician's desire for efficient use of time resulting in improved office economics, and (iii) third party payors are providing incentives to relocate procedures to more cost-effective environments. The Company believes that only 20-25% of the approximately 19,000 gynecology practices in the United States are currently equipped to offer office-based hysteroscopic procedures to their patients, providing a significant business opportunity to the Company.

Results of Clinical Trials

  The Company completed FDA required Phase I clinical trials in April 1996, and was given permission to proceed to a Phase II trial of the HTA. Phase II treatments of 20 patients were completed in December 1997. Follow-up outcome data from the Phase II patients was compiled and submitted to the FDA in June 1998. This outcome data compared favorably with the results of alternative therapies, showing an amenorrhea rate of 57.9%, at six months follow-up examinations. When these patients whose menstrual bleeding was eliminated are grouped with the remainder of the patients whose menstrual bleeding was significantly reduced, the overall success rate was 94.7%. A protocol violation related to pharmaceutical administration required that one patient be removed from consideration in the study, with only one of the remaining 19 patients (5.3%) failing to show an improvement from HTA treatment. There is no assurance the Phase III results will be consistent with the results obtained by the Company in its Phase II trials or that they will support the safety and efficacy of the HTA.

  The Company received approval to begin Phase III Clinical Trials in August 1998, and the first treatments were conducted in September 1998. BEI initiated its Phase III clinical trials at 9 sites and enrolled 276 patients suffering from menorrhagia, or excessive uterine bleeding. The study compared the safety and efficacy of the HTA endometrial ablation treatment to electrosurgical rollerball ablation, one of the current treatments for excessive uterine bleeding. The Company completed the treatment phase of the clinical trials in early August 1999. Data from examinations one year following treatment are required for approval of its premarket approval ("PMA") application, but the Company will submit six-month data to the FDA after review and analysis by its contract research organization (Quintiles). There can be no assurance that any data obtained from the Phase III trial will support the safety and effectiveness of the HTA. Failure of the data to support the safety and effectiveness of the HTA would have a material adverse effect on the Company's business.

  Certain international markets will require similar regulatory approvals. The Company has received permission from Lloyd's Registered Quality Assurance Ltd. ("LRQA"), the Company's "notified body", to apply the CE Mark to the HTA and to the sterile disposable HTA Procedure Kit. In February 1997, the Company selectively initiated deliveries of HTA systems in some of those countries where regulatory authorities permit sales. Since then treatment centers have been established in Australia, Brazil, Canada, France, Hong Kong, Israel, Italy, Germany, New Zealand, Portugal, Spain, Switzerland, and in the United Kingdom. More recently, regulatory authorities in Australia and in Canada have granted permission for the sale of the HTA system. Over 600 treatments using the HTA have been completed worldwide, demonstrating its ease of use. Management is encouraged by the follow-up of patients at selected international sites, which now exceeds 24 months. The Company believes the pattern of patient follow-up condition reflects results that are consistent with traditional laser and electrosurgical ablation methods and superior to other emerging technologies. See "Business--Government Regulation."

Sales and Marketing

  Although the Company's sales and marketing strategy with respect to its Base Business has been to increase market penetration through the expansion of its direct sales and marketing activities targeting the more than 33,000 gynecologists practicing in the United States, the Company's shortage of available funds will require decreasing this activity if the Asset Sale is not consummated. BEI's domestic distribution network for its Base Business currently includes approximately 11 inside sales personnel and two field managers in addition to 14 independent manufacturers' representative organizations, employing approximately 52 field representatives to market its products directly to gynecologists in hospitals, surgical centers and office based practices. They also represent manufacturers of other medical products that are complementary with the Company's products and work on a straight commission basis.

  Internationally, BEI currently sells its Base Business products through distributors in 45 countries, and distributors in 17 countries have begun marketing the HTA. The Company may also rely on these distributors to assist it in obtaining reimbursement approvals from both government and private insurers in certain international markets. The Company does not currently have distributors in a number of significant international markets that it has targeted and would need to establish additional international distribution relationships in order to sell its products, including the HTA, in those markets. The Company has targeted the following additional countries for expansion of its international marketing and distribution of the HTA: China, Japan, Norway, Philippines, South Korea and Sweden.

  As a part of its Base Business, the Company has offered electrosurgical devices and disposable electrodes designed specifically for gastrointestinal endoscopy. These products are sold through a separate network of independent manufacturer's representatives. This range of gastrointestinal products is not expected to provide a significant increase in future Base Business revenues. Also, a variety of products are manufactured by BEI for sale by third parties under various original equipment manufacture ("OEM") agreements, but the Company expects these OEM arrangements to decline as a percentage of revenues of the Base Business. In fiscal 1998, revenue of gastrointestinal endoscopy products and OEM revenue were 9.7% and 9.9% of BEI's revenue, respectively, compared to 8.9% and 17.1% in fiscal 1997 and 15.5% and 14.5% in fiscal 1996.

  The Company also markets products that are manufactured by third party vendors, where the regulatory approval and compliance for these products has been obtained and is controlled exclusively by the third party vendor. Any FDA regulatory or compliance actions against these companies could affect the third party vendor's ability to supply the Company, which in turn could have a material adverse impact on the Base Business and the Company.

  If the Asset Sale is not consummated and if BEI is able to secure adequate financing, BEI plans to continue to support its gynecology sales and marketing efforts through the participation in regional and national trade shows which the Company believes will reinforce market presence, increase awareness of its products, introduce new products, and develop actionable sales leads for its sales force. Periodic distribution of its specialty office gynecology direct mail catalog will also be continued. Promotional literature and new product announcements will continue to be distributed via insertion with invoices and insertion in merchandise shipments to leverage relationships with existing customers as well as maintaining its on-line catalog (www.beimedical.com).

  The Company plans to provide sponsorship for clinically-based seminars conducted by the Company's clinical investigators to familiarize practitioners with innovative systems and devices developed by the Company, such as the HTA. Internationally, BEI will continue to support the efforts of its distributors through sponsorship of guest speakers at national conventions and at clinical seminars and through the sponsorship of postgraduate courses.

  The Company anticipates that FDA approval to begin commercial sales of the HTA in the United States will occur between October 2000 and April 2001. There can be no assurance that the Company will be successful in obtaining FDA approval on a timely basis, or at all.

Competition

  The Company operates in a highly competitive industry. Many of the Company's existing competitors have significantly greater financial resources and manufacturing capabilities, are more established, have larger marketing and sales organizations and have larger technical staffs than the Company. BEI believes that its products compete primarily on the basis of price, design, performance, reliability, delivery service and support.

  Base Business. The principal competitors for the core gynecology products in the Company's Base Business include Circon Corporation, CSI, a subsidiary of The Cooper Companies, Inc., Karl Storz GmbH, Leisegang Medical, Inc., a subsidiary of NetOptix Corporation, Olympus Corp., Utah Medical Products, Inc., Wallach Surgical Devices, Inc., and Richard Wolf Medical Instruments Corp.

  HTA. One of the principal competitors for the Company's HTA is Gynecare, a subsidiary of Ethicon, Inc./Johnson & Johnson, whose ThermaChoice balloon, a device for endometrial ablation, has been cleared to be marketed in the United States by the FDA. While J&J has greater financial resources and more established distribution channels than the Company to develop its presence as a provider of an alternative treatment for dysfunctional uterine bleeding, BEI management believes the introduction of the ThermaChoice endometrial ablation product by J&J affirms BEI's market opportunity for non-surgical ablation technology as well as establishes the presence of a competitor that is a credible advocate of an alternate ablation technology. J&J entered the ablation market when it purchased Gynecare, Inc. for approximately $80,000,000 in August 1997. Shortly thereafter, in December 1997, Gynecare received FDA approval to market in the United States its ThermaChoice uterine balloon therapy for dysfunctional uterine bleeding. The Company believes such FDA authorization may have a complementary effect on the Company's prospects because the launch of the J&J product has raised physician and public awareness of non-surgical alternatives for hysterectomy avoidance. The gynecological community has reported to the Company that it is receiving strong interest from women about alternative treatments for dysfunctional uterine bleeding. Gynecologists worldwide are beginning to adopt such alternative treatments, including BEI's HTA, which are becoming available to serve these patients. BEI management believes that based upon patient results 12 months following international HTA treatments, the HTA procedure offers a promising alternative to balloon ablation, as evidenced by reduction in dysfunctional uterine bleeding. Management believes the HTA procedure brings to the treatment of dysfunctional uterine bleeding the safety attendant with direct visualization during treatment and the potential for complete treatment of the endometrial lining of the uterine cavity. As a result, management believes the HTA may prove to be valuable and competitive despite the existence of J&J's ThermaChoice balloon.

  Other principal competitors for the Company's HTA include Cavaterm, a product of Wallsten Medical SA, which is being sold internationally, but is not for sale in the United States. Valleylab, a subsidiary of U.S. Surgical/Tyco, announced in February 1999 that it will be conducting a limited clinical trial of the Vesta System for endometrial ablation prior to FDA approval in the United States. The Vesta System is currently under FDA investigation and is not for sale in the United States. Other technologies available for sale internationally but not domestically include the Gynelase product, (a laser intrauterine thermal therapy device) distributed by Sharplan, and the Microsulis PLC MEA device which employs a hand-held applicator to apply low power microwaves to the uterine cavity.

  Other large healthcare companies may enter the market for minimally invasive diagnostic and therapeutic gynecological products in the future. Competing companies may succeed in developing technologies and products that are efficacious or more cost effective than those currently offered or that may be developed by BEI.

  The Company believes that its ability to compete effectively depends on its ability to continue to develop proprietary products that fulfill unmet gynecological market needs and to anticipate changing marketplace demands, to continue to attract and retain highly qualified personnel, to obtain the required regulatory approvals, and to continue to manufacture and successfully market high quality products.

Manufacturing

  BEI's manufacturing operations consist primarily of the manufacture and assembly of electromechanical equipment such as electrosurgery generators, endoscope illuminators, endoscopes and electronic insufflators, all of which are included in the Base Business, and the HTA. Some component fabrication and assembly of various non-electrical products, both disposable and reusable, is also performed. Approximately 29.3% of the Company's annual revenue in fiscal 1998 was derived from internally manufactured products. The Company also utilizes contract manufacturers to make a variety of non-electrical medical devices to Company design specifications, including hysteroscopy systems, disposable catheters and reusable instruments, all of which are included in the Base Business, and the disposable HTA procedure kit. Approximately 54.1% of the Company's annual revenue in fiscal 1998 was derived from products produced for the Company by contract manufacturers. In addition, the Company purchases a number of products for resale under both exclusive license agreements and non-exclusive agreements including the Company's line of bipolar generators and disposables, smoke evacuators, colposcopes and cryosurgery products, all of which are included in the Base Business. Engineering efforts are continuing to reduce the cost of the disposable HTA procedure kit as volume increases by streamlining production methods and eliminating or replacing higher cost methods and materials.

  As a part of its Base Business, BEI also produces a variety of electrosurgical generators, laparoscopic insufflators, endoscopic light sources, and associated disposable products designed for use in various medical/surgical procedures and sold under OEM labeling arrangements.

  In order to commercialize the HTA successfully, BEI must manufacture or assemble the HTA itself or through third parties in accordance with the FDA requirements, in commercial quantities, at high quality levels and at reasonable costs. The Company has not yet produced the HTA in substantial quantities, but expects that its manufacturing experience with other medical electronic systems and consumable medical products will be transferable to the HTA. Failure of the Company to produce the HTA in commercial quantities at high quality levels and at commercially reasonable prices would have a material adverse effect on the Company's business, financial condition and results of operations.

  During fiscal 1996, BEI's manufacturing facilities received ISO 9001 certification from Lloyds Register Quality Assurance, Ltd. ("LRQA"). LRQA will conduct semiannual audits in Teterboro, New Jersey. The most recent audit of the Company's manufacturing facilities in Teterboro, New Jersey was in August 1999. The audit report did not include any negative observations or identify any areas of noncompliance, thereby resulting in re-certification. This re-certification dated effective September 1, 1999 will expire on August 31, 2002. Additionally, the Company's facilities and documentation procedures for the manufacture of medical devices are required to conform to the FDA's Quality System Regulations ("QSR") through its facilities inspection program. The FDA most recently inspected the Company's manufacturing facilities in Teterboro, New Jersey in September 1998 for compliance with the QSR. Upon completion of the inspection, the FDA did not issue a Notice of Adverse Findings. Withdrawal of QSR compliance status would have a material adverse effect on the Company's business, financial condition and results of operations.

Research and Development; Technology

  The Company's principal development effort has focused on proprietary devices for minimally invasive procedures in gynecology. The Company's internally funded research and development expenditures were $2,866,000, $1,864,000 and $1,328,000 for the fiscal years 1998, 1997 and 1996, respectively. Even if the Asset Sale is not consummated, the Company anticipates that the majority of spending on research and development over the next 12 months will be devoted to completing the HTA clinical trials and gaining FDA approval of the product. If the Asset Sale is not consummated, the Company would need to obtain additional financing to continue to engage in such activities beyond the end of calendar year 1999. There is no assurance such financing will be available on terms acceptable to the Company, if at all.

Licenses, Patents and Proprietary Technology

  The Company's policy is to protect its proprietary position by, among other methods, filing United States and foreign patent applications to protect technology, inventions and improvements that are important to the development of its business.

  The Company's success depends in part on its ability to obtain and maintain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company's strategy regarding the protection of its proprietary rights and innovations has been to seek patents on those portions of its technology that it believes are patentable and to protect as trade secrets other confidential and proprietary information.

  As of October 2, 1999, the Company had a portfolio including 17 United States patents, either licensed or owned, in addition to certain issued foreign patents. Among the 17 patents issued in the United States, four patents are related to the development of the HTA. Corresponding applications have been filed in certain foreign countries relative to the HTA. The Company's other patents relate to products in its Base Business and will therefore be sold to CSAC if the Asset Sale is consummated. The Company's policy is generally to file patent applications in foreign countries where rights are available and the Company believes it is commercially advantageous to do so. No assurance can be given that any patents from pending patent applications or from any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. The Company also owns certain registered trademarks, and has applied for other trademarks in certain foreign countries.

  Inclusive to the patent portfolio, the Company holds the rights and title to the patent for its Uterine Manipulator/Injector ZUMI product line, under an agreement with the Estate of James H. Harris, M.D. This patent was issued in 1984 and is expected to expire in 2001. This ZUMI product line, which accounts for a significant percentage of the Company's disposable instrument revenues, will be sold to CSAC pursuant to the Asset Purchase Agreement.

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and many companies in the industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement litigation or an interference proceeding declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of patent suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving the Company will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel.

  An adverse determination in a judicial or administrative proceeding or failure to obtain necessary license could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also relies upon trade secrets and technical know-how and continuing technological innovations to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute appropriate confidentiality and assignment of invention agreements in connection with their employment, consulting or advisory relationship with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any such breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

Government Regulation

  The preclinical and clinical testing, manufacturing, labeling, distribution and promotion of the Company's products are subject to extensive and rigorous government regulation in the United States and other countries. Noncompliance with applicable requirements can result in enforcement action by the United States Food and Drug Administration, including, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution.

  A medical device may be marketed in the United States only with the FDA's prior authorization. Devices classified by the FDA as posing less risk are placed in Class I or Class II and require the manufacturer to seek "510(k) clearance" from the FDA prior to marketing. Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use and safety and effectiveness to a "predicate device," which is a legally marketed Class I or Class II device or a "preamendment" (in commercial distribution before May 28, 1976) Class III device for which the FDA has not called for PMA applications (defined below).

  The Company's HTA system is classified by the FDA as a Class III device, which is considered to pose the greatest risk to patients (e.g., life-sustaining, life-supporting or implantable devices, or devices that are not substantially equivalent to a predicate device). A Class III device generally must undergo the FDA's PMA process, which requires the manufacturer to prove the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and information about the device and its components regarding, among other things, manufacturing, labeling and promotion. As part of the PMA review, the FDA will inspect the manufacturer's facilities for compliance with the QSR, which includes elaborate testing, control, documentation and other quality assurance procedures.

  Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which the Company believes typically takes one to three years, but may take longer.

The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a "not approvable" determination based on deficiencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. In recent years, the FDA has heightened its scrutiny of clinical data submitted in support of PMA applications. During the review period, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision making process.

  If the FDA's evaluation of the PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to comply with specific conditions (e.g., changes in labeling) or to supply specific additional data (e.g., longer patient follow up) or information (e.g., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA order for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA order can include post-approval conditions that the FDA believes are necessary to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in enforcement action, including withdrawal of the approval. The PMA process can be expensive and lengthy, and no assurance can be given that any PMA application will ever be approved for marketing. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, to its labeling or to its manufacturing process that affects the safety or effectiveness of the device. There can be no assurance that a PMA application will be submitted for any of the Company's Class III devices or that, once submitted, the PMA application will be accepted for filing, found approvable, or, if found approvable, will not take longer than expected to obtain or include unfavorable restrictions.

  A clinical study in support of a PMA application for a "significant risk" device requires an Investigational Device Exemption ("IDE") application approved in advance by the FDA for a limited number of patients. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. The clinical study may begin if the IDE application is approved by the FDA and the appropriate institutional review board ("IRB") at each clinical study site or through use of a central IRB. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical study after obtaining IRB approval without the need for FDA approval. In all cases, the clinical study must be conducted under the auspices of an IRB pursuant to FDA's regulatory requirements intended for the protection of subjects and to assure the integrity and validity of the data. During a clinical study, the Company is permitted to sell the products used in the study for an amount that does not exceed recovery of the costs of manufacture, research, development and handling. The Company's failure to adhere to regulatory requirements generally applicable to clinical studies or to any conditions of IDE approval could result in a refusal by the FDA to grant marketing clearance or approval for the Company's products. There can be no assurance that any clinical study proposed by the Company will be approved by the FDA, will be completed or, if completed, will provide data and information that support PMA approval or 510(k) clearance or that support authorization for additional clinical investigations of the type necessary to obtain approval or clearance.

  Devices manufactured or distributed by the Company pursuant to FDA clearance or approval will be subject to pervasive and continuing regulation by the FDA and certain state agencies. The Company will be subject to inspection by the FDA and such state agencies, and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including the FDA's labeling regulations, the QSR, the Medical Device Reporting ("MDR") regulations (which require that a manufacturer report to the FDA certain types of adverse events involving its products), and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. In addition, Class II devices can be subject to additional special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines) that do not apply to Class I devices. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Unanticipated changes in existing regulatory requirements, failure of the Company to comply with such requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. There can be no assurance the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

  The Company distributes products manufactured by third party vendors, where the regulatory approval and compliance for these products has been obtained and is controlled by the third party vendor. Any FDA regulatory or compliance actions against these companies could affect the third party vendor's ability to supply the Company or require the Company's participation in product recalls, which in turn could have a material adverse impact on the Base Business and the Company.

  The Food and Drug Administration Modernization Act of 1997 also makes changes to the device provisions of the Food, Drug and Cosmetic ("FDC") and other provisions in the FDC Act affecting the regulation of devices. Among other things, the changes will affect the IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products.

  Distribution of the Company's products outside the United States is also subject to regulation, which varies widely from country to country. The time required to obtain needed regulatory clearance by particular foreign governments may be longer or shorter than that required for FDA clearance or approval. In addition, the export by the Company of certain of its products that have not yet been cleared or approved for domestic distribution may be subject to FDA export restrictions. There can be no assurance that the Company will receive on a timely basis, if at all, any foreign government or United States export approvals necessary for the marketing of its products abroad.

  In January 1995, the Medical Device Directive ("MDD") was fully implemented in the European Union, which is intended to make European Union regulatory requirements more consistent. Under MDD, the Company is subject to "prior notice" of intent to conduct clinical studies in the European Union. This process, similar to the FDA IDE process, requires regulatory documents and test information to be submitted to the governmental agency of each country in which the Company intends to conduct clinical studies. In order to commence commercial marketing of its products in the European Union, the Company is required to file for a CE Mark approval. In January 1998, the Company received CE Mark approval for the HTA System from LRQA, an organization that certifies the safety of medical device products and the quality assurance systems put in place by the manufacturer of the medical device. There can be no assurance, however, that the Company will be successful in obtaining CE Mark approval for any other products in a timely manner, if at all, and any failure to receive or delay in receiving such approval could have a material adverse effect on the Company's business, financial condition and results of operations.

Employees

  As of October 2, 1999, BEI had 61 full-time employees, including 10 in research, development and engineering, 20 in marketing and sales, 20 in operations and 11 in administration. There are no unions representing the Company's employees. The Company believes that its relations with its employees are good.

  After completion of the Asset Sale and the Company's performance of transition services for CSAC, the Company anticipates that the number of full-time employees will be reduced to approximately 27.

                                BEI PROPERTIES

  The Company's principal executive offices are located in leased office space in Teterboro, New Jersey. The Company operates one other facility in Chatsworth, California, and maintains office space in various locations throughout the United States for sales and technical support. BEI's principal facilities are as follows:

        Location                                       Description of Facility
        --------                                       -----------------------
Teterboro, New Jersey...  Leased 24,400 square foot manufacturing, engineering, and administrative facility.
Chatsworth, California..  Leased 3,400 square foot administrative and marketing facility.

  The lease agreement for the Teterboro facility expires on June 8, 2004, and the Company has the option to extend the term of this lease for five additional years. The monthly base rent through February 2000 is approximately $21,445, plus the Company's pro rata share of maintenance expenses and real estate taxes with immaterial increases thereafter through the end of the lease term. The lease agreement for the Chatsworth facility expires on May 31, 1999. The monthly base rent is approximately $4,225, plus the Company's pro rata share of certain operating expenses and real estate taxes.

  Management believes that the current facilities are adequate and suitable for the current operations of the Company. If the Asset Sale is consummated, the Company will no longer have a need for the Chatsworth facility once the Company has completed the transition services to be provided to CSAC.

                        LEGAL PROCEEDINGS INVOLVING BEI

  From time to time, BEI may become involved in or subject to various litigation and legal proceedings incidental to the normal conduct of the Company's business. The Company is not involved in any material legal proceedings.

                            SELECTED FINANCIAL DATA

  The selected consolidated financial data for each of the five years in the period ended October 3, 1998 have been derived from the audited Consolidated Financial Statements of BEI, which are included herein. The selected consolidated financial data as of and for the periods ended June 27, 1998 and July 3, 1999 have been derived from unaudited Consolidated Financial Statements of BEI which, in the opinion of BEI management, have been prepared on a basis substantially consistent with the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information for the period. The results of such interim periods are not necessarily indicative of the results for the full fiscal year. The data presented below should be read in conjunction with BEI's audited Consolidated Financial Statements for each of the fiscal years in the five year period ended October 3, 1998 and the unaudited Consolidated Financial Statements as of and for the periods ended June 27, 1998 and July 3, 1999, which are included herein.

  The data and the accompanying analysis in "Management's Discussion and Analysis of Financial Condition and Results of Operations" cover periods in which the Company's operations include business segments which are now operated by Technologies and include the results of those business segments as discontinued operations by the Company. Continuing operations of the Company are comprised of the medical device business carried on by the Company's majority-owned subsidiary BEI Medical Systems Company, Inc. prior to the Distribution, which subsequent to the Distribution comprised all of the Company's operations. For further information see Note 1 to the Consolidated Financial Statements, Technologies' Form 10, "General Form for Registration of Securities", as amended (File No. 0-22799) and the Technologies Form 10-K for the fiscal year ended September 28, 1997 (File No. 0-22799).

                                                    Year Ended                            Nine Months Ended
                          --------------------------------------------------------------- -------------------
                          October 3, September 28, September 27, September 30, October 1, July 3,   June 27,
                             1998        1997          1996          1995         1994      1999      1998
                          ---------- ------------- ------------- ------------- ---------- --------  ---------
                                                                                             (unaudited)
                                               (in thousands, except per share amounts)
Statement of Operations
 Data:
Revenue.................   $ 9,651      $10,005      $  9,357      $  8,847     $  8,678  $  6,512  $  7,246
Loss from continuing
 operations.............    (4,971)      (4,348)       (2,682)       (2,350)      (2,458)   (4,891)   (3,324)
Income (loss) from
 discontinued
 operations.............       --         4,583         4,571        (2,041)         714       --        --
Net income (loss).......    (4,971)         235         1,889        (4,391)      (1,744)   (4,891)   (3,324)
Loss from continuing
 operations per common
 share, basic and
 diluted................   $ (0.68)     $ (0.64)     $  (0.40)     $  (0.36)    $  (0.38) $  (0.65) $  (0.45)
Earnings (loss) from
 discontinued per common
 share, basic and
 diluted................       --          0.67          0.68         (0.30)        0.11  $  (0.65) $  (0.45)
Earnings (loss) per
 common share, basic and
 diluted................   $ (0.68)     $  0.03      $   0.28      $  (0.66)    $  (0.27)      --        --
Cash dividends per
 common share...........       --       $  0.08      $   0.08      $   0.08     $   0.08
Weighted average shares
 outstanding............     7,354        6,817         6,737         6,617        6,541     7,497     7,316
Balance Sheet Data:
Cash and cash
 equivalents............   $ 3,504      $ 9,271      $  9,128      $  9,023     $  1,103  $  2,429
Working capital(1)......     8,284       11,085        38,102        35,923       40,189     5,075
Total assets(1).........    17,388       22,584       115,011       113,738      112,432    12,922
Long-term debt
 (excluding current
 portion)...............       --            22           212           392          560     1,000
Stockholders'
 equity(1)..............    14,440       17,660        55,972        53,319       57,829     9,710

-------
(1) Amounts for working capital, total assets and stockholders' equity include discontinued operations for fiscal years 1996, 1995 and 1994.

                  BEI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations

  Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, and those discussed in the Company's Form 10-K for the year ended October 3, 1998.

  The following discussion and analysis of financial condition and results of operations reflects historical results prior to the proposed Asset Sale. The Asset Sale will have a significant impact upon the financial condition and results of operations of the Company, as both future revenues and revenue generating assets will be significantly reduced (see "Summary Unaudited Pro Forma Financial Data"), and the Company's product focus will become narrowed and dependent upon the successful completion of the FDA Phase III clinical trials and commercialization of the HTA technology (see "Risk Factors"). The cash proceeds from the Asset Sale will be utilized by BEI (i) to pay expenses associated with the Asset Sale, which are estimated to be $1,155,000. Such expenses include estimated professional fees to be paid by BEI in connection with the Asset Sale ($465,000), employee bonuses relating to the completion of the Asset Sale ($185,000), estimated severance payments ($260,000), and the cost of products and services associated with the Transition Agreement to be provided to CSAC free of charge ($245,000); (ii) to repay the outstanding amounts owed under the credit facility with TBCC, including accrued but unpaid interest. As of October 31, 1999, the principal amounts outstanding to TBCC under the credit facility were $1,000,000 on the Term Loan (as defined below), with an interest rate of 14.14% and a maturity date of November 30, 2001 and $500,000 on the Revolving Loan (as defined below), with an interest rate of 11.25% and a maturity date of May 5, 2000; (iii) as working capital to finance completion of the FDA Phase III clinical trials and initiate commercialization of the HTA product in the United States and (iv) to fund BEI's ongoing operating expenses.

  The Company's capital requirements to complete the development and commercialization of the HTA depend on numerous factors including the timing and receipt of regulatory clearances and approvals, the resources required to initiate commercialization of the product in the United States and the extent the HTA gains market acceptance and sales. The timing and amount of such capital requirements cannot be predicted accurately. Consequently, although the Company believes that the net proceeds from the Asset Sale plus existing cash balances will provide adequate funding to meet the Company's capital requirements for the next twenty-four months, the Company may need to raise additional funds through public or private financing or other arrangements. There can be no assurance that the Company will not require additional financing or that such additional financing, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve covenants that are more restrictive than those associated with the Company's current credit facility.

  The following table sets forth, for the fiscal periods indicated, the percentage of revenues represented by certain items in the Company's Consolidated Statements of Operations.

                                     Year Ended         Nine Months Ended
                                  --------------------  ---------------------
                                                        July 3,     June 27,
                                  1998    1997   1996     1999        1998
                                  -----   -----  -----  --------    ---------
Revenue.........................  100.0%  100.0% 100.0%     100.0%      100.0%
Cost of sales...................   58.4    59.7   61.9       59.6        58.5
Gross profit....................   41.6    40.3   38.1       40.4        41.5
Operating expenses:
Selling, general and administra-
 tive expenses..................   90.0    78.8   69.6       83.1        86.3
Research, development and re-
 lated expenses.................   29.7    18.6   14.2       38.2        24.5
Loss from operations............  (78.1)  (57.1) (45.7)     (80.9)      (69.3)
Other income....................    3.2     1.3    3.5        1.4         3.8
Interest expense................   (0.2)   (0.7)  (1.2)      (0.4)       (0.3)
Loss before income taxes........  (75.1)  (56.5) (43.4)     (79.9)      (65.8)
Income taxes (benefit)..........  (23.6)  (13.0) (14.8)      (4.8)      (19.9)
Loss from continuing opera-
 tions..........................  (51.5)  (43.5) (28.6)
Income from discontinued opera-
 tions..........................    --     45.8   48.8
Net income (loss)...............  (51.5)%   2.3% 20.2%      (75.1)%     (45.9)%

Nine-months Ended July 3, 1999 and June 27, 1998

  Revenues for the nine-months ended July 3, 1999, were $6,512,000 a decrease of $734,000 or 10.1% from the comparable nine-month period ended June 27, 1998. The lower revenue principally reflects the impact of reduced shipments of reusable instruments to both domestic and international customers generally due to soft market conditions and increased competition. Revenues from these products declined $520,000 or 16.0% in the nine-month period ended July 3, 1999 compared to the nine-month period ended June 27, 1998. Additionally, revenues from disposable instruments declined by $96,000 reflecting the market impact early in the fiscal year of a temporary supply shortfall from one outside vendor and revenues from gastrointestinal products declined $106,000 or 15.9%. Partially offsetting the above were increased international revenues from shipments of the Company's HTA system for endometrial ablation. HTA revenues for the nine-months ended July 3, 1999 increased to $260,000 or 10.2% from the comparable period of fiscal 1998. The higher HTA revenue in fiscal 1999 reflects increased adaptation of the HTA procedure in certain international markets. The HTA system is now available for sale in 18 countries. Additionally, revenues from OEM products increased in fiscal 1999 to $818,000, a 7.8% increase.

  Gross profit as a percentage of revenues decreased to 40.4% in the first nine-months of fiscal 1999 compared to 41.5% for the first nine-months of fiscal 1998. The decrease was principally due to a change in the product mix, with a larger portion of lower margin products being sold during the nine-months ended July 3, 1999 compared to the comparable period of fiscal 1998, and higher overhead absorption costs resulting from the reduced volume. Partially offsetting the reduction in gross margins were decreases in direct labor and overhead costs of $336,000 for the nine-month period ended July 3, 1999, compared to the prior period. This decrease resulted primarily from the consolidation of the Company's manufacturing and distribution facilities that occurred in the fourth quarter of fiscal 1998.

  Selling, general and administrative expenses decreased $839,000 to $5,414,000 or 83.1% of revenues for the nine-months ended July 3, 1999 compared to $6,253,000 or 86.3% of revenues for the nine-month period in fiscal 1998. The decline in expenses reflects reduced amortization of intangible assets of $397,000 following the sale of a previously acquired product line, as well as the impact of a non-compete agreement that became fully amortized during the third quarter of fiscal 1998. Selling expenses declined approximately $251,000 for the nine-months ended July 3, 1999 compared to the same period in fiscal 1998, reflecting lower commissions and marketing expenses as a result of Company efforts to reduce selling costs. Additionally, the decrease reflects the absence in fiscal 1999 of one-time net charge of $102,000 incurred in fiscal 1998. Nine-month fiscal 1998 results included the benefit of $723,000 representing the reversal of previously expensed legal fees which were reimbursed by the Company's insurance carrier partially offset by a charge of approximately $354,000 related to the consolidation of the Company's facilities and a charge of $471,000 to reduce the carrying value of certain intangible assets to their net realizable value. The $354,000 provision for relocating the Company's corporate headquarters and consolidation of its production facilities to a new facility in New Jersey included charges for duplicate facilities of $140,000, severance and personnel relocation costs of $125,000 and moving and other related costs of $89,000.

  Research, development and related expenses as a percentage of revenues were 38.2% or $2,485,000 for the nine-months ended July 3, 1999 compared to 24.5% or $1,772,000 for the same period of fiscal 1998. The increased spending reflects expenses associated with recruiting and treating patients as part of the HTA Phase III clinical trials in the United States. The Company received approval from the Food and Drug Administration ("FDA") to proceed to the Phase III portion of the HTA clinical trials in July 1998 and in September 1998 began to treat patients under the approved protocol. The Company was required to enroll 276 patients at its 9 U.S. clinical sites under the Phase III protocol. As of August 6, 1999, all treatments were completed. Data from examinations one year following treatment is one of the requirements for FDA approval.

  Interest income declined to $87,000 in the nine-month period ended July 3, 1999 compared to $272,000 in the prior period, as a result of lower average cash balances during the period.

  Interest expense increased to $28,000 in the nine-month period ended July 3, 1999 compared to $21,000 in the prior period, as a result of the Company's $1,000,000 term note and related credit facility which the Company entered into in May 1999.

  Income tax benefit was 6.1% of the pretax loss in the nine-month period ended July 3, 1999 compared to 30.3% of the pretax loss in the comparable period of fiscal 1998. The income tax benefit reflects the Company's ability to carry back losses and collect a refund against prior years' taxes paid on the earnings of previously discontinued operations. The amount of carryback available to the Company is limited to the taxes paid on earnings of the previous two fiscal years and the lower effective tax rate in fiscal 1999 results from the reduced amount of remaining carryback available to the Company compared to fiscal 1998. The remaining carryback available to the Company is approximately $75,000, which will be recognized in the fourth quarter of fiscal 1999.

Fiscal years 1998, 1997 and 1996

 Revenue

  In fiscal year 1998, the Company's revenues decreased 3.5% to $9,651,000 from $10,005,000 in fiscal year 1997. Revenues from gynecological products in fiscal year 1998 increased approximately 3.8% over fiscal year 1997 reflecting an increase in shipments of disposable catheter products and specialty stainless steel instruments. Additionally, international revenues from the Company's new HTA grew 40.3% to $275,000 in fiscal year 1998 compared to $196,000 in fiscal year 1997. However, offsetting the above was a decline in OEM shipments from $1,710,000 in fiscal year 1997 to $950,000 in fiscal year 1998 reflecting the Company's decision to reduce marketing efforts related to its lower-margin OEM products in order to focus on its core of higher-margin women's healthcare products. Additionally, sales of several of the Company's OEM products declined on a year to year basis due to increased competition.

  The Company's revenues increased 6.9% to $10,005,000 in fiscal year 1997 from $9,357,000 in fiscal year 1996. Revenues from gynecology products in fiscal year 1997 increased 3.2% compared to fiscal year 1996 due to higher shipments of disposable catheters and reusable instruments. Additionally, OEM shipments increased to $1,710,000 in fiscal year 1997 compared to $1,360,000 in fiscal year 1996 reflecting shipments of special orders for minimally invasive surgery equipment in fiscal year 1997 and increased shipments of disposable catheters. Sales of the HTA for endometrial ablation also contributed $196,000 in revenue in fiscal year 1997 following introduction of the system in certain international markets in that year. Partially offsetting the above was a decline in revenue from orthopedic products following the sale of the product line in fiscal year 1996.

  The Company's revenues from international customers were approximately 15.5%, 14.3% and 13.8% of the Company's revenue for fiscal years 1998, 1997 and 1996, respectively. International revenues can vary significantly as a percentage of revenues depending on the timing of shipments and size of orders.

 Cost of Sales and Gross Profit

  Cost of sales as a percentage of revenue was 58.4%, 59.7% and 61.9% in fiscal years 1998, 1997 and 1996, respectively.

  The decrease in cost of sales as a percentage of revenue in fiscal year 1998 compared to fiscal year 1997 reflects a more favorable product mix resulting primarily from the decline in lower margin OEM revenues compared to the total revenue, plus reduced labor and overhead expenses following the Company's facilities consolidation, which was completed at the end of the third fiscal quarter of 1998.

  The decrease in cost of sales as a percentage of revenue in fiscal year 1997 from fiscal year 1996 resulted primarily from improved overhead absorption resulting from higher sales volume plus reduced overhead spending resulting from lower personnel costs.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses as a percentage of revenue were 90.0%, 78.8% and 69.6% in fiscal years 1998, 1997 and 1996, respectively.

  Selling, general and administrative expenses increased from $7,883,000 in fiscal year 1997 to $8,688,000 in fiscal year 1998. The higher expenses reflect: a $531,000 write-down of intangible assets to realizable value (originally estimated to be $471,000 during the third quarter of fiscal 1998) associated with the sale of the Company's GyneSys and HysteroSys product lines to Ethicon, Inc. and relocation and plant shutdown expenses of $329,000 associated with the Company's facilities consolidation (originally estimated to be $354,000 during the third quarter of fiscal 1998). The $329,000 provision for relocating the Company's corporate headquarters and consolidation of its production facilities to a new facility in New Jersey included charges for duplicate facilities of $140,000, severance and personnel relocation costs of $115,000 and moving and other related costs of $74,000. Additionally, the Company incurred increased selling expenses of $354,000 associated with the development of the Company's field sales force of independent sales representatives and higher legal and administrative expenses associated with the Company's efforts to obtain additional financing. The increase in expenses was partially offset by a benefit of $701,000, net of settlement, representing the reversal of previously expensed legal fees incurred in the completed litigation with CSI, which fees were reimbursed by the Company's insurance carrier.

  Fiscal year 1997 selling, general and administrative expenses increased by $1,366,000 from $6,517,000 in fiscal year 1996 to $7,883,000 in fiscal year
1997. The higher expenses resulted from increased selling expense of $698,000 due to expansion of the domestic sales force, higher marketing and promotional expenses, and the launch of the HTA in international markets. Fiscal year 1997 expenses also included higher administrative and legal costs primarily associated with the Distribution of the common stock of BEI Technologies to the shareholders of BEI Electronics and other legal matters. See Note 1 of Notes to Consolidated Financial Statements.

 Research, Development and Related Expenses

  The Company's internally funded research, development and related expenses as a percentage of revenue were 29.7%, 18.6% and 14.2% for fiscal years 1998, 1997 and 1996, respectively.

  Development expense increased from $1,864,000 in fiscal year 1997 to $2,866,000 in fiscal year 1998 due to increased spending to support the Phase II and Phase III portions of the HTA clinical trials in the United States.

  Research and development expenses in fiscal year 1997 increased from fiscal year 1996 primarily because of increased spending for the development of the HTA and other new products and the Phase II clinical trials of the HTA.

  The Company believes that the continued timely development of new products and enhancements to its existing products is essential to maintaining its competitive position. Accordingly, the Company anticipates that such expenses will continue to increase in absolute amount, but may fluctuate as a percentage of revenue.

 Interest Expense and Other Income

  Interest expense as a percentage of revenue decreased to 0.2% in fiscal year 1998 from 0.7% in fiscal year 1997 and decreased to 0.7% in fiscal year 1997 from 1.2% in fiscal year 1996 as existing debt was paid down and no new debt incurred.

  Other income in fiscal years 1998, 1997, and 1996 was comprised of interest income earned on highly liquid investments. Other income in fiscal year 1998 increased as a percentage of revenue to 3.2% from 1.3% in fiscal year 1997 reflecting the larger average cash balance over the course of fiscal year 1998 compared to fiscal year 1997.

 Income Tax Benefit

  The Company's effective tax rate from operations was 31.4%, 23.0% and 34.0%, for fiscal years 1998, 1997 and 1996, respectively. The fiscal year 1998 and fiscal year 1997 tax rate vary from the statutory federal income tax rate as a result of an increase in the valuation allowance due to substantial uncertainties regarding the realizability of certain deferred tax assets and the Company's ability to benefit from the amortization of goodwill.

  In fiscal year 1998, an income tax benefit of $2,279,000 was derived from the carryback of losses incurred in fiscal year 1998 against taxes paid on the earnings of discontinued operations in fiscal year 1996 and fiscal year 1997. The amount of the carryback available to the Company is limited to the taxes paid on the earnings of the previous two fiscal years and, in fiscal year 1999, any carryback will be limited to approximately $300,000 remaining.

  In connection with the Distribution, the Company entered into a Tax Allocation and Indemnity Agreement with Technologies, as amended December 15, 1998. Under the terms of the agreement, Technologies and BEI are each responsible for the payment of 100% of the portion of federal and state taxes related to their and their respective subsidiaries activities for the periods prior to the Distribution in which both parties were included in consolidated income tax returns and are entitled to their portion of any income tax refunds for the same periods. For the periods after the Distribution, BEI is entitled to 100% of any carryback of losses or credits to prior years.

 Discontinued Operations

  Net income for business segments now operated by BEI Technologies, Inc. was $4.6 million in each of fiscal years 1997 and 1996, respectively.

Liquidity and Capital Resources

  The Company's capital requirements depend on numerous factors, including the progress of the Company's clinical research and product development programs, the timing and receipt of regulatory clearances and approvals, and the resources the Company devotes to developing, manufacturing and marketing its products. The Company's capital requirements also depend on the resources required to expand and develop a direct sales force in the United States and to expand the Company's manufacturing capacity, and the extent to which the Company's products gain market acceptance and sales. The timing and amount of such capital requirements cannot be predicted accurately. The Company is currently seeking additional financing. Consequently, although the Company believes its existing cash balances together with operating revenues, additional tax refunds and funds available as a result of a financing arrangement with Transamerica Business Credit Corporation ("TBCC") in May 1999 (see below) will provide adequate funding to meet the Company's liquidity requirements for the remainder of the current calendar year, there can be no assurance that additional financing will be available on terms favorable to the Company, or at all. In the event the Company is unable to generate sufficient cash flows from operations or to secure additional sources of capital, its ability to continue as a going concern may be impaired. Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants and may also be dilutive to stockholders.

  During the first nine months of fiscal 1999, cash used by operations was $2,043,000 principally due to the $4,891,000 net loss for the period, partially offset by changes in operating assets and liabilities of $2,848,000 resulting primarily from a reduction in refundable income taxes of $1,961,000 reflecting the receipt of a federal income tax refund related to fiscal year 1998, non-cash charges for depreciation and amortization of $590,000 and reductions in accounts receivable and inventory aggregating $750,000, which were partially offset by reductions in accounts payable and accrued expenses aggregating $715,000.

  Cash used in investing activities during the first nine months of fiscal 1999 of $12,000 consisted of purchases of equipment. Cash received from financing activities consisted of $1,000,000 from the issuance of long-term debt (see below).

  Cash used in financing activities consisted of $21,000 in scheduled payments made on long-term debt.

  During fiscal 1998, operating activities of continuing operations utilized $6,172,000 in cash. The loss from operations of $4,971,000, plus an increase in refundable income taxes of $2,374,000, inventory purchases of $423,000 and decreases in accounts payable, accrued expenses and other liabilities aggregating $172,000, were partially offset by non-cash charges for depreciation and amortization of $311,000 and $1,115,000, respectively, and a loss on the sale of assets of $545,000.

  Investing activities during fiscal 1998, which generated $579,000 in cash, consisted of $975,000 from the sale of a product line offset by purchases of equipment of $372,000 and purchases of patents and licenses of $24,000.

  During fiscal 1998, cash used in financing activities consisted primarily of $191,000 in principal payments on long-term debt and other liabilities and proceeds from $17,000 for options exercised.

  The Company had no material capital or other commitments as of July 3, 1999.

  As of May 7, 1999, the Company signed an agreement with TBCC to provide up to $2,500,000 in senior secured financing. Key components of the agreement are as follows:

  TBCC is providing the Company with a Revolving Credit Facility under which the Company may from time to time borrow an aggregate amount not to exceed the lesser of $1,000,000 or an amount equal to 85% of the amount of the Company's eligible accounts receivable as defined in the agreement (the "Revolving Loan"). In addition to the Revolving Loan, TBCC is providing the Company with a Senior Term Loan not to exceed $1,500,000 (the "Term Loan"). The Term Loan was made in an initial disbursement in the amount of $1,000,000 on May 7, 1999; with an additional disbursement of $500,000 to be made upon the closing of an equity issuance by the Company generating net proceeds of not less than $2,000,000. All borrowings under the TBCC agreement are collaterized by all of the assets of the Company.

  The term of the Revolving Loan is one year from the date of the agreement and may be renewed upon the agreement of both parties. The interest rate on the Revolving Loan will be the Base Rate (defined below) plus 3.0% per annum, provided that the interest rate in effect in each month will not be less than 9.0% per annum, and provided that the interest charged for each month in respect of the Revolving Credit Facility shall be a minimum of $3,000, regardless of the amount of the obligations outstanding. Base Rate means the highest prime, base or equivalent rate of interest announced from time to time by Citibank, N.A. (which may not be the lowest rate of interest charged by such bank).

  The term of each disbursement of the Term Loan is for 30 months after the date of such disbursement and the interest on the Term Loan accrues at a rate of 14.14% per annum. In connection with the loan-term borrowings under the TBCC agreement, the Company may be subject to market risks resulting from charges in the variable interest rate as provided in the agreement. At July 3, 1999, the fair value of the borrowings outstanding under the term loan approximates its carrying value.

  As of October 31, 1999, the amounts outstanding to TBCC under the credit facility were $1,000,000 on the Term Loan, with an interest rate of 14.14%, and $500,000 on the Revolving Loan, with an interest rate of 11.25%.

  Concurrent with the above transaction, the Company provided TBCC with a seven-year warrant to purchase 92,308 shares of common stock at an initial exercise price of $1.625 per share, subject to adjustment. The warrant is currently exercisable.

Year 2000 Compliance: Modification of Management Information Systems

  Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such Year 2000 requirements, especially those with internally developed systems.

  The Company and third parties, with which the Company does business, rely on numerous computer programs in their day-to-day operations. The Company's Year 2000 project is divided into the following major sections: infrastructure and applications software, commonly referred to as "IT Systems", third party suppliers and customers, commonly referred to as "External Agents", process control and instrumentation and Company products.

  IT Systems. The Company has completed its assessment of Year 2000 issues as they relate to the Company's IT systems. This analysis included such activities as order taking, billing, purchasing/accounts payable, general ledger/financial, and inventory. Systems critical to the Company's business are commercial packages available from third party vendors and currently in use with little modification. According to information provided by the suppliers of these products, the versions of these systems in use are believed to be Year 2000 compliant in storage, calculation, and function. The Company has upgraded these systems where necessary and believes that all mission critical software is now Year 2000 compliant, based upon representation from the vendors. The Company has used both internal and external resources to test the versions of the software believed to be Year 2000 compliant and has found no discrepancy. The Company is executing a plan to resolve the remaining software and hardware issues. The Year 2000 analysis and upgrading of existing systems are being performed as a part of the Company's routine maintenance of computer systems and are not anticipated to be material to the Company's financial results.

  External Agents. The Company has sent questionnaires and letters of inquiry to the External Agents to assist the Company in assessing the Year 2000 readiness of its External Agents and evaluate the scope of the Company's exposure. To date, the Company is not aware of any External Agent with a Year 2000 issue that would materially impact the Company's results of operations, liquidity or capital resources. However, the Company has no means of ensuring that External Agents will be Year 2000 ready. The inability of External Agents to complete their Year 2000 resolution process in a timely fashion could materially impact the Company. The effect of non-compliance by External Agents is not determinable.

  Process Control and Instrumentation. All other items with potential Year 2000 issues continue to be inventoried and evaluated by the Company. These include such items as telephone systems, security systems, HVAC, copiers, FAX machines, production equipment, tools and other process systems. The Company anticipates that the assessment phase of this part of the project will be completed in the third calendar quarter. To date, the Company has not discovered any year 2000 issues with any of these items. Although the Company is in the early phases of this portion of the Year 2000 project, based upon a preliminary review the Company does not anticipate costs related to this portion of the project to be material to the financial results of the Company.

  Company Products. In addition, BEI has reviewed the Year 2000 issue as it relates to the electronic products manufactured for sale by the Company. The Company believes that none of its products are date sensitive or will require modification to become Year 2000 compliant. Accordingly, the Company does not believe the Year 2000 issue presents a material exposure as it relates to the Company's products.

  The Company currently believes that it has an effective program in place to resolve the Year 2000 issues in a timely manner, however the Company has not yet completed all necessary phases of the Year 2000 project. In the event that the Company does not complete any additional phases, the Company would be unable to efficiently take customer orders, manufacture and ship products, invoice customers or collect payments. In addition, disruptions in the economy generally resulting from Year 2000 issues could materially adversely affect the Company.

  The Company currently believes it does not need a year 2000 contingency plan. All of the Company's major systems have been upgraded or determined to be compliant. Any remaining Year 2000 compliance issues should be minor and will be dealt with as they are identified. The Company will continue to monitor and evaluate the potential impact of the Year 2000 issue and adjust the plans accordingly.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is required to be adopted in years beginning after June 15, 1999. This statement requires that all derivatives be recorded in a company's balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statements No. 133." This statement defers for one year the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Because the Company does not enter into financial instruments for trading or speculative purposes and does not currently utilize derivative financial instruments, management does not anticipate that the adoption of the new Statement will have any effect on the Company's consolidated financial position or results of operations.

Effects of Inflation

  Management believes that, for the periods presented, inflation has not had a material effect on the Company's operations.

          QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

  The Company does not enter into financial instruments for trading or speculative purposes and does not currently utilize derivative financial instruments. The operations of the Company are conducted primarily in the United States and, as such, are not subject to material foreign currency exchange rate risk. The Company is subject to the following interest rate market risks: (i) the Company has cash and cash equivalents on which interest income is earned at variable rates; (ii) the Company also has a $1,000,000 credit facility at a variable interest rate, which is affected by the general level of U.S. interest rates. The Company believes its market risk exposures are not material.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of October 2, 1999 by: (i) each director;
(ii) each executive officer; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                          Beneficial Ownership
                                                          --------------------
                                                          Number of Percent of
                                                           Shares   Total (2)
                                                          --------- ----------
Mr. Charles Crocker(3)................................... 1,557,904    20.3%
 One Post Street
 Suite 2500
 San Francisco, CA

Brinson Partners, Inc.(4)................................   404,300     5.3%
 209 S. LaSalle Street
 Chicago, IL

SoGen International Fund, Inc.(5)........................   400,000     5.2%
 1221 Avenue of the Americas
 8th Floor
 New York, NY 10020

Dimensional Fund Advisors, Inc.(6).......................   460,800     6.0%
 1299 Ocean Avenue
 Penthouse
 Santa Monica, CA

Hollybank Investment, LP (7).............................   927,000    12.1%
 One Financial Center, Suite 1600
 Boston, MA

Mr. Samuel Dickstein(8)..................................    55,457       *

Mr. Thomas W. Fry(8).....................................    54,020       *

Dr. Ralph M. Richart(8)..................................   105,161     1.4%

Mr. Richard W. Turner(8).................................   375,012     4.7%

Dr. Lawrence A. Wan(8)...................................    29,250       *

Mr. Gary D. Wrench(8)(9).................................    93,047     1.2%

All executive officers and directors as a group (7 per-
 sons)(10)............................................... 2,269,851    27.8%

--------
 *  Less than one percent.
 (1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
 (2) Applicable percentages are based on 7,685,707 shares outstanding on October 2, 1999, adjusted as required by rules promulgated by the Commission.
 (3) Includes 400,000 shares held by Mr. Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 54,936 shares held in a trust of which Mr. Crocker is beneficiary and sole trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of these trusts.

 (4) Represents shares held by Brinson Partners, Inc. ("Partners") which has the sole power to vote and dispose of the shares held by it and shares held by Brinson Trust Company ("Trust") which has the sole power to vote and dispose of the shares held by it. Trust is a wholly-owned subsidiary of Partners, which is a wholly-owned subsidiary of Brinson Holdings, Inc. ("Holdings"). Holdings may be deemed to share the power to vote and dispose of all shares held by Partners and Trust, and Partners may be deemed to share the power to vote and dispose of all shares held by itself or Trust. Therefore, both Holdings and Partners each may be deemed a beneficial owner of all the shares held by Partners and Trust.
 (5) SoGen International Fund, Inc. shares with Societe Generale Asset Management Corp. the power to vote and dispose of all shares held by it.
 (6) Represents shares held by Dimensional Fund Advisors, Inc., DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company. Officers of Dimensional Fund Advisors, Inc. have sole power to vote and dispose of shares beneficially owned by it, including shares held by DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company.
 (7) Represents shares held by Hollybank Investments, LP ("Hollybank") which has the sole power to vote and dispose of the shares held by it and includes 88,000 shares held by Dorsey R. Gardner, general partner of Hollybank, who has the sole power to vote and dispose of his shares. Mr. Gardner, as general partner of Hollybank, may be deemed to beneficially own shares held by Hollybank. Except to the extent of his interest as a limited partner in Hollybank, Mr. Gardner disclaims such beneficial ownership.
 (8) Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Dickstein, 39,667 shares; Mr. Fry, 12,649 shares; Mr. Turner, 375,012 shares; Dr. Wan, 10,000 shares; Mr. Wrench, 31,028 shares; and all executive officers and directors as a group, 468,356 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: Dr. Richart, 5,014 shares; Dr. Wan, 4,453 shares; Mr. Wrench, 7,200 shares; and all executive officers and directors as a group, 16,667 shares.
 (9) Includes 45,276 shares held in a revocable trust of which Mr. Wrench and his wife, Jacqueline Wrench, are beneficiaries and sole trustees. Mr. and Mrs. Wrench, acting alone, each has the power to vote and dispose of such shares. Also includes 16,743 shares which Mr. Wrench, acting alone, has power to vote and dispose of.
(10) Includes the shares described in the Notes above, as applicable.

                                    EXPERTS

  The consolidated financial statements of BEI Medical Systems Company, Inc. at October 3, 1998 and September 29, 1997, and for each of the three years in the period ended October 3, 1998, appearing in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

               REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS

  It is expected that representatives of Ernst & Young LLP, BEI's independent public accountants, will be present at the Special Meeting where they will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 OTHER MATTERS

  The BEI Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the BEI Board

                                          /s/ Thomas W. Fry
                                          Thomas W. Fry
                                          Corporate Secretary

November 10, 1999

                                INDEX TO ANNEXES

Asset Purchase Agreement dated October 1, 1999, as amended by the
 Amendment No. 1 to Asset Purchase Agreement, dated November 2, 1999 between BEI and CSAC..................................................  Annex A

Opinion rendered by Financial Advisor to BEI Board, dated September 23,
 1999..................................................................  Annex B

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at July 3, 1999 (unaudited) and
 October 3, 1998..........................................................   F-2
Unaudited Condensed Consolidated Statements of Operations for the nine
 month periods ended July 3, 1999 and June 27, 1998.......................   F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the nine
 month periods ended July 3, 1999 and June 27, 1998.......................   F-4
Notes to Unaudited Condensed Consolidated Financial Statements............   F-5
Audited Consolidated Financial Statements
Report of Independent Auditors............................................   F-7
Consolidated Balance Sheets at October 3, 1998 and September 27, 1997.....   F-8
Consolidated Statements of Operations for the fiscal years ended October
 3, 1998, September 27, 1997 and September 28, 1996.......................   F-9
Consolidated Statements of Stockholders' Equity for the fiscal years ended
 October 3, 1998,
 September 27, 1997 and September 28, 1996................................  F-10
Consolidated Statements of Cash Flows for the fiscal years ended October
 3, 1998, September 27, 1997 and September 28, 1996.......................  F-11
Notes to Consolidated Financial Statements................................  F-12

              BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                            July 3,   October 3,
                                                             1999        1998
                                                          ----------- ----------
                                                                      (See note
                                                          (Unaudited)   below)
Assets
Current assets:
  Cash and cash equivalents..............................   $ 2,429    $ 3,504
  Trade receivables, net.................................     1,675      1,897
  Inventories (Note 2)...................................     2,559      3,087
  Refundable income taxes................................       423      2,384
  Other current assets...................................       201        360
                                                            -------    -------
Total current assets.....................................     7,287     11,232
Property, plant and equipment, net.......................       611        820
Tradenames, patents and other, net.......................     1,656      1,846
Goodwill, net............................................     3,173      3,353
Other assets.............................................       195        137
                                                            -------    -------
Total assets.............................................   $12,922    $17,388
                                                            =======    =======
Liabilities and stockholder's equity
Current liabilities
Trade accounts payable...................................   $   664    $ 1,551
Accrued expenses and other liabilities...................     1,548      1,376
Current portion of long-term debt........................       --          21
Total current liabilities................................     2,212      2,948
Long-term debt, less current portion (Note 4)............     1,000        --
Stockholders' equity.....................................     9,710     14,440
                                                            -------    -------
Total liabilities and stockholders' equity...............   $12,922    $17,388
                                                            =======    =======


           See notes to condensed consolidated financial statements.

  Note: The balance sheet at October 3, 1998 has been derived from the audited consolidated balance sheet at the date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

               BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (dollars in thousands except per share amounts)

                                          Quarter Ended    Nine Months Ended
                                         ----------------- -------------------
                                         July 3,  June 27, July 3,   June 27,
                                          1999      1998     1999      1998
                                         -------  -------- --------  ---------
Revenues................................ $ 2,347   $2,293  $  6,512  $  7,246
Cost of sales...........................   1,389    1,350     3,878     4,239
                                         -------   ------  --------  --------
Gross Profit............................     958      943     2,634     3,007
Selling, general and administrative
 expenses...............................   1,869    1,757     5,414     6,253
Research, development and related
 expenses...............................     902      778     2,485     1,772
                                         -------   ------  --------  --------
                                           2,771    2,535     7,899     8,025
Loss from operations....................  (1,813)  (1,592)   (5,265)   (5,018)
Interest income.........................      25       54        88       272
Interest expense........................     (29)      (2)      (29)      (21)
                                         -------   ------  --------  --------
Loss before income taxes................  (1,817)  (1,540)   (5,206)   (4,767)
Income tax benefit......................    (107)    (563)     (315)   (1,443)
                                         -------   ------  --------  --------
Net loss................................ $(1,710)  $ (977) $ (4,891) $ (3,324)
                                         =======   ======  ========  ========
Loss per common shares (Note 3):
  Loss per common share, basic and
   diluted.............................. $ (0.23)  $(0.13) $  (0.65) $  (0.45)
                                         =======   ======  ========  ========
  Weighted average shares outstanding...   7,540    7,428     7,497     7,316
                                         =======   ======  ========  ========




           See notes to condensed consolidated financial statements.

               BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (dollars in thousands)

                                                            Nine Months Ended
                                                            -------------------
                                                            July 3,   June 27,
                                                              1999      1998
                                                            --------  ---------
Net cash used in operating activities...................... $ (2,043) $ (3,717)
Cash flows from investing activities
Purchases of equipment.....................................      (12)     (247)
Purchases of patents and licenses..........................      --       (108)
                                                            --------  --------
Net cash used in investing activities......................      (12)     (355)
Cash flows from financing activities
Proceeds from long-term borrowings.........................    1,000       --
Payments on long-term debt.................................      (21)     (158)
                                                            --------  --------
Net cash provided by (used in) financing activities........      979      (158)
Net decrease in cash and cash equivalents..................   (1,075)   (4,230)
                                                            --------  --------
Cash and cash equivalents at beginning of period...........    3,504     9,271
                                                            --------  --------
Cash and cash equivalents at end of period................. $  2,429  $  5,041
                                                            ========  ========




           See notes to condensed consolidated financial statements.

              BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

                                 July 3, 1999

1. Basis of Presentation

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending October 2, 1999. For further information, refer to the consolidated financial statements and footnotes thereto in the Company's Annual Report on Form 10-K for the year ended October 3, 1998.

  On September 27, 1997, BEI Electronics, Inc. ("Electronics") distributed to holders of Electronics common stock one share of common stock of BEI Technologies, Inc. ("Technologies"), a newly formed subsidiary, for each share of Electronics common stock held (the "Distribution"). In connection with the Distribution, Electronics transferred to Technologies all of the assets, liabilities and operations of its BEI Sensors & Systems Company, Inc. and Defense Systems Company, Inc. business segments. After the Distribution, the sole asset of Electronics was its investment in its subsidiary, BEI Medical Systems Company, Inc. ("Medical"). On November 4, 1997, Electronics merged with Medical and became one company with Electronics as the surviving corporation (the "Merger"). After the Merger, Electronics changed its name to BEI Medical Systems Company, Inc. (the "Company").

2. Inventories

                                                        July 3,      October 3,
                                                         1999           1998
                                                       -----------  ------------
                                                       (dollars in thousands)
                                                       -------------------------
   Finished products.................................. $     1,821    $     2,128
   Work in process....................................         136            196
   Materials..........................................         602            763
                                                       -----------    -----------
   Inventories........................................ $     2,559    $     3,087
                                                       ===========    ===========

3. Loss Per Share

  As a result of the net loss for all periods presented, weighted average shares used in the calculation of basic and diluted loss per share are the same. Weighted average shares exclude unvested restricted stock, which amounted to 151,000 and 338,000 shares at July 3, 1999 and June 28, 1998 respectively. Common stock equivalents are excluded from the loss per share for all periods presented because the effect would be anti-dilutive.

4. Note Payable

  As of May 7, 1999, the Company signed an agreement with Transamerica Business Credit Corporation ("TBCC") to provide up to $2,500,000 in senior secured financing. Key components of the agreement are as follows:

    TBCC is providing the Company with a Revolving Credit Facility under which the Company may from time to time borrow an aggregate amount not to exceed the lesser of $1,000,000 or an amount equal to 85%

              BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

                                 July 3, 1999

  of the amount of the Company's eligible accounts receivable as defined in the agreement (the "Revolving Loan"). In addition to the Revolving Loan, TBCC is providing the Company with a Senior Term Loan not to exceed $1,500,000 (the "Term Loan"). The Term Loan was made in an initial disbursement in the amount of $1,000,000; on May 7, 1999 with an additional disbursement of $500,000 to be made upon the closing of an equity issuance by the Company generating net proceeds of not less than $2,000,000. All borrowings under the TBCC agreement are collaterized by all of the assets of the Company.

    The term of the Revolving Loan is one year from the date of the agreement and may be renewed upon the agreement of both parties. The interest rate on the Revolving Loan will be the Base Rate (defined below) plus 3.0% per annum, provided that the interest rate in effect in each month will not be less than 9.0% per annum, and provided that the interest charged for each month in respect of the Revolving Credit Facility shall be a minimum of $3,000, regardless of the amount of the obligations outstanding. Base Rate means the highest prime, base or equivalent rate of interest announced from time to time by Citibank, N.A. (which may not be the lowest rate of interest charged by such bank).

    The term of each disbursement of the Term Loan is for 30 months after the date of such disbursement and the interest on the Term Loan accrues at a rate of 14.14% per annum.

    Concurrent with the above transaction, the Company provided TBCC with a seven-year warrant to purchase 92,308 shares of common stock at an initial exercise price of $1.625 per share, subject to adjustment. The warrant is currently exercisable.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
 BEI Medical Systems Company, Inc.

  We have audited the accompanying consolidated balance sheets of BEI Medical Systems Company, Inc. (formerly BEI Electronics, Inc.) as of October 3, 1998 and September 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended October 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BEI Medical Systems Company, Inc. at October 3, 1998 and September 27, 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 3, 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Hackensack, New Jersey
November 13, 1998

               BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                       October 3, September 27,
                                                          1998        1997
                                                       ---------- -------------
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 3,504      $ 9,271
  Trade receivables, less allowance for doubtful
   accounts (1998--$174; 1997--$112)..................    1,897        1,958
  Inventories (Note 4)................................    3,087        2,939
  Refundable income taxes.............................    2,384           10
  Other current assets................................      186          286
  Deferred income taxes (Note 8)......................      174          --
                                                        -------      -------
Total current assets..................................   11,232       14,464
Plant and equipment:
  Equipment...........................................    1,569        1,461
  Leasehold improvements..............................       31          130
                                                        -------      -------
                                                          1,600        1,591
Less allowances for depreciation and amortization.....      780          780
                                                        -------      -------
Net plant and equipment...............................      820          811
Other assets:
  Tradenames, patents and related assets, less
   amortization (1998--$4,560; 1997--$4,142)..........    1,846        3,708
  Goodwill, less amortization (1998--$1,457; 1997--
   $1,215)............................................    3,353        3,595
  Other...............................................      137            6
                                                        -------      -------
Total other assets....................................    5,336        7,309
                                                        -------      -------
Total assets..........................................  $17,388      $22,584
                                                        =======      =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..............................  $ 1,551      $   346
  Accrued expenses and other liabilities (Note 6).....    1,376        2,785
  Current portion of long-term debt (Note 7)..........       21          190
  Deferred income taxes...............................      --            58
                                                        -------      -------
Total current liabilities.............................    2,948        3,379
Long-term debt, less current portion (Note 7).........      --            22
Minority interest in consolidated subsidiary (Note
 1)...................................................      --         1,523
Commitments and contingencies (Notes 12 and 13)
Stockholders' equity (Notes 2, 9 and 10):
  Preferred stock ($.001 par value; authorized
   2,000,000 shares; none issued).....................      --           --
  Common stock ($.001 par value; authorized 20,000,000
   shares; issued and outstanding; 1998--7,778,296
   shares; 1997--7,114,513 shares)....................       10           10
  Additional paid-in capital..........................   16,291       14,204
  Retained earnings (deficit).........................   (1,525)       3,446
                                                        -------      -------
                                                         14,776       17,660
  Less unearned restricted stock and other (Note 10)..     (336)         --
                                                        -------      -------
Total stockholders' equity............................   14,440       17,660
                                                        -------      -------
Total liabilities and stockholders' equity............  $17,388      $22,584
                                                        =======      =======

                See notes to consolidated financial statements.

               BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (dollars in thousands except share and per share amounts)

                                                     Year ended
                                       ---------------------------------------
                                       October 3,  September 27, September 28,
                                          1998         1997          1996
                                       ----------  ------------- -------------
Revenue............................... $   9,651     $  10,005     $   9,357
Cost of sales.........................     5,638         5,972         5,792
                                       ---------     ---------     ---------
Gross profit..........................     4,013         4,033         3,565
Selling, general and administrative
 expenses.............................     8,688         7,883         6,517
Research, development and related
 expenses.............................     2,866         1,864         1,328
                                       ---------     ---------     ---------
                                          11,554         9,747         7,845
                                       ---------     ---------     ---------
Loss from operations..................    (7,541)       (5,714)       (4,280)
Other income..........................       312           136           324
Interest expense......................       (21)          (70)         (110)
                                       ---------     ---------     ---------
Loss before income taxes..............    (7,250)       (5,648)       (4,066)
Income tax benefit (Note 8)...........    (2,279)       (1,300)       (1,384)
                                       ---------     ---------     ---------
Loss from continuing operations.......    (4,971)       (4,348)       (2,682)
Income (loss) from discontinued
 operations, net of income taxes of
 $1,788 and $1,412, for 1997 and 1996,
 respectively.........................       --          4,583         4,571
                                       ---------     ---------     ---------
Net (loss) income..................... $  (4,971)    $     235     $   1,889
                                       =========     =========     =========
Loss from continuing operations per
 common share, basic and diluted...... $   (0.68)    $   (0.64)    $   (0.40)
Earnings (loss) from discontinued
 operations per common share, basic
 and diluted..........................       --           0.67          0.68
                                       ---------     ---------     ---------
Earnings (loss) per common share,
 basic and diluted (Note 2)........... $   (0.68)    $    0.03     $    0.28
                                       =========     =========     =========
Weighted average shares outstanding
 (Note 2)............................. 7,354,416     6,816,702     6,737,399
                                       =========     =========     =========
Dividends per common share (Note 2)... $     --      $    0.08     $    0.08
                                       =========     =========     =========



                See notes to consolidated financial statements.

               BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (dollars in thousands)

                                                                 Unearned
                                Additional Retained             Restricted
                         Common  Paid-In   Earnings   Treasury  Stock and
                         Stock   Capital   (Deficit)   Stock      Other     Total
                         ------ ---------- ---------  --------  ---------- --------
Balances at September
 30, 1995...............  $ 9    $24,112   $ 41,721   $(11,793)  $  (730)  $ 53,319
  Net income for 1996...                      1,889                           1,889
  Stock options
   exercised............             842                                        842
  Employee Stock
   Purchase Plan
   offering (Note 11)...             225                                        225
  Restricted Stock Plan
   (Note 10)............             594                            (188)       406
  Purchase of treasury
   stock--(15,000 shares
   at $10.27 average
   per share)...........                                  (154)                (154)
  Cash dividends........                       (555)                           (555)
                          ---    -------   --------   --------   -------   --------
Balances at September
 28, 1996...............    9     25,773     43,055    (11,947)     (918)    55,972
  Net income for 1997...                        235                             235
  Stock options
   exercised............    1        866                                        867
  Restricted Stock Plan
   (Note 10)............             815                            (475)       340
  Purchase of treasury
   stock--
   (135,000 shares at
   $9.67 average
   per share)...........                                (1,303)              (1,303)
  Cash dividends........                       (563)                           (563)
  Retirement of treasury
   stock................         (13,250)               13,250                  --
                          ---    -------   --------   --------   -------   --------
Balances at September
 27, 1997 before
 Distribution...........   10     14,204     42,727        --     (1,393)    55,548
  Distribution..........                    (39,281)               1,393    (37,888)
                          ---    -------   --------   --------   -------   --------
Balances at September
 27, 1997...............   10     14,204      3,446        --        --      17,660
  Net loss for 1998.....                     (4,971)                         (4,971)
  Restricted Stock Plan
   (Note 10)............             329                            (250)        79
  Deferred
   compensation.........             218                             (86)       132
  Stock options
   exercised............              17                                         17
  Conversion of minority
   interest (Note 1)....           1,523                                      1,523
                          ---    -------   --------   --------   -------   --------
Balances at October 3,
 1998...................  $10    $16,291   $ (1,525)  $     --   $  (336)  $ 14,440
                          ===    =======   ========   ========   =======   ========


                See notes to consolidated financial statements.

               BEI MEDICAL SYSTEMS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                        Year Ended
                                          --------------------------------------
                                          October 3, September 27, September 28,
                                             1998        1997          1996
                                          ---------- ------------- -------------
Cash flows from operating activities
Loss from continuing operations.........   $(4,971)     $(4,348)      $(2,682)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation..........................       311          269           217
  Amortization..........................     1,115        1,356         1,530
  Provision for losses on trade
   receivables..........................        62           57            39
  Loss on sale of assets................       545          --            --
  Deferred income taxes.................      (233)        (261)          (26)
  Changes in operating assets and
   liabilities, net of acquisitions and
   dispositions:
    Trade receivables...................        (1)        (302)         (187)
    Inventories.........................      (423)        (854)         (267)
    Refundable income taxes.............    (2,374)         --            --
    Other assets........................       (31)        (142)          192
    Trade accounts payable, accrued
     expenses and other liabilities.....      (172)         164        (3,955)
                                           -------      -------       -------
Net cash used in operating activities of
 continuing operations..................    (6,172)      (4,061)       (5,139)
Cash flows from investing activities
Purchases of plant and equipment........      (372)        (263)         (316)
Purchases of patents and licenses.......       (24)        (186)         (136)
Proceeds from sale of assets............       975          --            --
Other...................................       --            18          (297)
                                           -------      -------       -------
Net cash provided by (used in) investing
 activities of continuing operations....       579         (431)         (749)
Cash flows from financing activities
Proceeds from sale of minority
 interest...............................       --           --          1,488
Principal payments on long-term debt and
 other liabilities......................      (191)        (715)         (678)
Proceeds from issuance of common stock,
 net....................................       --           872         1,067
Proceeds from stock option exercises....        17          --            --
Repurchase of stock.....................       --        (1,303)         (154)
Payment of cash dividends...............       --          (563)         (555)
                                           -------      -------       -------
Net cash (used in) provided by financing
 activities of continuing operations....      (174)      (1,709)        1,168
Net cash provided by discontinued
 operations (Note 3)....................       --         6,344         4,825
                                           -------      -------       -------
Net (decrease) increase in cash and cash
 equivalents............................    (5,767)         143           105
Cash and cash equivalents at beginning
 of year................................     9,271        9,128         9,023
                                           -------      -------       -------
Cash and cash equivalents at end of
 year...................................   $ 3,504      $ 9,271       $ 9,128
                                           =======      =======       =======

                See notes to consolidated financial statements.

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                October 3, 1998


1. Basis of Presentation

  On September 27, 1997, BEI Electronics, Inc. ("Electronics") distributed to holders of Electronics common stock one share of common stock of BEI Technologies, Inc. ("Technologies"), a newly formed subsidiary, for each share of Electronics common stock held ("the Distribution"). In connection with the Distribution, Electronics transferred to Technologies all of the assets, liabilities and operations of its BEI Sensors & Systems Company, Inc. ("Sensors") and Defense Systems Company, Inc. ("Defense") business segments. Accordingly, the results of operations of the segments have been presented as discontinued operations for all periods presented.

  As of September 27, 1997, the sole asset of BEI Electronics was its investment in BEI Medical Systems Company, Inc. On November 4, 1997, Electronics merged with its subsidiary, BEI Medical Systems Company, Inc. ("Medical"), and became one company with Electronics as the surviving corporation (the "Merger"). As a result of the Merger, each outstanding share of common stock of Medical at that date (other than shares held by Electronics) was automatically converted into the right to receive 5.51615 shares of Electronics common stock. Certificates for Electronics common stock were issued, rounded down to the nearest whole number of shares. Fractional shares of Electronics common stock that would have otherwise been issued in connection with the Merger have been redeemed by Electronics pro rata based on the last reported sale price of Electronics common stock on the last trading day preceding the merger. After the Merger, Electronics changed its name to BEI Medical Systems Company, Inc. (the "Company").

  The following table shows the conversion as of November 4, 1997 of the 6% minority interest in Medical common stock to Electronics common stock at a conversion rate of 5.51615 shares of Electronics common stock for every one share of Medical common stock held.

                                                            Common Shares
                                                     ---------------------------
                                                       Pre-Merger   Post-Merger
                                                     Medical Common Electronics
                                                         Stock      Common Stock
                                                     -------------- ------------
   Johnson & Johnson................................     52,131       287,561
   Management.......................................     12,650        69,778
   Others...........................................     15,721        86,716
                                                         ------       -------
                                                         80,502       444,055
                                                         ======       =======

  Prior to the merger of Medical with Electronics, Medical had shares of Series A and B preferred stock outstanding which were converted to Medical common stock on a share-for-share basis.

2. Summary of Significant Accounting Policies

 Operations

  The Company is a manufacturer of diagnostic and therapeutic products focused on gynecology and women's health issues. In the U.S., the Company utilizes independent manufacturers' representative organizations, direct sales representatives, telemarketers and domestic distributors to market its products directly to end users, hospitals, surgical centers and doctors' offices. Products are also sold through a network of international distributors. Medical's operations consist of Zinnanti Surgical Instruments in Chatsworth, California and Xylog Corporation, Meditron Devices, Inc., and BEI Medical Systems International, Inc. in Teterboro, New Jersey. The Company is currently seeking additional financing. Consequently, although the Company believes its existing cash balances together with operating revenues, tax refunds and anticipated working capital financing will

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998

provide adequate funding to meet the Company's liquidity requirements for the next twelve months, there can be no assurance that additional financing will be available on terms favorable to the Company, or at all. In the event the Company is unable to generate sufficient cash flows from revenues or secure additional sources of capital, its ability to continue as a going concern may be impaired. Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants and/or also be dilutive to stockholders.

 Fiscal Year

  The Company's fiscal year ends on the Saturday nearest September 30. Fiscal year 1998 contained 53 weeks. Fiscal years 1997 and 1996 each contained 52 weeks.

 Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Concentration of Credit Risk

  The Company's products are sold to commercial customers throughout the United States and in various foreign countries. The Company performs ongoing credit evaluations of its commercial customers and generally does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been within the expectations of management.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

 Revenue Recognition

  Revenue is recognized as units are shipped.

 Inventories

  Inventories are carried at the lower of cost (first-in, first-out method) or market.

 Depreciation and Amortization

  Plant and equipment are recorded at cost. Depreciation and amortization are provided in amounts sufficient to amortize the cost of such assets over their estimated useful lives, which range from three to ten years, using the straight-line method.

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998

 Long-Lived Assets

  The Company accounts for any impairment of its long-lived assets using Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121 ("FAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Long-lived assets consists of plant and equipment, patents, and trade names, related noncompetition agreements and goodwill acquired in purchase acquisitions. Patents and noncompetition agreements are being amortized on a straight-line basis over their terms. Trade names are amortized on a straight-line basis over ten to twenty-five years. Goodwill consists of the excess of cost over fair value of net tangible assets acquired in purchase acquisitions. Goodwill is amortized by the straight-line method over twenty years. The carrying value of long-lived assets will be reviewed if the facts and circumstances suggest that they may be impaired. Impairment is determined based on undiscounted future cash flows over the expected period of use. If impairment is indicated, the carrying value of long-lived assets would be reduced to fair value. In connection with the sale of the Company's GyneSys and HysteroSys product lines, intangible assets of $1,133,000 were sold. Based upon the final sales price of these assets, the Company reduced the carrying value of the intangible assets to be disposed of to net realizable value. The total amount of the charge, $531,000, has been included in selling, general and administrative expenses for the year ended October 3, 1998.

 Stock Option Plan

  The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under APB No. 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 Per Share Information

  During the fiscal year ended October 3, 1998, the Company adopted SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised and resulted in the issuance of common stock that then shared in the earnings or loss of the Company. Diluted EPS is computed using the treasury stock method when the effect of common stock equivalents would be dilutive. All prior periods have been restated to comply with the provisions of SFAS No. 128. As a result of the net loss from continuing operations for all periods presented, weighted average shares used in the calculation of basic and diluted loss per share are the same. Weighted average shares exclude unvested restricted stock which amounted to approximately 184,000, 211,000 and 190,000 shares for 1998, 1997 and 1996, respectively. Common stock equivalents are excluded from the loss per share calculation for all periods presented because the effect would be anti-dilutive.

 Research and Development Costs

  Company-sponsored product development costs are charged to expense when incurred.

 Advertising Costs

  Advertising costs are charged to expense when incurred and were approximately $489,000, $412,000 and $423,000 in fiscal years 1998, 1997 and
1996, respectively.

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting Comprehensive Income," ("FAS 130"), and Statement No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these statements in fiscal year 1999. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

  In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is required to be adopted in years beginning after June 15, 1999. Because the Company does not enter into financial instruments for trading or speculative purposes and does not currently utilize derivative financial instruments, management does not anticipate that the adoption of the new Statement will have any effect on the Company's consolidated financial position or results of operations.

3. Discontinued Operations

  Technologies was incorporated on June 30, 1997 in the State of Delaware, as a wholly owned subsidiary of Electronics. On September 27, 1997, Electronics distributed to holders of Electronics common stock one share of common stock of Technologies for each share of Electronics common stock held on September 24, 1997. In connection with the Distribution, Electronics transferred to Technologies all of the assets, liabilities and operations of its Sensors and Defense business segments. Accordingly, the financial position and results of operations of Sensors and Defense are shown as discontinued operations for all periods presented.

4. Inventories

                                                                    1998   1997
                                                                   ------ ------
                                                                    (dollars in
                                                                    thousands)
   Finished products.............................................. $2,128 $1,843
   Work in process................................................    196    230
   Materials......................................................    763    866
                                                                   ------ ------
   Inventories.................................................... $3,087 $2,939
                                                                   ====== ======

  Included in fiscal year 1998 finished goods is $245,000 of inventory which is currently subject to FDA approval prior to its sale in the United States.

5. Bank Credit Agreements

  The Company had no bank credit agreements at October 3, 1998 and September 27, 1997.

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998


6. Accrued Expenses and Other Liabilities

                                                                   1998   1997
                                                                  ------ ------
                                                                   (dollars in
                                                                   thousands)
   Insurance reimbursement....................................... $  --  $  946
   Noncompetition contract.......................................    --     562
   Professional fees.............................................    134    205
   Employee compensation.........................................    268    337
   Taxes.........................................................    141    136
   Commissions...................................................    180    127
   Royalties and related costs...................................    130    102
   Tax refund payable to BEI Technologies........................    327    --
   Other.........................................................    196    370
                                                                  ------ ------
   Accrued Expenses and Other Liabilities........................ $1,376 $2,785
                                                                  ====== ======

7. Long-Term Debt

                                                                    1998  1997
                                                                    ----- -----
                                                                    (dollars in
                                                                    thousands)
   Note payable to the previous owner of Zinnanti Surgical
    Instruments, Inc. with interest at 5.0%; payable in monthly installments of $10,883 through December 1998.................. $ 21  $ 147
   Note payable to a related party.................................  --      60
   Asset purchase agreement with zero interest; payable in monthly
    installments through 1998......................................  --       5
                                                                    ----  -----
                                                                      21    212
   Less current portion............................................   21    190
                                                                    ----  -----
   Long-term debt.................................................. $ --  $  22
                                                                    ----  -----

  Interest of approximately $7,000, $11,000 and $31,000 was paid on long-term debt by Medical during fiscal 1998, 1997 and 1996, respectively. Interest of approximately $35,000, $50,000 and $96,000 was paid on noncompetition agreements by Medical during fiscal 1998, 1997 and 1996, respectively. In connection with the Distribution, Technologies assumed Electronics' obligations related to the service and repayment of $22.4 million in Senior Notes. The interest expense related to the notes was allocated to Technologies for fiscal years 1996 and 1997.

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998


8. Income Taxes

  Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of October 3, 1998 and September 27, 1997 are as follows:

                                                               1998     1997
                                                              -------  -------
                                                                (dollars in
                                                                thousands)
   Deferred tax liabilities:
     Depreciation and property basis difference.............. $    20  $    12
     Accrued expenses........................................     --       213
                                                              -------  -------
   Total deferred tax liabilities............................      20      225
   Deferred tax assets:
     Intangibles.............................................     465      536
     Other...................................................     193       98
     Inventory valuation.....................................      92       85
     State net operating loss carryovers.....................   1,177    1,177
     Allowance for bad debt..................................      51       55
                                                              -------  -------
   Total deferred tax assets.................................   1,978    1,951
                                                              -------  -------
   Valuation allowance for deferred tax assets...............  (1,784)  (1,784)
                                                              -------  -------
   Net deferred tax assets/(liabilities)..................... $   174  $   (58)
                                                              =======  =======

  The valuation allowance reflects uncertainties regarding realizability of deferred tax assets related to certain intangibles and state net operating loss carryovers. As of October 3, 1998, the Company has net operating loss carryforwards for state income tax purposes of approximately $19.6 million, which expire from 2001 through 2004. The Company has no net operating loss carryforwards for federal income tax purposes.

  Significant components of the benefit for income taxes from continuing operations are as follows:

                                                      1998     1997     1996
                                                     -------  -------  -------
                                                     (dollars in thousands)
   Current (credit)
     Federal........................................ $(2,046) $(1,039) $(1,358)
     State..........................................     --       --       --
                                                     -------  -------  -------
   Total current....................................  (2,046)  (1,039)  (1,358)
   Deferred (credit)
     Federal........................................    (233)    (261)     (23)
     State..........................................     --       --        (3)
                                                     -------  -------  -------
   Total deferred...................................    (233)    (261)     (26)
                                                     -------  -------  -------
   Total income tax (benefit)....................... $(2,279) $(1,300) $(1,384)
                                                     =======  =======  =======

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998


  A reconciliation of the statutory federal income tax rate to the Company's effective rate from continuing operations is presented below.

                                                      1998     1997     1996
                                                     -------  -------  -------
                                                     (dollars in thousands)
   Income tax credit at the statutory rate of 34%..  $(2,465) $(1,920) $(1,382)
   Federal income tax effect of state income tax-
    es.............................................      --       --         1
   Goodwill amortization...........................      131       81       81
   Increase in federal valuation allowance.........      --       607      --
   Other...........................................       55      (68)     (81)
                                                     -------  -------  -------
   Federal income taxes (credit)...................   (2,279)  (1,300)  (1,381)
   State income tax credit, net of increase in
    state valuation allowance......................      --       --        (3)
                                                     -------  -------  -------
   Provision (credit) for income taxes.............  $(2,279) $(1,300) $(1,384)
                                                     =======  =======  =======

  In connection with the Distribution, the Company entered into a Tax Allocation and Indemnity Agreement with Technologies as amended December 15, 1998. Under the terms of the agreement, Technologies and Medical are each responsible for the payment of 100% of the portion of federal and state taxes related to their and their respective subsidiaries activities for the periods prior to the Distribution in which both parties were included in consolidated income tax returns and are entitled to their portion of any income tax refunds for the same periods. For the periods after the Distribution, Medical is entitled to 100% of any carryback of losses or credits to prior years.

9. Stockholders' Equity

  The Company's preferred stock may be issued from time to time in one or more series. The BEI Board is authorized to establish from time to time the number of shares to be included in each series, and to designate the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences.

  During fiscal 1992 and 1990, the BEI Board authorized the purchase from time to time in open market transactions of up to 300,000 and 500,000 shares of common stock, respectively. During fiscal year 1996, the Board approved an additional repurchase of up to 200,000 shares on the open market. At the end of fiscal year 1997, 934,424 shares had been repurchased at a cost of $6,969,178 under this program. The treasury stock shares were then retired at September 27, 1997.

10. Stock Option and Restricted Stock Plans

  In 1982, the Company's stockholders voted to adopt an incentive stock option plan. The plan provided for option prices based on the fair market value of the stock on the date the option is granted. The Incentive Stock Option Plan of 1982 terminated December 15, 1991. The remaining 24,000 options outstanding under the plan at an exercise price of $3.75 were exercised during fiscal year 1997. No shares were outstanding or available for grant at September 27, 1997.

  In November 1987, the Company's stockholders voted to adopt an additional incentive stock option plan and a supplemental (nonqualified) stock option plan. The incentive stock option plan provides for option prices based on the fair market value of the stock on the date the option is granted, as determined by the Board of

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998

Directors. The supplemental stock option plan requires that the exercise price of each option shall not be less than 50% of the fair market value on the date the option is granted. Under both plans the options are generally exercisable in three approximately equal installments commencing one year from the date of grant with accumulation privileges.

  In January 1997, the Board combined the Incentive and Supplemental Plans into one plan, and amended it to change the name to the Amended 1987 Stock Option Plan (the "Amended Plan"), provide for the granting of both incentive and non-statutory stock options, provide for grants to non-employee consultants to the Company, and increase the share reserve for option grants by 100,000.

  In March 1997, the shareholders approved an increase in the share reserve for option grants by 250,000 so that shares issued pursuant to options granted under the Amended Plan cannot exceed 1,600,000 in the aggregate.

  As a result of the Distribution, all the outstanding options for common stock of the Company at the date of the Distribution, both vested and unvested, were converted to options for common stock of Technologies, at a rate of approximately 1.07 options for Technologies stock for every 1.0 Electronics option held and the Electronics options were cancelled. The exercise price of the options was also adjusted so that the aggregate value of all outstanding options was the same after the Distribution as before.

  See Note 1--Basis of Presentation for more information.

  Transactions relating to the Amended 1987 Stock Option Plan are summarized as follows:

                                                                     Weighted
                                                                      Average
                                              Number of   Exercise   Exercise
                                               Common       Price      Price
                                               Shares     Per Share  Per Share
                                              ---------  ----------- ---------
   Options outstanding at September 30,
    1995.....................................  610,395   $2.88-$9.13   $5.71
     Granted.................................   11,000   $6.00-$7.13   $6.42
     Exercised............................... (115,922)  $2.88-$9.13   $6.27
     Terminated..............................  (48,511)  $5.00-$9.13   $7.80
                                              --------   -----------   -----
   Options outstanding at September 28,
    1996.....................................  456,962   $2.88-$9.13   $5.36
     Exercised............................... (137,866)  $2.88-$7.25   $5.33
     Terminated..............................   (3,500)  $3.75-$9.13   $7.95
                                              --------   -----------   -----
   Options outstanding prior to
    Distribution.............................  315,596   $2.88-$9.13   $5.35
   Distribution conversion to Technologies
    options.................................. (315,596)  $2.88-$9.13   $5.35
                                              --------   -----------   -----
   Options outstanding as of September 27,
    1997.....................................      --            --      --
   Conversion of BEI Medical.................  595,739   $0.31-$3.74   $0.48
     Granted.................................  203,489   $1.94-$4.00   $3.04
     Exercised...............................  (55,161)  $      0.31   $0.31
                                              --------   -----------   -----
   Options outstanding at October 3, 1998....  744,067   $0.31-$4.00   $1.19
                                              ========   ===========   =====

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998


  As of October 3, 1998, 243,687 shares were available for grant under the Amended Plan. Details of the 744,067 options outstanding as of October 3, 1998 were as follows:

                              Weighted   Weighted              Weighted
                              Average     Average               Average
                             Remaining   Exercise              Exercise
    Exercise      Options   Contractual  Price Per   Number      Price
     Prices     Outstanding Life (Years)   Share   Exercisable Per Share
    --------    ----------- ------------ --------- ----------- ---------
   $0.31          366,821       6.8        $0.31     366,821     $0.31
   $0.54           52,403       7.3        $0.54      28,960     $0.54
   $0.70          107,564       7.6        $0.70      53,782     $0.70
   $1.94           95,000       9.5        $1.94         --        --
   $3.74           13,790       8.4        $3.74       3,448     $3.74
   $4.00          108,489       9.1        $4.00         --        --
   -----------    -------       ---        -----     -------     -----
   $0.31-$4.00    744,067       7.7        $1.19     453,011     $0.40
   ===========    =======       ===        =====     =======     =====

  In July 1995, Medical's stockholders adopted an incentive stock option plan and a supplemental (nonqualified) stock option plan for Medical stock. The incentive stock option plan provided for option prices based on Medical's fair market value of the stock on the date the option is granted, as determined by the BEI Board. The supplemental stock option plan required that the exercise price of each option shall not be less than 85% of the fair market value on the date the option is granted.

  Transactions related to the incentive and supplemental Medical stock option plans of 1995 are summarized as follows:

                                                                     Weighted
                                                                      Average
                                             Number of    Exercise   Exercise
                                              Common       Price       Price
                                              Shares     Per Share   Per Share
                                             ---------  ------------ ---------
   Options outstanding at September 30,
    1995...................................    85,500   $       1.72  $ 1.72
     Granted...............................    34,800   $ 3.00-$3.85  $ 3.48
                                             --------   ------------  ------
   Options outstanding at September 28,
    1996...................................   120,300   $ 1.72-$3.85  $ 2.23
     Granted...............................     2,500   $      20.65  $20.65
     Exercised.............................    (9,000)  $       1.72  $ 1.72
     Terminated............................    (5,800)  $       3.00  $ 3.00
                                             --------   ------------  ------
   Options outstanding at September 27,
    1997...................................   108,000   $1.72-$20.65  $ 2.66
   Options converted to Electronics........  (108,000)  $1.72-$20.65  $ 2.66
                                             --------   ------------  ------
   Options outstanding at October 3, 1998..       --             --      --
                                             ========   ============  ======

  On November 4, 1997, Medical and Electronics merged with Electronics as the surviving legal entity. As a result of the Merger, options outstanding under the Medical stock option plans of 1995 were converted to Electronics options at a rate of approximately 5.51615 Electronics options for every one Medical option outstanding. Electronics' outstanding options increased to 595,739 after the Merger from zero outstanding at September 27, 1997. Medical's outstanding options decreased to zero and the Medical stock option plans of 1995 were cancelled as a result of the Merger.

  In February 1992, the BEI Board approved the 1992 Restricted Stock Plan (the "Restricted Plan"), ratified by the Company's shareholders in February 1993, and authorized up to 350,000 shares to be issued to certain

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998

key individuals subject to forfeiture if employment terminated prior to the end of prescribed periods. In January 1997, the Restricted Plan was amended to increase the shares reserved for issuance under the plan from 350,000 to 700,000. As of October 3, 1998, 589,926 shares had been granted and of these, 517,850 shares were outstanding and are included in the Company's total common stock outstanding. Of the outstanding shares, 197,801 had vested. There are 182,150 shares reserved for future issue. The market value at the date of grant of shares awarded under the plan is recorded as unearned restricted stock. The market value of shares granted is amortized to compensation expense over the periods of vesting. No compensation expense for Medical was recorded in fiscal 1997 or 1996. In fiscal 1998, $79,000 of compensation expenses was recorded.

  Pro forma information regarding net loss and net loss per common share, basic and diluted is required by SFAS No. 123, and has been determined as if the Company had been accounting for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1998: weighted-average risk-free interest rate of 4.92%; no dividends; volatility factors of the expected market price of the Company's common stock of 0.562 for 1998 and a weighted average expected life of the options of 9.3 years for 1998.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options granted in 1998 is amortized to expense over the options' vesting period. The weighted-average grant date fair value of options granted during fiscal year 1998 was $2.10. The Company's pro forma net loss was $5,036,000 for 1998 and pro forma net loss per common share, basic and diluted was $0.68.

  The pro forma disclosures presented for fiscal year 1998 may not necessarily be indicative of the pro forma effect of SFAS No. 123 for future periods in which options may be granted.

  The impact of the calculation required by SFAS No. 123 on pro forma results of operations and earnings (loss) per share was determined to be immaterial for fiscal years 1997 and 1996.

11. Employee Benefit Plans

  The Company has a defined contribution retirement plan for the benefit of all eligible employees. The plan qualifies under Section 401(k) of the Internal Revenue Code thereby allowing eligible employees to make tax-deductible contributions to the plan. Non-discretionary employer contributions are based on a fixed percentage of total eligible employee compensation and a formula based matching of the participant's contribution to the plan. Additional contributions are at the discretion of the BEI Board. The Company's contributions to the plan for fiscal 1998, 1997 and 1996 for the benefit of the employees of continuing operations were approximately $76,000, $62,000 and $54,000, respectively.

  The Company also has an employee stock purchase plan. The purchase plan qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Under the purchase plan, the BEI Board may

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998

authorize the participation by employees (excluding certain highly compensated employees) in offerings of its common stock. Under the purchase plan, employees may have up to 10% of their salary withheld to be used to purchase shares of common stock at a price equal to not less than 85% of the fair market value of the stock at specified applicable dates. The purchase plan was suspended as of August 1, 1996, due to efforts to simplify the Company's equity accounts to support analysis of various organizational alternatives. At that date, 459,174 shares had been issued and 140,826 shares were reserved for purchase over the ten-year life of the purchase plan. This plan will terminate May 31, 1999 unless extended.

12. Lease and Other Commitments

 Leases

  Operating leases consist principally of leases for structures and land. Certain of the operating leases contain various options for renewal and/or purchase of the related assets for amounts approximating their fair market value at the date of exercise of the option. The future minimum payments for operating leases consisted of the following at October 3, 1998 (dollars in thousands):

   1999................................................................. $  355
   2000.................................................................    318
   2001.................................................................    312
   2002.................................................................    311
   2003.................................................................    306
   Thereafter...........................................................    204
                                                                         ------
   Total minimum lease payments......................................... $1,806
                                                                         ======

  Total rental expense attributable to property, plant and equipment for continuing operations amounted to approximately $297,000, $268,000, and $228,000 for fiscal 1998, 1997 and 1996, respectively.

 Minimum Purchase Requirements

  In 1997, the Company entered into an agreement with Valley Forge Scientific Corporation giving the Company worldwide marketing rights for distribution of the bipolar electrosurgical therapy systems, in the field of gynecology. The agreement is for 63 months from the date the product first becomes available and includes minimum requirements for the first fifteen-month period and is subject to negotiating annual minimum requirements in subsequent twelve-month periods. As of October 3, 1998, future minimum purchases for the initial fifteen-month period of approximately $80,000 are still required.

 Minimum Royalty Payments

  In 1993, the Company entered into a license agreement for the HTA endometrial ablation technology whereby royalty payments of 10% are payable on net revenues of certain disposal components. The agreement is subject to minimum royalty payments for a period of three years following the first shipment of product for revenue. The minimum royalty payments during the next two fiscal years are as follows (dollars in thousands):

   1999.................................................................... $33
   2000....................................................................  33
                                                                            ---
   Total minimum royalty payments.......................................... $66
                                                                            ===

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998


  The Company has also entered into a number of other license and royalty agreements that require payments based upon revenues on the sales of certain products ranging from 4% to 10% of revenue. Except for the endometrial ablation technology agreement mentioned above, there are no minimum requirements. Total royalty expense attributable to various license agreements amounted to approximately $314,000, $270,000 and $238,000 for fiscal 1998, 1997 and 1996, respectively.

 Other Commitments

  In connection with a $1.5 million equity investment in Medical in February 1996, Johnson & Johnson Development Corporation ("J&J") received a right of first negotiation to manufacture and/or distribute any product primarily intended for use in endometrial ablation acquired or developed after the date of the agreement ("Ablation Products") and the right to consult in connection with FDA applications with respect to such Ablation Products.

  The right of first negotiation is effective for a ninety-day period commencing on the earlier of i.) J&J's notice to the Company of its desire to manufacture and/or distribute an Ablation Product and ii.) the date the Company notifies J&J of approval from the FDA to market an Ablation Product. In the event that the parties are unable to agree upon mutually acceptable terms, then the Company may either manufacture and/or distribute the Ablation Product itself or enter into an agreement with a third party on terms that in the aggregate are not materially less favorable to the Company than those offered by J&J. In addition, the Company may enter into agreements with third parties prior to the J&J negotiation period, provided such agreements are terminable by the Company within two years after the Company and J&J enter into a manufacturing and/or distribution agreement. Depending upon the timing and progress of clinical trials, the Company expects that the HTA system may be subject to J&J's right of negotiation and consultation.

  The Company entered into a consulting agreement with a director of the Company to assist with medical research and clinical information. In consideration for these services, the Company has issued 50,000 shares of restricted stock, approximately 20,000 of which vested immediately upon issuance and the remainder will vest ratable from October 1998 through March 2000. The agreement also provides for commissions on sales of the HTA in the Far East and Latin America territories at $1,000 per unit and a 2% commission on certain disposable units sold.

13. Contingencies and Litigation

  In July 1998, the Company settled a lawsuit commenced in 1993 by CSI, for unspecified damages alleging unfair competition due to actions by the Company and its then president Richard Turner, a former employee of The Cooper Companies, and others.

  In July 1998, the final settlement agreement was signed whereby the Company paid $300,000 in cash, net of insurance reimbursement, and agreed to pay up to $100,000 in royalties on future product revenues.

  From time to time, BEI Medical may become involved in or subject to various litigation and legal proceedings incidental to the normal conduct of the Company's business. The Company is not involved in any material legal proceedings.

  The Company has developed a Company-wide Year 2000 plan (the "Plan") to, among other things, prepare its computer equipment and software and devices with date-sensitive embedded technology for the year 2000. The estimated dates by which the Company believes it will have completed the Plan, are based upon

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                                October 3, 1998

management's best estimates, which rely upon numerous assumptions regarding future events, including vendor supplied software, the availability of certain resources, third-party remediation plans and other factors.

  These estimates, however, may prove not to be accurate, and results could differ materially from those anticipated. Factors that could result in material differences include, without limitation, the availability of personnel with appropriate training and experience, the ability to identify, assess, remediate and test all relevant computer codes and embedded technology, and similar uncertainties. In addition, Year 2000-related issues may lead to possible third-party claims, the impact of which cannot yet be estimated. No assurance can be given that the aggregate cost of defending and resolving such claims, if any, would not have a material adverse effect on the Company.

14. Sales

  Revenue from continuing operations to customers in foreign countries amounted to $1,500,000, $1,430,000 and $1,287,000 in fiscal 1998, 1997 and
1996, respectively. In fiscal 1998, 1997 and 1996, foreign revenue did not exceed 10% of consolidated revenue in any individual geographic area.

15. Quarterly Results of Operations (Unaudited)

  The tables below present unaudited quarterly financial information for fiscal 1998 and 1997:

                                                  Three months ended
                                          ------------------------------------
                                          Dec. 27,  Mar. 28,  Jun. 27, Oct. 3,
                                            1997      1998      1998    1998
                                          --------  --------  -------- -------
                                           (dollars in thousands except per
                                                    share amounts)
   Revenue..............................  $ 2,418   $ 2,535    $2,293  $ 2,405
   Gross profit.........................      923     1,141       943    1,006
   Loss from continuing operations......   (1,196)   (1,151)     (977)  (1,647)
   Net loss.............................  $(1,196)  $(1,151)   $ (977) $(1,647)
   Loss from continuing operations per
    common share, basic and diluted.....  $ (0.17)  $ (0.16)   $(0.13) $ (0.22)
   Earnings from discontinued operations
    per common share, basic and
    diluted.............................      --        --        --       --
   Loss per common share, basic and
    diluted.............................  $ (0.17)  $ (0.16)   $(0.13) $ (0.22)

                                                    Three months ended
                                            -----------------------------------
                                            Dec. 28, Mar. 29, Jun. 28, Sep. 27,
                                              1996     1997     1997     1997
                                            -------- -------- -------- --------
                                             (dollars in thousands except per
                                                      share amounts)
   Revenue................................   $2,584   $2,550   $2,472   $2,399
   Gross profit...........................    1,152    1,090      938      853
   Loss from continuing operations........     (746)    (833)  (1,136)  (1,633)
   Income from discontinued operations....       35    1,452    1,696    1,400
   Net income (loss)......................    ($711)  $  619   $  560    ($233)
   Loss from continuing operations per
    common share, basic and diluted.......   ($0.11)  ($0.12)  ($0.17)  ($0.24)
   Earnings from discontinued operations
    per common share, basic and diluted...   $ 0.01   $ 0.21   $ 0.25   $ 0.21
   Earnings (loss) per common share, basic
    and diluted...........................   ($0.10)  $ 0.09   $ 0.08   $(0.03)

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                    between:

                       BEI MEDICAL SYSTEMS COMPANY, INC.,
                             a Delaware corporation

                                      and

                       COOPERSURGICAL ACQUISITION CORP.,
                             a Delaware corporation

                               ----------------

                          Dated as of October 1, 1999

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 Section 1 SALE OF ASSETS; RELATED TRANSACTIONS; DEFINITIONS............    1
   1.1     Sale of Assets...............................................    1
   1.2     Instruments of Conveyance and Transfer and Assumption........    1
   1.3     Further Assurances...........................................    1
   1.4     Assignments of Contracts and Rights..........................    2
   1.5     Power of Attorney; Right of Endorsement......................    2
   1.6     Liabilities Being Assumed....................................    2
   1.7     Liabilities Not Being Assumed................................    3
   1.8     Purchase Price...............................................    3
           Delivery of Estimated Inventory and Net Receivables
   1.9     Statement....................................................    3
   1.10    Purchase Price Adjustment....................................    3
   1.11    Sales Taxes..................................................    5
   1.12    Closing......................................................    5
   1.13    Definitions..................................................    5

 Section 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER.................    5
   2.1     Organization and Qualification; Subsidiaries.................    6
   2.2     Authority Relative to this Agreement; Vote Required..........    6
   2.3     No Conflict; Required Filings and Consents...................    7
   2.4     Compliance; Permits..........................................    7
   2.5     SEC Filings; Financial Statements............................    7
   2.6     Absence of Certain Changes or Events.........................    8
   2.7     No Undisclosed Liabilities...................................    9
   2.8     Contracts....................................................    9
   2.9     Title to Property............................................   10
   2.10    Brokers......................................................   10
   2.11    Intellectual Property Rights.................................   10
   2.12    Litigation...................................................   11
   2.13    Opinion of Financial Advisor.................................   11
   2.14    Accounts and Notes Receivable................................   11
   2.15    Suppliers, Consultants and Vendors...........................   11
   2.16    Customers....................................................   12
   2.17    Conflicts of Interest........................................   12
   2.18    Tax Matters..................................................   12
   2.19    FDA and Certain Other Compliances............................   13
   2.20    Insurance....................................................   14
   2.21    Environmental Matters........................................   14
   2.22    Sufficiency of Assets........................................   14
   2.23    Disclosure...................................................   14

 Section 3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............   15
   3.1     Due Organization.............................................   15
   3.2     Authority; Binding Nature of Agreements......................   15
   3.3     Non-Contravention; Consents..................................   15
   3.4     Brokers......................................................   16

 Section 4 PRE-CLOSING COVENANTS........................................   16
   4.1     Access and Investigation.....................................   16
   4.2     Operation of Business........................................   16
   4.3     Filings and Consents.........................................   17
   4.4     Notification of Certain Changes; Supplements to Schedules....   17

                                                                           Page
                                                                           ----
   4.5     Public Announcements.........................................    18
   4.6     Reasonable Efforts...........................................    18
   4.7     Exchange Proceeds............................................    18
   4.8     Allocation of Purchase Price.................................    18
   4.9     Exclusivity..................................................    19
   4.10    Special Payment to Purchaser Based Upon Another Transaction..    19
   4.11    Stockholders' Meeting........................................    20
   4.12    Subsidiary Approval..........................................    20
   4.13    Insurance....................................................    20

 Section 5 CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE..    20
   5.1     Accuracy of Representations..................................    20
   5.2     Performance of Obligations...................................    20
   5.3     No Proceedings...............................................    20
   5.4     No Prohibition...............................................    21
   5.5     Stockholder and Board of Directors Approval..................    21
   5.6     Opinion of the Seller's Counsel..............................    21
   5.7     Consents and Approvals.......................................    21
   5.8     Related Documents............................................    21
   5.9     Seller Certificates..........................................    21
   5.10    Release of Encumbrance.......................................    22
   5.11    Integrated Video Systems.....................................    22

 Section 6 CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE.....    22
   6.1     Accuracy of Representations..................................    22
   6.2     Performance of Obligations...................................    22
   6.3     No Proceedings...............................................    22
   6.4     No Prohibition...............................................    23
   6.5     Stockholder Approval.........................................    23
   6.6     Opinion of the Purchaser's Counsel...........................    23
   6.7     Consents and Approvals.......................................    23
   6.8     Related Documents............................................    23
   6.9     Purchaser's Certificates.....................................    23
   6.10    Termination of Royalty Obligation............................    24

 Section 7 INDEMNIFICATION..............................................    24
   7.1     Generally....................................................    24
   7.2     Assertion of Claims..........................................    25
   7.3     Notice and Defense of Third Party Claims.....................    25
   7.4     Survival of Representations and Warranties...................    26
   7.5     Limitations on Indemnification...............................    26
   7.6     Attorneys' Fees..............................................    27

 Section 8 TERMINATION..................................................    28
   8.1     Termination Events...........................................    28
   8.2     Termination Procedures.......................................    28
   8.3     Effect of Termination........................................    28
   8.4     Nonexclusivity of Termination Rights.........................    29

 Section 9 POST CLOSING COVENANTS.......................................    29
   9.1     Access to Records............................................    29
   9.2     Use of Seller's Labels, Etc..................................    29
   9.3     Physical Transfer of Purchased Assets........................    29
   9.4     Collection of Accounts Receivable............................    30
           Collection of Invoices Representing Evaluation Inventory,
   9.5     Etc..........................................................    30

                                                                            Page
                                                                            ----
 Section 10 MISCELLANEOUS PROVISIONS......................................   31
   10.1     Further Assurances............................................   31
   10.2     Fees and Expenses.............................................   31
   10.3     Notices.......................................................   31
   10.4     Headings......................................................   32
   10.5     Counterparts..................................................   32
   10.6     Governing Law.................................................   32
   10.7     Successors and Assigns; Parties in Interest...................   32
   10.8     Remedies Cumulative; Specific Performance.....................   33
   10.9     Waiver........................................................   33
   10.10    Amendments....................................................   33
   10.11    Severability..................................................   33
   10.12    Entire Agreement; Confidential Disclosure Agreement...........   33
   10.13    Knowledge.....................................................   33
   10.14    Construction..................................................   34

 EXHIBITS AND SCHEDULES
 Exhibit A:        --Form of Bill of Sale
 Exhibit B:        --Certain Definitions
 Exhibit C:        --Statement of Allocation
 Exhibit D:        --Form of Opinion of Counsel for the Seller
 Exhibit E:        --Form of Transition Agreement
 Exhibit F:        --Form of Non-Competition Agreement with the Seller
 Exhibit G:        --Form of Non-Competition Agreement with Richard W. Turner
 Exhibit H:        --Form of Opinion of Counsel for the Purchaser
 Schedule 1.1:     --List of Purchased Assets
 Schedule 1.6:     --List of Assumed Liabilities
 Schedule 1.7:     --List of Excluded Liabilities
 Schedule 1.8(a):  --Sales Shortfall Calculation
 Schedule 1.10(a): --Inventory Valuation Rules
 Schedule 5.7:     --Consents and Approvals

 SELLER DISCLOSURE SCHEDULE
 Section 1.1       --List of Purchased Assets
 Section 1.6       --List of Assumed Liabilities
 Section 1.7       --List of Excluded Liabilities
 Section 1.8       --Sales Shortfall Calculation
 Section 1.10      --Inventory Valuation Rights
 Section 1.11      --Sales Taxes
 Section 2.1       --Good Standing and Qualification
 Section 2.3       --No Conflict; Required Filing and Consents
 Section 2.4       --Compliance; Permits
 Section 2.5       --SEC Filings; Financial Statements
 Section 2.6       --Absence of Certain Changes or Events
 Section 2.7       --Undisclosed Liabilities
 Section 2.8       --Contracts
 Section 2.9       --Title to Property
 Section 2.10      --Brokers
 Section 2.11      --Intellectual Property Rights
 Section 2.14      --Accounts and Notes Receivable
 Section 2.15      --Suppliers, Consultants and Vendors
 Section 2.16      --Customers
 Section 2.17      --Conflicts of Interest
 Section 2.18      --Tax Matters
 Section 2.19      --FDA and Other Compliances
 Section 2.20      --Insurance
 Section 2.21      --Environmental Matters

                              DEFINED TERMS INDEX

Term                                                             Location
----                                                             --------
Accountant's Determination.................................. Section 1.10(c)
Acquisition Expenses........................................ Section 4.9
Agreement................................................... Exhibit B
Affiliate................................................... Exhibit B
Another Transaction......................................... Section 4.9(a)
Approvals................................................... Section 2.1
Assumed Contracts........................................... Section 1.6
Assumed Liabilities......................................... Section 1.6
Bill of Sale................................................ Section 1.2
Blocked Jurisdiction........................................ Section 7.5(b)
Business.................................................... Recital B
CERCLA...................................................... Exhibit B
CERCLIS..................................................... Exhibit B
CGMP........................................................ Section 2.19(c)(i)
Control..................................................... Exhibit B
Claim....................................................... Section 9.4(e)
Closing..................................................... Section 1.12
Closing Date................................................ Section 1.12
Code........................................................ Section 2.18(a)
Compliance Claim............................................ Section 7.5(b)
Consent..................................................... Exhibit B
Debtor...................................................... Section 9.4(e)
Disputed Receivable......................................... Section 9.4(e)
DGCL........................................................ Section 2.2
Encumbrance................................................. Exhibit B
Environmental, Health and Safety Laws....................... Exhibit B
Examination Period.......................................... Section 1.10(b)
Exchange Proceeds........................................... Section 4.7
Estimated Inventory......................................... Section 1.9(a)
Estimated Inventory and Net Receivables Holdback Amount..... Section 1.9(b)
Estimated Inventory and Net Receivables Statement........... Section 1.9(a)
Estimated Net Receivables................................... Section 1.9(a)
Excluded Assets............................................. Section 1.1
Excluded Liabilities........................................ Section 1.7
FDA......................................................... Section 2.19(a)
GAAP........................................................ Exhibit B
Governmental Entity......................................... Exhibit B
Hazardous Materials......................................... Exhibit B
HTA......................................................... Recital A
Indemnified Persons......................................... Exhibit B
Indemnifying Persons........................................ Exhibit B
Inventory................................................... Section 1.10(a)
Inventory Statement......................................... Section 1.10(a)
Law......................................................... Exhibit B
Liabilities................................................. Exhibit B
Losses...................................................... Exhibit B
Lost Sales Amount........................................... Section 7.5(b)
Knowledge................................................... Section 10.13
Material Adverse Effect..................................... Exhibit B

Term                                                              Location
----                                                              --------
MDRs........................................................ Section 2.19(c)(iv)
Net Receivables............................................. Section 1.10(a)(ii)
Non-Competition Agreements.................................. Section 5.8(ii)
Objection Notice............................................ Section 1.10(c)
Orders...................................................... Exhibit B
Permitted Encumbrances...................................... Exhibit B
Permits..................................................... Exhibit B
Person...................................................... Exhibit B
Physical Inventory.......................................... Section 1.10(a)
Pre-Closing Period.......................................... Section 4.1
Proceedings................................................. Section 2.12
Products.................................................... Exhibit B
Proprietary Matter.......................................... Section 2.11(a)(i)
Purchase Price.............................................. Section 1.8(c)
Purchased Assets............................................ Section 1.1
Purchaser................................................... Preamble
Purchaser Indemnified Persons............................... Exhibit B
Purchaser Indemnifying Persons.............................. Exhibit B
Purchaser Losses............................................ Exhibit B
Related Document, Documents................................. Section 5.8
Receivable.................................................. Section 9.4(e)
Representatives............................................. Exhibit B
Requesting Party............................................ Section 9.1
Sale........................................................ Exhibit B
Sales Shortfall............................................. Exhibit B
Seller...................................................... Preamble
Seller Disclosure Schedule.................................. Section 2
Seller Indemnified Persons.................................. Exhibit B
Seller Indemnifying Persons................................. Exhibit B
Seller Losses............................................... Exhibit B
Seller Permits.............................................. Section 2.4(b)
Seller SEC Reports.......................................... Section 2.5(a)
Settlement Agreement........................................ Section 1.10(c)
Special Tax Losses.......................................... Exhibit B
Statement of Allocation..................................... Section 4.8
Statements.................................................. Section 1.10(b)
Stockholders Meeting........................................ Section 8.1(d)
Subsidiaries................................................ Section 1.1
Survival Date............................................... Section 7.4
Tax Return.................................................. Exhibit B
Taxes....................................................... Exhibit B
Third Party Claim........................................... Section 7.3
Transaction Taxes........................................... Section 1.11
Transition Agreement........................................ Section 5.8(i)

  THIS ASSET PURCHASE AGREEMENT is entered into as of October 1, 1999, by and between: BEI MEDICAL SYSTEMS COMPANY, INC., a Delaware corporation (the "Seller"), and COOPERSURGICAL ACQUISITION CORP., a Delaware corporation (the "Purchaser").

                                   RECITALS

  A. The Seller and its subsidiaries are engaged in the business of developing, manufacturing, marketing and servicing a broad array of advanced systems and devices for diagnostic and therapeutic procedures in the medical fields of gastroenterology and gynecology. The Seller also produces a variety of products for use in various medical and surgical procedures that are sold by it under original equipment manufacture labeling arrangements. The Seller is currently focusing its development and commercialization efforts on its new Hydro ThermAblator ("HTA") product and related accessories for treatment of excessive uterine bleeding through endometrial ablation.

  B. The Seller desires to sell its non-HTA business (hereinafter called the "Business")

  C. The Seller and its subsidiaries desire to sell to the Purchaser, and the Purchaser desires to purchase from the Seller and its subsidiaries, certain of the assets of the Seller and its subsidiaries, subject to the Purchaser's assumption of certain specified liabilities of the Seller, in each case related to the Business, on the terms and subject to the conditions contained in this Agreement.

  ACCORDINGLY, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as set forth below.

Section 1. Sale Of Assets; Related Transactions; Definitions.

1.1 Sale Of Assets.

  The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase from the Seller and its subsidiaries (the "Subsidiaries") which own or have rights to the assets that are identified on
Schedule 1.1 (which assets are collectively referred to in this Agreement as the "Purchased Assets"), at the Closing (as defined in Section 1.5), all of the Seller's and the Subsidiaries' right, title and interest in, to and under the Purchased Assets which exist at the Closing, on the terms and subject to the conditions set forth in this Agreement. The Seller shall not sell, assign, transfer, convey or deliver to the Purchaser at the Closing and shall specifically retain any asset of the Seller that is not identified on Schedule
1.1 (which assets are collectively referred to in this Agreement as the "Excluded Assets").

1.2 Instruments of Conveyance and Transfer and Assumption.

  At the Closing, the Seller and the Subsidiaries shall execute and deliver to the Purchaser, and the Purchaser shall execute and deliver to the Seller, a bill of sale, assignment and assumption agreement, substantially in the form of Exhibit A attached hereto (the "Bill of Sale"), and such other deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be necessary or desirable to transfer, convey and assign to the Purchaser good title to the Purchased Assets free and clear of any and all Encumbrances. The Seller shall take all reasonable legal steps that may be necessary to put the Purchaser in possession and operating control of the Purchased Assets.

1.3 Further Assurances.

  The Seller shall promptly pay or deliver to the Purchaser any Purchased Asset which may be received by the Seller or a Subsidiary after the Closing. The Seller shall at its expense, at any time and from time to time after the Closing, upon the reasonable request of the Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, assign, convey, grant and confirm to the Purchaser, or to aid and assist in the collection of or reducing to possession by the Purchaser, the Purchased Assets, or to vest in the Purchaser good title to the Purchased Assets as herein provided.

1.4 Assignments of Contracts and Rights.

  Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract (or any claim or right or any benefit arising thereunder or resulting therefrom) if the attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the rights of the Purchaser thereunder. The Seller shall use commercially reasonable efforts to obtain the consent of the other party to any contract to the transfer, sublease or assignment thereof to the Purchaser in all cases in which such consent is required for the transfer, sublease or assignment of any such contract. If any such consent is not obtained and the Closing occurs, the Seller shall provide for the Purchaser the benefits of such contract, including (a) adherence to reasonable procedures established by the Purchaser for the immediate transfer to the Purchaser of any payments or other funds received by the Seller thereunder and (b) enforcement for the benefit of the Purchaser of any and all rights of the Seller thereunder against the other party or parties thereto arising out of the breach or cancellation thereof by such other party or parties or otherwise.

1.5 Power of Attorney; Right of Endorsement.

  Effective as of the Closing, the Seller and each Subsidiary hereby constitute and appoint the Purchaser as the true and lawful attorney of the Seller and each Subsidiary, with full power of substitution, in the name of the Seller and each Subsidiary, on behalf of and for the benefit of the Purchaser, solely (a) to collect all Purchased Assets, (b) to endorse, without recourse, checks, notes and other instruments attributable to the Purchased Assets and the Assumed Liabilities (as defined in Section 1.6), (c) to institute and prosecute all proceedings which the Purchaser may reasonably deem proper in order to collect, assert or enforce any claim, right or title in, to or under or otherwise attributable to the Purchased Assets and the Assumed Liabilities, (d) to defend and compromise all actions, suits or proceedings with respect to any of the Purchased Assets or the Assumed Liabilities and (e) to do all such acts and things with respect to the Purchased Assets or the Assumed Liabilities as the Purchaser may reasonably deem advisable. The foregoing powers are coupled with an interest and shall not be revocable by the Seller or any Subsidiary, directly or indirectly, by the dissolution of the Seller or any Subsidiary or in any other manner. The Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers with respect to the Purchased Assets, and the Seller and each Subsidiary shall promptly pay to the Purchaser any amounts it receives after the Closing with respect to the Purchased Assets.

1.6 Liabilities Being Assumed.

  Upon the terms and subject to the conditions of this Agreement, the Purchaser shall assume the following and only the following liabilities and obligations of the Seller (a) all liabilities and obligations (excluding those arising from a breach by the Seller or any Subsidiary of any Assumed Contract) accruing from and after Closing pursuant to the contracts identified on
Schedule 1.1 (the "Assumed Contracts") and (b) effective as of the Closing, and from and after the Closing, the Purchaser shall pay or assume, perform and discharge when due the liabilities of Seller related to the Business which are identified on Schedule 1.6 (collectively, the "Assumed Liabilities"). Anything contained in this Agreement to the contrary notwithstanding, in no case shall the Assumed Liabilities described on Schedule 1.6 or any liabilities associated with the Assumed Contracts (excluding any royalty payments accruing from and after the Closing and the cost of performance by the Purchaser after the Closing under those Assumed Contracts specifically identified in Schedule
1.6 which relate to sales of Products or acquisition of inventory by the Purchaser after the Closing) exceed $350,000. To reach $350,000, the Assumed Liabilities shall be assumed by the Purchaser in the following order of priority: first, to the extent of any trade accounts payable up to $350,000; second, up to $25,000 of warranty obligations up to the difference between $350,000 and the lesser amount of trade accounts payable so assumed; third, to the extent of the amount at Closing of any accrued sales return obligations up to the difference between $350,000 and the sum less than $350,000 of the amount of trade accounts payable and warranty obligations so assumed; and last, the amount at Closing of any accrued royalty obligations, up to any remaining difference between $350,000 and the sum less than $350,000 of the amount of trade accounts payable, warranty obligations and sales return obligations so assumed.

1.7 Liabilities Not Being Assumed.

  Anything contained in this Agreement to the contrary notwithstanding, the Purchaser is not assuming any Liabilities of the Seller other than the Assumed Liabilities, whether or not relating to the Purchased Assets or the Business, all of which Liabilities shall at and after the Closing remain the exclusive responsibility and obligation of the Seller. Without limiting the generality of the foregoing, the Purchaser is not assuming any of the Liabilities identified on Schedule 1.7 (collectively, the "Excluded Liabilities").

1.8 Purchase Price.

  Subject to Section 1.10, as the aggregate consideration for the sale of the Purchased Assets to the Purchaser:

    (a) at the Closing, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds, $11,206,600, minus an amount equal to (i) the Sales Shortfall described on Schedule 1.8(a), if any, and (ii) the Estimated Inventory and Receivables Holdback Amount as defined in
  Section 1.9, if any; and

    (b) at the Closing, the Purchaser shall assume the Assumed Liabilities.

    (c) The "Purchase Price" means $11,206,600, as adjusted pursuant to
  Section 1.10, less the Sales Shortfall plus the amount of the Assumed Liabilities.

1.9 Delivery of Estimated Inventory and Net Receivables Statement.

  (a) The Seller, in consultation with the Purchaser, shall prepare and deliver to the Purchaser as soon as practicable, and in no case less than three Business Days prior to the Closing Date, a statement (the "Estimated Inventory and Net Receivables Statement") setting forth (i) their good faith estimate of the value at Closing of the Inventory (the "Estimated Inventory") and the Net Receivables (the "Estimated Net Receivables"). The Estimated Inventory and Estimated Net Receivables shall be determined in accordance with the guidelines set forth in Section 1.10(a) and 1.10(b), respectively.

  (b) The "Estimated Inventory and Net Receivables Holdback Amount" means the amount, if any, by which the Estimated Inventory plus Estimated Net Receivables, as reflected on the Estimated Inventory and Receivables Statement is, in the aggregate, less than $3,600,000.

1.10 Purchase Price Adjustment.

  (a) Preparation of Statements.

    (i) As of the Closing, a physical inventory ("Physical Inventory") will be taken of all the inventory of the Seller and each Subsidiary included in the Purchased Assets (the "Inventory") at which Representatives of the Purchaser may be present, in a manner to be agreed upon by the Seller and the Purchaser and to be performed by the Seller. Promptly after completion of the Physical Inventory, the Seller shall prepare and deliver to the Purchaser within 30 days of Closing a written statement which sets forth the value of the Inventory as of the Closing based on the Physical Inventory (the "Inventory Statement"). The value of the Inventory shall be determined in accordance with GAAP, as modified in accordance with the methodology set forth on Schedule 1.10(a).

    (ii) The Seller shall also prepare and deliver to the Purchaser with the Inventory Statement a written statement which sets forth the value as of the Closing of the Net Receivables and the Assumed Liabilities for each category set forth in Schedule 1.6. "Net Receivables" means the Seller's accounts receivable included in the Purchased Assets as of the Closing (determined in accordance with GAAP) minus the Seller's reserve for doubtful accounts receivable (such reserve to be calculated in accordance with GAAP based on the historical experience of the Seller). The value of the Assumed Liabilities shall be determined in accordance with GAAP, adjusted in accordance with the methodology set forth in Schedule 1.6.

  (b) Review of the Statements. Promptly after the Inventory and other statements referred to in Section 1.10(a) (collectively, the "Statements") are delivered to the Purchaser pursuant to Section 1.10(a), the Purchaser shall conduct an examination of the Statements. The Seller shall give the Purchaser and its Representatives timely and reasonable access to such of the Seller's working papers, documents, financial information and other information used in the preparation of the Statements as the Purchaser reasonably deems necessary or desirable in connection with such examination. The Purchaser shall complete its examination of the Statements during the Examination Period. The "Examination Period" shall commence upon delivery by the Seller to the Purchaser of the Statements and end on the earliest of (i) thirty (30) days after such delivery, (ii) the date the Purchaser delivers an Objection Notice to the Seller and (iii) the date the Purchaser notifies the Seller that the Purchaser accepts the Statements. The Statements as prepared by the Seller and examined by the Purchaser shall be conclusive and binding on the parties hereto for purposes of this Agreement, subject to the resolution of any disputes in accordance with Section 1.10(c).

  (c) Disputes. The Purchaser may object during the Examination Period by providing the Seller a written notice describing in reasonable detail the Purchaser's objections to any item or valuation on the Statements (an "Objection Notice"). The Purchaser's failure to deliver an Objection Notice to the Seller within thirty (30) days after the Seller's delivery of the Statement to the Purchaser shall constitute the Purchaser's binding acceptance of the Statements and all matters identified therein. If the Seller and the Purchaser fail to resolve any objection described on an Objection Notice within ten (10) days after the date the Objection Notice is delivered to the Seller, then, at the request of either party, the Seller and the Purchaser shall meet in an attempt to resolve an objection described on the Objection Notice and reach a written agreement (the "Settlement Agreement"). If the parties enter into a Settlement Agreement, the Statements shall be deemed to be as agreed therein. If the parties are unable to resolve the objection described on the Objection Notice within twenty (20) days after receipt by Seller of such Objection Notice, then the Seller and the Purchaser shall select an independent accounting firm of recognized national standing (or, if the parties cannot agree upon a selection, they shall select such accounting firm by lot from among the five largest accounting firms in the United States) which shall resolve such objection as promptly as possible. The accounting firm selected shall not at the time of selection be performing services for either the Purchaser or the Seller. A decision by the independent accounting firm as to the resolution of such objection shall be (absent an agreement of the parties regarding an error that is manifest) conclusive and binding upon the parties for purposes of this Agreement (the "Accountant's Determination"). The Accountant's Determination shall be (1) in writing, (2) made in accordance with GAAP as modified by the standards provided for in this Agreement for the Statements and (3) nonappealable and incontestable by the Seller and the Purchaser and each of their respective Affiliates and successors and not subject to collateral attack for any reason. All fees and costs payable to the independent accounting firm referred to in this Section shall be borne by the Purchaser and the Seller equally.

  (d) Payments. (i) If the value of the Inventory and the Net Receivables is in the aggregate greater than $3,750,000, then the Purchaser shall pay to the Seller an amount equal to the amount by which the value of the Inventory and the Net Receivables exceeds $3,750,000, plus the Estimated Inventory and Receivables Holdback Amount. If such value of the Inventory and the Net Receivables is in the aggregate less than $3,600,000, then the Seller shall pay to the Purchaser an amount equal to the amount by which $3,600,000 exceeds the value of the Inventory and the Net Receivables, minus the Estimated Inventory and Receivables Holdback Amount up to the amount of such excess and the Purchaser shall pay to the Seller any excess of the Estimated Inventory and Receivables Holdback Amount over the amount by which $3,600,000 exceeds the value of the Inventory and Net Receivables, if any. If such value of the Inventory and the Net Receivables is in the aggregate equal to or less than $3,750,000 and equal to or greater than $3,600,000, then the Purchaser shall pay to the Seller an amount equal to the Estimated Inventory and Receivables Holdback Amount.

     (ii) If the value of the Assumed Liabilities is less than $350,000, then the Purchaser shall pay to the Seller an amount equal to the amount by which the value of the Assumed Liabilities is less than $350,000.

     (iii) Each value referred to subparagraphs (i) and (ii) above shall be as determined in the Statements or, in the case of a dispute, as determined in a Settlement Agreement or in the Accountant's
   Determination.

     (iv) All payments to be made pursuant to this Section 1.10(d) shall be made by wire transfer of immediately available funds.

  (e) Schedule of Payments. Any payments required to be made pursuant to
Section 1.10(d) shall be made as follows: (i) if the Purchaser shall not have delivered an Objection Notice to the Seller in accordance with the provisions of Section 1.10(c), then the payment required to be made pursuant to Section 1.10(d) shall be made no later than five (5) days after the end of the Examination Period, and (ii) if the Purchaser shall have delivered an Objection Notice to the Seller in accordance with the provisions of Section 1.10(c), then payment of any undisputed amounts shall be paid no later than five (5) days after the end of the Examination Period, and the payment required to be made pursuant to Section 1.10(d) with respect to any disputed amounts shall be made within five (5) days after the resolution of the dispute, whether by the Settlement Agreement or upon the Accountant's Determination as provided in Section 1.10(c).

1.11 Sales Taxes.

  The parties shall each bear one-half of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges or fees that may become payable in connection with the sale of the Purchased Assets to the Purchaser (the "Transaction Taxes"). If one of the parties pays less than one-half of the total Transaction Taxes, such party shall pay to the other party a sum equal to the difference between one-half of the total Transaction Taxes and the amount of Transaction Taxes so paid by such party. Each party shall timely pay the amount of Transaction Taxes it is obligated to pay to the appropriate Governmental Entity, and shall thereafter send evidence to the other party that such Transaction Taxes have been paid.

1.12 Closing.

  The closing of the sale of the Purchased Assets to the Purchaser, and the transactions contemplated herein, (the "Closing") shall take place at Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111, no later than two days after the date that all closing conditions set forth in Sections 5 and 6 have been satisfied or waived or on such other date to which the parties mutually agree (the "Closing Date").

1.13 Definitions.

  Certain capitalized terms used and not defined in this Agreement have the meanings given to them in Exhibit B attached hereto.

Section 2. Representations and Warranties of the Seller.

  The Seller represents and warrants, to and for the benefit of the Purchaser that, except as set forth in the Disclosure Schedule delivered by the Seller to the Purchaser on the date hereof (the "Seller Disclosure Schedule"):

2.1 Organization and Qualification; Subsidiaries.

  The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Seller and each Subsidiary has all the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate its Purchased Assets and to carry on its business as it is now being conducted. The Seller and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in all the jurisdictions listed on Section
2.1 of the Seller Disclosure Schedule, which constitute jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. The Purchaser has been furnished with true, correct and complete copies of the Certificate of Incorporation and By-laws (or comparable charter documents) of the Seller and each Subsidiary. Except as set forth in Section 2.1(a) of the Seller Disclosure Schedule, neither the Seller nor any Subsidiary has (a) engaged within the last five (5) years in any business or activity other than the Business or (b) used within the last five (5) years any trade name or assumed name other than its corporate name set forth in the this Agreement (including the Seller Disclosure Schedule). A true and complete list of all of the Seller's direct and indirect subsidiaries, together with the jurisdiction of incorporation of each subsidiary, is set forth in Section 2.1(b) of the Seller Disclosure Schedule. Except as set forth in Section 2.1(b) of the Seller Disclosure Schedule, the Seller does not own or hold, directly or indirectly, any equity interest or debt obligation (excluding accounts receivable arising in the ordinary course of the Business, consistent with past practice) of any other Person that relates to the Business.

2.2 Authority Relative to this Agreement; Vote Required.

  (a) The Seller and each Subsidiary has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and (subject only, with respect to the Sale, to the approval and adoption of this Agreement and approval of the Sale by the holders of at least a majority of the outstanding shares of the Seller and Subsidiary common stock entitled to vote in accordance with the Delaware General Corporation Law ("DGCL") and the Seller's and each Subsidiary's Certificate of Incorporation and By-Laws) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which it is or will be a party by the Seller and each Subsidiary and the consummation by the Seller and each Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and each Subsidiary, and no other corporate proceedings on the part of the Seller or any Subsidiary are necessary to authorize this Agreement and each Related Document to which it is or will be a party or to consummate the transactions so contemplated hereby and thereby (other than the approval and adoption of this Agreement and the approval of the Sale by the holders of at least a majority of the outstanding shares of Seller and Subsidiary common stock entitled to vote in accordance with the DGCL and the Seller's and each Subsidiary's Certificate of Incorporation and By-Laws). As of the date hereof, the Board of Directors of the Seller has determined that the Sale, upon the terms and subject to the conditions of this Agreement, is advisable to and in the best interests of the Seller and its stockholders. This Agreement and each Related Document to which it is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by the Seller and each Subsidiary party thereto.

  (b) Assuming the due authorization, execution and delivery by the Purchaser, this Agreement and each Related Document to which it is or will be a party constitutes or will constitute a legal, valid and binding obligation of the Seller and each Subsidiary party thereto, enforceable against the Seller and each Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

  (c) The approvals of the holders of a majority of the outstanding shares of the Seller common stock and the common stock of each Subsidiary are the only votes of the holders of any class or series of the Seller's and each Subsidiary's capital stock necessary to approve the Sale and this Agreement.

2.3 No Conflict; Required Filings and Consents.

  (a) Except as set forth in Section 2.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and each Related Document to which it is or will be a party by the Seller and each Subsidiary party thereto does not, and the performance of this Agreement and each Related Document to which it is or will be a party by the Seller and such Subsidiary, and of the transactions contemplated hereby and thereby, will not:

    (i) conflict with or violate (with or without notice or lapse of time or both) the Certificate of Incorporation or By-Laws of the Seller or such Subsidiary,

    (ii) conflict with or violate (with or without notice or lapse of time or both) any Law applicable to the Seller or any such Subsidiary or by which its or any of their respective properties is bound or affected, or

    (iii) result in any violation or breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller's or any such Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries or its or any of their respective properties is bound or affected,

  (b) The execution and delivery of this Agreement and each Related Document by the Seller and each Subsidiary party thereto does not, and the performance of this Agreement and each Related Document to which it is or will be a party by the Seller and each such Subsidiary will not, require the Seller or any Subsidiary to obtain any consent, approval, authorization or permit of, or to file with or notify, any Governmental Entity.

2.4 Compliance; Permits.

  (a) Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, neither the Seller nor any Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Seller or any Subsidiary or by which its or any of the Purchased Assets are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary or any of its or their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, the Seller and each Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities which are material to their respective operation of the Business as it is currently being conducted, or the current use or ownership of the Purchased Assets (collectively, the "Seller Permits"). The Seller and each Subsidiary is in compliance with the terms of the Seller Permits.

2.5 SEC Filings; Financial Statements.

  (a) Except as disclosed in Section 2.5 of the Seller Disclosure Schedule, all forms, reports, statements and other documents required to be filed by the Seller with the SEC since September 28, 1997 (excluding the exhibits filed therewith) (the "Seller SEC Reports") (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The consolidated financial statements (including, in each case, any related notes or schedules thereto) contained in the Seller SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of the Seller and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

2.6 Absence of Certain Changes or Events.

  Except as contemplated by this Agreement, or as set forth in Section 2.6 of the Seller Disclosure Schedule, during the period from July 3, 1999 to the date of this Agreement, none of the following have occurred:

    (a) any change, event or condition (or any development involving a prospective change, event or condition) shall have occurred or be threatened which has, or is reasonably likely to have, a Material Adverse Effect;

    (b) any change in tax or accounting methods, principles or practices by the Seller or any Subsidiary affecting the Purchased Assets, the Business or its Liabilities, except as required by any change in GAAP or change in Law;

    (c) any material revaluation by the Seller or any Subsidiary of any of the Purchased Assets, including without limitation, writing off notes or accounts receivable;

    (d) any damage, destruction or loss that has had or is reasonably likely to have a Material Adverse Effect on the Purchased Assets;

    (e) any cancellation of any material debts or waiver or release of any material right or claim of the Seller or any Subsidiary relating to the Business or the Purchased Assets;

    (f) entering into or executing any arrangement, agreement or understanding involving an amount exceeding $20,000 relating to the Business to which the Seller or any Subsidiary is a party which cannot be terminated by it on notice of 30 days or less without cost or penalty;

    (g) any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Seller or any Subsidiary other than as contemplated by this Agreement;

    (h) any delay or failure to repay when due any material obligation of the Seller or any Subsidiary that relates to the Business or the Purchased Assets;

    (i) any general uniform increase in the compensation of employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) of the Seller or any Subsidiary, or any increase in any such compensation payable to any officer, director or key employee;

    (j) any change in the manner in which products or services of the Business are marketed (including, without limitation, any change in prices) or sold, any change in the manner in which the Seller extends discounts or credits to customers or any change in the manner or terms by which the Seller collects its accounts receivable or otherwise deals with customers;

    (k) any acquisition or disposition of the Purchased Assets, including Proprietary Matter, other than the purchase of raw materials or the sale of inventories for fair value in the ordinary course of business consistent with past practice;

    (l) any forward purchase commitments or sales commitment for the Business not disclosed in Section 2.8 of the Seller Disclosure Schedule;

    (m) any changes in the practices and policies of the Seller with respect to the collection of accounts receivable, payment of accounts payable or the ordering or shipping of products related to the Business;

    (n) any other transactions relating to the Business or the Purchased Assets other than in the ordinary course of business consistent with past practice; or

    (o) any agreement by the Seller or any Subsidiary to do any of the things described in the preceding clauses (a) through (n) other than as expressly provided for herein.

2.7 No Undisclosed Liabilities.
  Except as indicated in Section 2.7 of the Seller Disclosure Schedule or the Seller SEC Reports filed prior to the date hereof, neither the Seller nor any Subsidiary has any Liabilities (including all Liabilities for Taxes) which would be required to be disclosed in financial statements, including the footnotes thereto, prepared in accordance with GAAP, and which are not adequately reflected or reserved against in the Seller's balance sheet as of July 3, 1999, including the footnotes thereto, except such as have arisen in the ordinary course of business consistent with past practice since such date.

2.8 Contracts.

  Other than contracts or agreements which may be terminated by the Seller on notice of 30 days or less or which involve annual payments of less than $6,000, Section 2.8 of the Seller Disclosure Schedule lists all contracts and agreements to which: (a) the Seller or any Subsidiary is a party, (b) that are currently in force and (c) that relate to the Purchased Assets or the Business, including:

      (i) contracts that restrict the Business;

      (ii) distribution agreements;

      (iii) supply agreements;

      (iv) service agreements;

      (v) indemnification or guaranty agreements pursuant to which the Seller or any Subsidiary may incur a Liability;

      (vi) agreements pertaining to the purchase or sale of any assets or businesses entered into outside the ordinary course of business,

      (vii) joint marketing or development agreements;

      (viii) agreements pursuant to which the Seller or any Subsidiary may draw funds as borrowed money and any related security agreements;

      (ix) license agreements (other than commercial shrink-wrap licenses), whether the Seller or any Subsidiary is a licensee or licensor; and

      (x) other agreements requiring the Seller or any Subsidiary to expend in excess of $50,000 in the aggregate for all such agreements after the date hereof.

  All such contracts and agreements are duly and validly executed by the Seller or by one or more of its Subsidiaries, as applicable, and, to the Seller's knowledge, by all other parties thereto, are in full force and effect as of the date of this Agreement and, to the Seller's knowledge, will be in full force and effect on the Closing Date. No event has occurred which, after notice or the passage of time or both, would constitute a default by the Seller or any Subsidiary under any such contract. To the Seller's knowledge, all such contracts and agreements will continue, after the Closing Date, to be enforceable in accordance with their respective terms against the Seller or the Subsidiary party thereto until their respective expiration dates. The Seller and each Subsidiary party thereto has performed all of the obligations under such contracts required to be performed by it to date, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a default in the performance by the Seller and each such Subsidiary or, to the Seller's knowledge, any other party to any such contracts of their respective obligations thereunder. The Purchaser has been furnished with true, complete and correct copies of all written contracts and Section 2.8 of the Seller Disclosure Schedule (including by incorporated reference) contains summary descriptions of all oral items listed on Section
2.8 of the Seller Disclosure Schedule (including by incorporated reference).

2.9 Title to Property.

  Except as set forth in Section 2.9 of the Seller Disclosure Schedule, the Seller and its Subsidiaries, as applicable, have good and defensible title to the Purchased Assets, free and clear of all Encumbrances, except

Permitted Encumbrances; and all leases pursuant to which the Seller or any Subsidiary leases a Purchased Asset from others are in full force and effect as of the date of this Agreement in accordance with their respective terms, and neither the Seller nor any Subsidiary is currently in default under any of such leases nor, to the Seller's knowledge, is any other party in default under any of such leases and, to the Seller's knowledge, there is not under any of such leases any existing event of default (or event which with notice or lapse of time, or both, would constitute an event of default). Section 2.9 of the Seller Disclosure Schedule identifies each item of tangible personal property included in the Purchased Assets and specifies the premises of the Seller or its Subsidiaries on which such item is located.

2.10 Brokers.

  Except as set forth in Section 2.10 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. To the extent the Seller has agreed to pay any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement, it will be solely responsible for the payment of such commission or fee.

2.11 Intellectual Property Rights.

  (a) Section 2.11 of the Seller Disclosure Schedule contains summary information (including where applicable the federal registration number and the date of registration or application for registration and the name in which registration was applied for) concerning:

    (i) trade secrets, patents, registered copyrights, trademarks, trade names and service marks, and all currently pending applications for any thereof relating to the Purchased Assets, owned, licensed or otherwise used by the Seller and/or any Subsidiary (collectively, "Proprietary Matter"); and

    (ii) any licenses or options to obtain rights or licenses granted by the Seller or any Subsidiary to others covering any Proprietary Matter, other than implied licenses to customers of the Seller or any Subsidiary for Proprietary Matter embedded in a Product sold by the Seller or any Subsidiary to such customers.

  (b) Except in each case as set forth on Section 2.11 of the Seller Disclosure Schedule:

    (i) the Seller owns, or has the right to use all the Proprietary Matter and to sell, license and dispose of, and has the right to bring actions for the infringement of all owned and exclusively licensed Proprietary Matter, and such Proprietary Matter constitutes all intellectual property rights necessary or required for the conduct of the Business, and such rights to use, sell, license, dispose of and bring actions are exclusive with respect to Proprietary Matter owned by the Seller;

    (ii) there are no royalties, honoraria, fees or other payments payable by the Seller to any Person by reason of the ownership, use, license, sale or disposition of the Proprietary Matter;

    (iii) no activity, service or procedure currently conducted or proposed to be conducted by the Seller or any Subsidiary and related to the Business violates or shall violate any contract, instrument, license, commitment, lease or similar document of the Seller or any Subsidiary with any third Person relating to any intellectual property rights, or infringes any trade secrets, patents, copyrights, trademarks, trade names, or service marks or other intellectual property rights of any other Person;

    (iv) the Seller has taken the steps described on Section 2.11 of the Seller Disclosure Schedule designed to safeguard and maintain (i) the secrecy and confidentiality of confidential or proprietary information related to the Business and (ii) the proprietary rights of the Seller and each Subsidiary in all of its Proprietary Matter;

    (v) in the conduct of the Business, neither the Seller nor any Subsidiary has infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any Person or committed any acts of unfair competition, and neither the Seller nor any Subsidiary has received from any Person in the past five years any notice, charge, complaint, claim or assertion thereof; and


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

    (vi) in the conduct of the Business, neither the Seller nor any Subsidiary has sent to any Person in the past five years, or otherwise communicated to any Person, any notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by or misappropriation of, or other conflict with, any intellectual property rights of the Seller or any Subsidiary by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of the Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

2.12 Litigation.

  There are no actions, suits or proceedings ("Proceedings") relating to the Business or the Purchased Assets pending or, to the Seller's knowledge, threatened in writing against the Seller or any Subsidiary, whether at law or in equity, whether civil or criminal in nature or before or by any Governmental Entity, nor is the Seller or any Subsidiary subject to any order, judgment, writ, injunction or decree relating to the Business or the Purchased Assets.

2.13 Opinion of Financial Advisor.

  The Seller has been advised by its financial advisor, Ewing Monroe Bemiss & Co., that in its opinion, as of the date hereof, the Sale is fair from a financial point of view to the holders of shares of the Seller's common stock.

2.14 Accounts and Notes Receivable.

  Except as set forth on Section 2.14 of the Seller Disclosure Schedule and except for allowances for bad debt reflected on the Seller's balance sheet as of July 3, 1999, all accounts receivable and notes receivable relating to the Business owing to the Seller or any Subsidiary as of the date hereof constitute, and all such accounts receivable and notes receivable owing to the Seller or any Subsidiary as of the Closing shall constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, to the Seller's knowledge, there are no asserted claims, refusals to pay or other rights of set-off against any thereof. Section 2.14 of the Seller Disclosure Schedule, sets forth an aging schedule of the accounts receivable related to the Business.

2.15 Suppliers, Consultants and Vendors.

  Except in the ordinary course of business, no material supplier, consultant or vendor to the Seller or any Subsidiary in connection with the Business has canceled or otherwise terminated, or, to the Seller's knowledge, threatened in writing to cancel or otherwise terminate, its relationship with the Seller or any Subsidiary or has decreased, limited or otherwise modified, or to the Seller's knowledge, threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the Seller or any Subsidiary.

2.16 Customers.

  Except as set forth in Section 2.16 of the Seller Disclosure Schedule, no customer of the Seller or any Subsidiary in connection with the Business, to which or whom more than $50,000 of annual sales were made in either of fiscal years 1999 or 1998, has notified the Seller or any Subsidiary that it intends to terminate or materially curtail its relationship and dealings with the Seller or any Subsidiary.

2.17 Conflicts of Interest.

  Except as set forth on Schedule 2.17 of the Seller Disclosure Schedule, neither the Seller or any Subsidiary, nor any officer, employee, agent or other Person acting on behalf of the Seller or any Subsidiary has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or

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

supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) that (a) might subject the Seller to any damage or penalty in any proceeding, (b) if not given in the past, would have resulted in a Material Adverse Effect, or (c) if not continued in the future, could reasonably be expected to result in a Material Adverse Effect. There is not now, and there has never been, any employment by the Seller or any Subsidiary of, or beneficial ownership in the Seller or any Subsidiary by, any governmental or political official in any jurisdiction in which the Seller or any Subsidiary has conducted or proposes to conduct the Business.

2.18 Tax Matters.

  (a) Except as set forth on Section 2.18 of the Seller Disclosure Schedule, the Seller and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Seller is a common parent:

    (i) has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

    (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate governmental entities in all jurisdictions in which such Tax Returns are required to be filed; and

    (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

  (b) The Seller has previously made available to the Purchaser true, correct and complete copies of all Tax Returns filed by or on behalf of the Seller and each Subsidiary for all completed Tax years of such Company that remain open for audit or review by the relevant Taxing authority. All such Tax Returns were true, complete and correct in all material respects.

  (c) Except as set forth in Section 2.18(c) of the Seller Disclosure
Schedule:

    (i) the Seller has not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and no such issues are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return of the Seller and each Subsidiary, there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Seller or any Subsidiary; no Tax Liens have been filed against the Seller or any Subsidiary and remain undischarged, other than for Taxes not yet due and payable; and no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Seller or any Subsidiary;

    (ii) the Seller is not, and has not ever been, a party to any Tax sharing agreement with any Person;

    (iii) the Seller is not a foreign Person within the meaning of Treasury Regulation Section 1.1445-2(b), and the Purchaser has been furnished with a true and accurate certificate from the Seller so stating which complies in all respects Treasury Regulation with Section 1.1445-2(b)(2).

2.19 FDA and Certain Other Compliances.

  (a) Except as set forth on Section 2.19 of the Seller Disclosure Schedule, the Seller and each Subsidiary is in substantial compliance, in all material respects, with all Laws administered or issued by the United States Food and Drug Administration (the "FDA") and any other Governmental Entities in foreign jurisdictions performing functions similar to those performed by the FDA. All Products, where required by Laws applicable thereto, are being manufactured and marketed under a valid Section 510(k) clearance letter or PMA issued by the FDA and Section 2.19 of the Seller Disclosure Schedule lists each such 510(k) clearance letter and PMA and includes a copy thereof. Such Section also lists those of the Products which are being marketed without a valid Section 510(k) clearance letter or PMA issued by the FDA, whether or not required by the FDA, and sets forth the reason why each such Product is being marketed without such clearance or approval.

  (b) Except as set forth on Section 2.19 of the Seller Disclosure Schedule:

    (i) no false information or significant omission has been made in any products application or products-related submission to the FDA or any other Governmental Entity, or otherwise relating to any of the Products by or on behalf of the Seller and each Subsidiary.

    (ii) any PMA or 510(k) documents and related documents for each of the Products of the Seller and each Subsidiary are in compliance, in all material respects, with applicable Laws administered or promulgated by the FDA and there is no reason to believe that the FDA is considering limiting, suspending, or revoking such approvals/clearances or changing the marketing classification or labeling of any such Products.

    (iii) all preclinical and clinical studies, if any, have been conducted by the Seller in accordance with recognized good clinical and good laboratory practices in all material respects, and are in compliance with applicable Laws administered or promulgated by the FDA or any other Governmental Entity regarding preclinical and clinical studies; and

    (iv) the Seller has obtained all regulatory approvals from any Governmental Entities required for the Products that are necessary to the Seller's and the Subsidiaries' conduct of the Business.

  (c) (i) Section 2.19 of the Seller Disclosure Schedule sets forth an accurate list of written information regarding internal audits concerning whether the Seller and the Subsidiaries comply with current good manufacturing practices including FDA Quality Systems Regulations ("QSR") and ISO 9001 standards ("CGMP") and all written reports or written information regarding CGMP audits conducted for the Seller or any Subsidiary by an outside auditor.

    (ii) The Seller and each Subsidiary is in substantial compliance with the QSR and any other applicable CGMP regulations of each Governmental Entity including, the inspection of incoming components and in process product equipment validation and maintenance, complaint file requirements, process validation, document retention, change controls, and master file and device history file documentation.

    (iii) The Seller has signed up-to-date written policies that reflect its actual CGMP procedures.

    (iv) The Seller has, in a timely manner, filed all required medical device reports ("MDRs") for deaths, serious injuries, and reportable malfunctions. A list of such reports and the Seller's written policy regarding MDR reporting is attached as part of Section 2.19 of the Schedule.

    (v) The Seller has no knowledge of any acts that furnish a reasonable basis for a Warning Letter, Section 305 Notice, or other similar communications from the FDA or any other Governmental Entity, and there have been no recalls, field notifications, safety alerts (whether voluntary or otherwise) or seizures requested or threatened, related to the Seller's Products.

    (vi) The Seller has established a Corporate Compliance Program which is described as part of Section 2.19 of the Schedule.

    (d) Section 2.19 of the Seller Disclosure Schedule sets forth each foreign jurisdiction in which the Seller or any Subsidiary is directly or indirectly marketing or selling Products.

2.20 Insurance.

  Section 2.20 of the Seller Disclosure Schedule contains a true and complete list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and other forms of insurance held by the Seller and any Subsidiary (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder).

2.21 Environmental Matters.

  (a) Neither the Seller nor any Subsidiary nor, to the Seller's knowledge, any of their past property or operations, is subject to or the subject of, any Proceeding, Order, settlement, or other Contract arising under any

Environmental, Health and Safety Laws, nor, to the Seller's knowledge, has any investigation been commenced or is any Proceeding threatened against the Seller or any Subsidiary under any Environmental, Health and Safety Laws with regard to the Business or the Purchased Assets.

  (b) Except as set forth on Section 2.21 of the Seller Disclosure Schedule, neither the Seller nor any Subsidiary has received any written or oral notice, report or other information that it is potentially responsible under any Environmental, Health and Safety Laws for response costs or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location and, to the Seller's knowledge, neither the Seller nor any Subsidiary has transported or disposed of, or allowed or arranged for any third Person to transport to or dispose of, any Hazardous Materials at any location included on the National Priorities List, as defined under CERCLA, or any location proposed for inclusion on that List, or any location included on the CERCLIS database prepared under CERCLA or on any analogous list prepared by any Governmental Entity.

2.22 Sufficiency of Assets.

  The sale of the Purchased Assets by the Seller to the Purchaser pursuant to this Agreement will effectively convey to, or provide the license to (in the case of the "BEI" trademark), the Purchaser the entire Business of, and all of the tangible and intangible property used in the conduct of the Business by the Seller and the Subsidiaries (whether owned, leased or held under license by the Seller or by the Subsidiaries) and necessary or desirable to, the conduct of the Business as conducted by the Seller and the Subsidiaries; provided, however, that the Seller believes that all of the contracts listed on Section 2.8 of the Seller Disclosure Schedule are necessary or desirable to the conduct of the Business, but the Purchaser has elected to include in the Assumed Contracts only those contracts listed on Annex C to Schedule 1.1 of this Agreement.

2.23 Disclosure.

  This Agreement, including the Seller Disclosure Schedule, attachments or Exhibits hereto, does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 3. Representations And Warranties Of The Purchaser.

  The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1 Due Organization.

  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

3.2 Authority; Binding Nature Of Agreements.

  The Purchaser has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which it is or will be a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and each Related Document to which it is or will be a party or to consummate the transactions so contemplated hereby and thereby. As of the date hereof, the Board of Directors of the Purchaser has approved the Sale. This Agreement and each Related Document to which it is or will be a party has been, or upon the Purchaser's execution thereof will be, duly and validly executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery by the Seller and each Subsidiary party thereto, each of this Agreement and each Related Document to which it is or will be a party constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

3.3 Non-Contravention; Consents.

  (a) The execution and delivery of this Agreement and each Related Document to which it is or will be a party by the Purchaser does not, and the performance of this Agreement and each Related Document to which it is or will be a party by the Purchaser, and the transactions contemplated hereby and thereby, will not,

    (i) conflict with or violate (with or without notice or lapse of time or both) the Certificate of Incorporation or By-Laws of the Purchaser,

    (ii) conflict with or violate (with or without notice or lapse of time or both) any Law applicable to the Purchaser or by which its properties are bound or affected, or

    (iii) result in any violation or breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or affected.

  (b) The execution and delivery of this Agreement and each Related Document to which it is or will be a party by the Purchaser does not, and the performance of this Agreement and each Related Document to which it is or will be a party by the Purchaser will not, require the Purchaser to obtain any consent, approval, authorization or permit of, or to file with or notify, any Governmental Entity.

3.4 Brokers.

  To the extent that the Purchaser has agreed to pay any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement, it will be solely responsible for the payment of such commission or fee.

Section 4. Pre-closing Covenants

4.1 Access And Investigation

  The Seller shall ensure that, during normal business hours during the period between the date hereof and the Closing Date or the date of termination of this Agreement pursuant to Section 8 (the "Pre-Closing Period"), the Seller and its Representatives provide the Purchaser and its Representatives with reasonable access to the Seller's Representatives, the Seller's vendors (but not its customers except as provided below), the Purchased Assets and to the Seller's locations where the Business is conducted, and to all existing books, records, tax returns, work papers and other documents and information relating to the Purchased Assets and the Business; provided, however, that (a) the Purchaser shall not contact, and the Purchaser shall ensure that none of its Representatives contacts, any Representative of the Seller or any vendor without the prior authorization of Richard Turner, President and Chief Executive Officer of the Seller, or Thomas W. Fry, Vice President, Finance and Administration of the Seller, and (b) the Purchaser shall take reasonable precautions to ensure that neither it nor any of its Representatives interferes with or otherwise disrupts the business or operations of the Seller while exercising rights provided under this Section 4.1. The Purchaser shall hold, and will cause its Representatives to hold, any and all information received from the Seller or its Representatives, in confidence, in accordance with the Confidential Disclosure Agreement dated June 21, 1999. Neither Mr. Fry nor Mr. Turner shall unreasonably withhold consent to the Purchaser's request for any such contact. Contacts by the Purchaser with vendors and suppliers shall be made jointly with the Seller by telephone or other means determined by the Purchaser. Notwithstanding the foregoing, (x) if the Purchaser requests Richard Turner or Thomas Fry to authorize the Purchaser to contact any Representative or vendor of the Seller and the Purchaser does not receive a response within two business days from the date the request was made, then the Seller shall be deemed to have consented to the contact requested and (y) without consent of Mr. Fry or Mr. Turner, the Purchaser may contact during business hours pursuant to this Section 4.1 the following Persons: SurgiTech, Inc. and Bates, Fujinon, Inc., PENTAX Precision Instrument Corporation and ERBE USA, Inc., and Larry Doll, Anthony Manna and Paul Dube, the Seller's MIS Manager. Contacts to the foregoing customers and suppliers shall be made jointly with the Seller by telephone or other means determined by the Purchaser. If the Purchaser, based on such investigations and contacts after the date of this Agreement with Fujinon, Inc., PENTAX Precision Instrument Corporation and ERBE USA, Inc., customers of the Seller, reasonably believes that one or more of such customers do not intend after the Closing to continue to buy Products from the Purchaser, then, for purposes of calculating the Sales Shortfall, the sales of Products to such customer or customers shall not be counted. If within 12 months of the Closing any such customer for which sales were excluded from the calculation of the Sales Shortfall pursuant to the preceding sentence buys any Products from the Purchaser, then the Purchaser shall pay to the Seller by wire transfer of immediately available funds an amount equal to the amount by which the Purchase Price was reduced as a result of the exclusion from the Sales Shortfall calculation of sales to such customer.

4.2 Operation of Business

  The Seller shall ensure that during the Pre-Closing Period:

  (a) the Seller and each Subsidiary conducts its respective operations as they relate to the Purchased Assets and the Business in the ordinary course of business and consistent with the manner such operations have been conducted prior to the date of this Agreement;

  (b) with respect to the Purchased Assets and the Business, the Seller and its Subsidiaries use commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) maintain its relations and good will with its and each Subsidiary's suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller and its Subsidiaries, and (iv) repair, restore or replace any Purchased Assets that are destroyed or damaged;

  (c) neither the Seller nor any Subsidiary enters into or permits any of the Purchased Assets to become bound by any contract relating to the Purchased Assets except in the ordinary course of business consistent with past practice;

  (d) neither the Seller nor any Subsidiary sells or otherwise disposes of, or permits any Encumbrance, other than a Permitted Encumbrance, to be imposed upon, any Proprietary Matter or any other Purchased Asset;

  (e) neither the Seller nor any Subsidiary enters into any transaction or takes any other action that might reasonably be expected to cause or constitute a breach of any representation or warranty made by the Seller in this Agreement or a Related Document;

  (f) neither the Seller nor any Subsidiary pays accounts payable or collects accounts receivable related to the Business, other than in the ordinary course of business consistent with past practice and does not delay or postpone the payment of such accounts payable and other Liabilities related to the Business or accelerate the collection of such accounts receivable;

  (g) neither the Seller nor any Subsidiary shall change its pricing or commission policies or sales incentive programs involving the Business without the prior written consent of the Purchaser;

  (h) neither the Seller nor any Subsidiary shall change its practices or policies with respect to the ordering or shipping of Products; and

  (i) neither the Seller nor any Subsidiary agrees, commits or offers (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(h)" of this Section 4.2.

4.3 Filings and Consents.

  Each of the Seller and the Purchaser shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained by it in order to consummate the Sale are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, all documents required to be available and all actions required to be taken in connection with any filing, notice or Consent that the Purchaser or the Seller is required to make, give or obtain are made available or taken.

4.4 Notification of Certain Changes; Supplements to Schedules.

  (a) The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement or any Related Document to be materially untrue or inaccurate such that the conditions set forth in Sections 5.1 or 6.1 would not be satisfied as a result, or (ii) any failure of the Seller or the Purchaser, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Sections 5.2 or 6.2 would not be satisfied as a result; provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  (b) From time to time prior to the Closing, the Seller will supplement or amend with reasonable frequency the information contained in the Schedules hereto with respect to any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule hereto. Any supplement or amendment delivered pursuant to this Section 4.4(b) shall in no event be the basis for any claim that any representation or warranty is inaccurate or has been breached for purposes of Section 5.1 or Section 7; provided, however, if the matters described by any such supplement or amendment constitute a Material Adverse Effect, the Purchaser shall not be obligated, pursuant to Section 5.1, to purchase the Purchased Assets and may terminate this Agreement pursuant to
Section 8.1(f).

4.5 Public Announcements.

  The Purchaser and the Seller will consult with each other before issuing and, to the extent reasonably practicable, give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or any Related Document and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release to be issued with respect to the Sale shall be in the form heretofore agreed to by the parties.

4.6 Reasonable Efforts.

  (a) During the Pre-Closing Period, the Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 5 to be satisfied. The Purchaser shall, at the Seller's request, make its personnel available to talk and provide information to parties to the Assumed Contracts in connection with seeking from such parties the consents, certificates and approvals provided for in Section 5.7 of this Agreement.

  (b) During the Pre-Closing Period, the Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied.

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

4.7 Exchange Proceeds.

  If during the Pre-Closing Period the Seller or any Subsidiary receives any proceeds in consideration for the exchange of any of its assets that constitute Purchased Assets, whether from the sale of any such Purchased Assets (other than sales of inventory in the ordinary course of business consistent with past practice) and from insurance proceeds payable on account of any loss or casualty to such Purchased Assets, any proceeds from the taking of such Purchased Assets pursuant to the power of eminent domain, or any other proceeds from whatever source relating to the disposition of such Purchased Assets (the "Exchange Proceeds"), the Seller shall promptly notify the Purchaser of such receipt of Exchange Proceeds and shall consult with the Purchaser with respect to the application of any such Exchange Proceeds.

4.8 Allocation of Purchase Price.

  The Purchase Price shall be allocated to the Purchased Assets in accordance with the allocation set forth in Exhibit C (the "Statement of Allocation"). At the Closing, the Seller shall:

  (a) complete and execute a Form 8594 Asset Acquisition Statement Under
Section 1060 of the Code, consistent with the Statement of Allocation; and

  (b) deliver a copy of such form to the Purchaser; and

file a copy of such form with its respective tax returns, as the case may, for the period which includes the Closing Date.

4.9 Exclusivity.

  (a) The Seller acknowledges that substantial time of the Purchaser and substantial out-of-pocket expenses (including attorneys' and accountants' fees and expenses) have been and will continue to be expended and incurred in connection with conducting legal, business and financial due diligence investigations of the Business, drafting and negotiating this Agreement and the Related Documents and other related expenses (collectively, "Acquisition Expenses"). Until the Closing Date (unless this Agreement is sooner terminated), the Seller shall not, and shall use its best efforts to not permit any of the Representatives of the Seller or any Subsidiary to:
(i) unless following consultation with outside legal counsel, the Seller's Board of Directors determines in good faith that it is required to do so in order to discharge properly its fiduciary duties, enter into any written or oral agreement or understanding with any Person (other than the Purchaser) regarding Another Transaction (as defined below); (ii) unless following consultation with outside legal counsel, the Seller's Board of Directors determines in good faith that it is required to do so in order to discharge properly its fiduciary duties, enter into or continue any negotiations or discussions with any Person (other than the Purchaser) regarding the possibility of Another Transaction; or (iii) unless following consultation with outside legal counsel, the Seller's Board of Directors determines in good faith that it is required to do so in order to discharge properly its fiduciary duties, provide any non-public financial or other confidential or proprietary information regarding the Business or the Purchased Assets (including this Agreement and any other materials containing the Purchaser's proposed terms and any other financial information, projections or proposals regarding the Business or the Purchased Assets) to any Person (other than to the Purchaser or its Representatives) who the Seller knows, or has reason to believe, would have any interest in participating in Another Transaction. Nothing contained in this Section 4.9 shall prevent the Seller's Board of Directors from taking and disclosing to its stockholders a position with regard to a tender offer or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, and making such disclosure to the stockholders as may be required under applicable Law; provided, that the Board of Directors shall not recommend that such stockholders tender their shares of Seller common stock in connection with such tender or exchange offer unless the Board of Directors determines in good faith, after consultation with outside legal counsel, that making such recommendation is required in order to discharge properly its fiduciary duties. As used herein, the term "Another Transaction" means (A) the sale of the Business or any of the Purchased Assets, other than the sale of inventories in the ordinary course consistent with past practice, or (B) the sale (whether by sale of stock, merger, consolidation or otherwise) of more than 50% of the voting securities of the Seller. The Seller represents that it is not a party to, or bound by, any agreement with respect to Another Transaction other than this Agreement.

  (b) The Seller shall disclose to the Purchaser the terms of Another Transaction that the Seller negotiates or discusses, as permitted under this
Section 4.9, with any Person other than the Purchaser (including the identity of such Person).

  (c) Each party recognizes and acknowledges that a breach of this Section 4.9 will cause irreparable and material loss and damage for the Purchaser, which cannot be adequately compensated for in damages by an action at law. Therefore, the Seller agrees that the Purchaser shall be entitled, in addition to any other remedies and damages available, to the equitable remedies of injunction and specific performance with respect to the Seller's obligations hereunder.

4.10 Special Payment to Purchaser Based Upon Another Transaction.

  In the event that the Seller's Board of Directors determines in good faith, after consultation with outside legal counsel, that it is required, in order to discharge properly its fiduciary duties, to consider the unsolicited offer of a Person (other than the Purchaser or any of its affiliates or Representatives) to enter into Another Transaction, the Seller may terminate this Agreement pursuant to Section 8 under circumstances not involving a breach by the Seller of the provisions of this Agreement solely for the purpose of entering into Another Transaction with such person. At the time and as a condition to such termination by the Seller of this Agreement, the Seller shall pay $300,000 to the Purchaser and, conditioned upon there not having been a breach by the Seller of the provisions of this Agreement including without limitation the provisions of Section 4.9, such payments shall fully satisfy the Seller's obligations to the Purchaser under this Agreement.

4.11 Stockholders' Meeting.

  On or before November 22, 1999, the Seller shall have caused to be convened a meeting of the Seller's stockholders (in compliance in all respects with provisions of applicable corporate law and the Certificate of Incorporation and By-laws of the Seller) at which meeting the stockholders shall consider whether to approve the Sale and authorize the Seller to execute this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. The Seller shall deliver to the Purchaser for review drafts and final versions of proxy material to be distributed to the Seller's stockholders in connection with such meeting.

4.12 Subsidiary Approval.

  Immediately upon approval of the Sale by the Seller's stockholders, the Seller shall cause the Boards of Directors of each Subsidiary to approve and the Seller or any applicable Subsidiary, as sole stockholder, of each Subsidiary, shall approve the Sale and the consummation of the transactions contemplated by this Agreement and each Related Document.

4.13 Insurance.

  The Seller shall, at its election, obtain by the Closing Date extended reporting period coverage for its Product Liability Policy and Umbrella Policy set forth in Section 2.20 of the Seller Disclosure Schedule or keep in effect the coverage currently provided under such policies so that the Seller, and the Purchaser as an additional insured, will be entitled to make and collect for a period of three years after the Closing claims which arise out of events involving the Seller or any Subsidiary that occurred, or products that were sold or services that were performed by the Seller or any Subsidiary, prior to the Closing and that are covered by such insurance policies.

Section 5. Conditions Precedent to The Purchaser's Obligation To Close.

  The Purchaser's obligation to purchase the Purchased Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

5.1 Accuracy Of Representations.

  The representations and warranties of the Seller contained in this Agreement and the Related Documents (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material," "in all material respects" and "Material Adverse Effect"), shall be true and correct in all respects on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) and (iii) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in a Material Adverse Effect.

5.2 Performance Of Obligations.

  The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Related Documents to be performed or complied with by it on or prior to the Closing Date, except where the failure to perform or comply with such agreements and covenants has not resulted in or would not reasonably be expected to result in a Material Adverse Effect.

5.3 No Proceedings.

  There shall not have been commenced and be pending against the Purchaser any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, the Sale or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Sale.

5.4 No Prohibition.

  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Sale shall be in effect; and there shall not be any action taken, or any Law enacted, entered or enforced which makes the consummation of the Sale illegal.

5.5 Stockholder and Board of Directors Approval.

  This Agreement and the Sale shall have been approved by the requisite vote of the stockholders of the Seller and by its Board of Directors.

5.6 Opinion of the Seller's Counsel.

  The Purchaser shall have received an opinion of Cooley Godward LLP, counsel for the Seller, dated the Closing Date and covering the matters set forth on Exhibit D attached hereto.

5.7 Consents and Approvals.

  The Purchaser shall have received duly executed copies of (i) all consents, certificates and approvals required for or in connection with the execution and delivery by the Seller and each Subsidiary of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (ii) consents to or notices of, as appropriate, the assignment to the Purchaser of all the Assumed Contracts identified on Annex C to Schedule 1.1 hereto from or to each party to such contracts other than the Seller and (iii) consents and waivers set forth on
Schedule 5.7 hereto.

5.8 Related Documents.

  Each of the documents set forth below (each, a "Related Document," and collectively, the "Related Documents") shall have been executed and delivered by the parties thereto:

    (i) Transition Agreement. The Seller shall have executed and delivered a transition agreement with the Purchaser substantially in the form of Exhibit E attached hereto (the "Transition Agreement").

    (ii) Non-Competition Agreements. The Seller and Richard W. Turner shall each have executed and delivered a non-competition agreement with the Purchaser, substantially in the form of Exhibit F and Exhibit G, respectively, attached hereto (the "Non-Competition Agreements").

    (iii) Bill of Sale, Assignment and Assumption Agreement. The Seller and each Subsidiary shall have executed and delivered the Bill of Sale.

5.9 Seller Certificates.

  Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

    (i) a certificate of the secretary of the Seller, dated as of the Closing Date, certifying (i) that true and complete copies of the Seller's Certificate of Incorporation and By-Laws as in effect on the Closing Date are attached thereto, (ii) as to the incumbency and genuineness of the signatures of each officer of the Seller executing this Agreement and the Related Documents on behalf of the Seller; and (iii) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Seller authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby;

    (ii) certificates dated as of the Closing Date of the secretaries of state of the states in which the Seller and each Subsidiary is organized and qualified to do business, certifying as to the good standing and non-delinquent tax status of the Seller and each Subsidiary;

    (iii) a certificate signed by an officer of the Seller and each Subsidiary, dated as of the Closing Date, and certifying as to (A) the accuracy of the representations and warranties of the Seller contained herein, as contemplated by Section 5.1, and (B) the performance of the covenants of the Company contained herein, as contemplated in Section 5.2; and

    (iv) a certificate of a principal executive officer of the Seller, dated as of the Closing Date, certifying that such company is not a foreign person within the meaning of Section 1445 of the Code.

5.10 Release of Encumbrance.

  The Purchaser shall have received from the Seller (i) evidence that the Seller's lender, Transamerica Business Credit Corporation, has consented to the Sale and released its Encumbrance on the Purchased Assets and (ii) a waiver from BEI Technologies, Inc. of any obligation the Seller may have under the provisions of Section V(A) of the Assumption of Liabilities and Indemnity Agreement by and between BEI Technologies, Inc. and BEI Electronics, Inc. (the Seller's predecessor) to cause the Purchaser to assume the Seller's indemnification obligations under such agreement in the case of a sale of the properties and assets of the Seller substantially as an entirety.

5.11 Integrated Video Systems.

  The Purchaser shall have received from the Seller an irrevocable purchase order to purchase from the Purchaser 24 Integrated Video Systems at a price equal to the Seller's standard costs at which such Systems were valued under
Section 1.10. Such Systems shall be delivered by the Purchaser to the Seller at a rate of 2 systems per month for 12 months, commencing in the month in which the Closing occurs.

Section 6. Conditions Precedent To The Seller's Obligation To Close.

  The Seller's obligation to sell the Purchased Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

6.1 Accuracy Of Representations.

  The representations and warranties of the Purchaser contained in this Agreement and the Related Documents (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material," "in all material respects," and "Material Adverse Effect"), shall be true and correct in all respects on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) and
(iii) where the failure or failures of such representatives and warranties to be so true and correct, individually or in the aggregate, has not resulted in a material adverse effect on the business or financial condition of the consolidated group of the Purchaser, taken as a whole.

6.2 Performance Of Obligations.

  The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Related Documents to be performed or complied with by it on or prior to the Closing Date, except where the failure to perform or comply with such agreements and covenants has not resulted in or would not reasonably be expected to result in a material adverse effect on the business or financial condition of the consolidated group of the Purchaser, taken as a whole.

6.3 No Proceedings.

  There shall not have been commenced and be pending against the Seller any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, the Sale or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Sale.

6.4 No Prohibition.

  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Sale shall be in effect; and there shall not be any action taken, or any Law enacted, entered or enforced which makes the consummation of the Sale illegal.

6.5 Stockholder Approval.

  This Agreement and the Sale shall have been approved by the requisite vote of the stockholders of the Seller.

6.6 Opinion of the Purchaser's Counsel.

  The Seller shall have received an opinion of O'Sullivan Graev & Karabell, LLP, counsel for the Purchaser, dated the Closing Date and covering the matters set forth on Exhibit H attached hereto.

6.7 Consents and Approvals.

  The Seller shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by the Seller and each Subsidiary of this Agreement and each of the Related Documents to which each of them is a party and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to the Seller and its counsel.

6.8 Related Documents.

  Each of the Related Documents to which the Purchaser is a party shall have been executed and/or delivered by the Purchaser and the transactions contemplated thereby to be completed at or prior to the Closing shall have been substantially consummated or effected, as the case may be, in accordance with the terms thereof.

6.9 Purchaser's Certificates.

  Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

    (i) a certificate of the secretary of the Purchaser, dated as of the Closing Date, certifying (i) that true and complete copies of the Purchaser's Certificate of Incorporation and By-Laws as in effect on the Closing Date are attached thereto, (ii) as to the incumbency and genuineness of the signatures of each officer of the Purchaser executing this Agreement and the Related Documents on behalf of the Purchaser; and
  (iii) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby;

    (ii) certificates dated as of the Closing Date of the secretaries of state of the states in which the Purchaser is organized and qualified to do business, certifying as to the good standing and non-delinquent tax status of the Purchaser; and

    (iii) a certificate signed by an officer of the Purchaser, dated as of the Closing Date, and certifying as to (A) the accuracy of the representations and warranties of the Purchaser contained herein, as contemplated by Section 6.1, and (B) the performance of the covenants of the Company contained herein, as contemplated in Section 6.2.

6.10 Termination of Royalty Obligation.

  The royalty obligations of the Seller to the Purchaser pursuant to the Settlement Agreement by and between CooperSurgical, Inc., a Delaware corporation, Richard W. Turner, an individual, the Seller, Meditron Devices, Inc., a Delaware corporation, XYLOG Corporation, a New Jersey corporation, Zinnanti Surgical Instruments, Inc., a California corporation, and Donald L. Tuttle, an individual, dated as of July 9, 1998, shall have been terminated.

Section 7. Indemnification.

7.1 Generally.

  (a) The Seller shall indemnify the Purchaser Indemnified Persons for, and hold each of them harmless from and against, any and all Purchaser Losses to the extent incurred or suffered by any Purchaser Indemnified Persons as a result of or based upon the following:

    (i) the inaccuracy or breach of any representation or warranty of the Seller or any Subsidiary contained in this Agreement or any Related Document or in any certificate delivered by the Seller or any Subsidiary in connection herewith or therewith at or before the Closing (or any facts or circumstances constituting any such inaccuracy or breach);

    (ii) the breach of any agreement or covenant of the Seller or any Subsidiary contained in this Agreement or any Related Document;

    (iii) the Excluded Assets;

    (iv) the Excluded Liabilities;

    (v) notwithstanding the disclosure of any such Liability in this Agreement, on any Schedule, or otherwise, all Liabilities (contingent or otherwise and including Liability for response costs, personal injury, property damage or natural resource damage), other than the Assumed Liabilities, which arise out of events involving the Seller or any Subsidiary that occurred, or products sold or services performed by the Seller or any Subsidiary prior to the Closing (notwithstanding that the date on which such Liability arose or became manifest is after the Closing), including the assertion of any claim, demand or Liability against the Purchaser arising from or in connection with (x) any action or inaction of the Seller or any of its stockholders in connection with the action of any such stockholders required to approve the Sale, (y) the assertion against the Purchaser by any such stockholder of any claim with respect to any actions or the transactions of or involving the Seller prior to or at Closing (including the actions and transactions contemplated by this Agreement), or (z) Environmental, Health and Safety Laws, including those relating to the handling, treatment, storage, disposal, release or threatened release of Hazardous Substances at, onto or from any real property, or any offsite waste treatment or storage disposal facility associated with the Business, except for any such Liabilities the facts or circumstances underlying which are caused solely by the operation of the Business after the Closing Date.

    (vi) non-compliance by the Seller with any applicable "bulk sales laws";
  and

    (vii) any and all Special Tax Losses.

  (b) The Purchaser shall indemnify the Seller Indemnified Persons for, and hold each of them harmless from and against, any and all Seller Losses to the extent arising from or in connection with any of the following:

    (i) the inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement or any Related Document or any certificate delivered by the Purchaser in connection herewith or therewith at or before the Closing (or any facts or circumstances constituting any such inaccuracy or breach);

    (ii) the breach of any agreement or covenant of the Purchaser contained in this Agreement or any Related Document;

    (iii) any Seller Losses arising from the Purchaser's ownership and operation of the Purchased Assets from and after the Closing Date (but excluding any Seller Losses as a result of any transaction between the Purchaser and the Seller after the Closing Date not contemplated by this Agreement); and

    (iv) the Assumed Liabilities.

7.2 Assertion of Claims.

  No claim shall be brought under Section 7.1 hereof unless the Indemnified Persons, or any of them, give the Indemnifying Persons (a) written notice prior to the applicable Survival Date of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice prior to such Survival Date pursuant to
Section 7.3 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to thereafter commence legal proceedings for the enforcement of their rights under Section 7.1.

7.3 Notice and Defense of Third Party Claims.

  The Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of any Liability by third parties (each, a "Third Party Claim") shall be subject to the terms and conditions set forth below.

  (a) The Indemnified Persons shall promptly give written notice (and in any event prior to any applicable Survival Date) to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder unless (and then solely to the extent that) the Indemnifying Person thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

  (b) If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that such Third Party Claim is properly subject to their indemnification obligations hereunder, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (ii) such action or proceeding involves, or could reasonably be expected to have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons or (iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion.

  (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to Section 7.3(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgment referred to in Section 7.3(b), or are otherwise restricted from so assuming by the proviso to Section 7.3(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense. If the defense of a Third Party Claim is assumed by the Indemnified Persons pursuant to clause (i) or (ii) of the proviso to Section 7.3(b), the Indemnified Persons shall proceed diligently to defend such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Persons, but shall not be entitled to settle such Third Party Claim without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

  (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim pursuant to Section 7.3(b), (i) the Indemnified Persons shall be entitled to participate in such defense with their own counsel at their own expense and (ii) the Indemnifying Persons shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed, unless the terms of such settlement requires no more than the payment of money and the Indemnifying Persons pay the money required by such settlement.

  (e) If the Indemnifying Persons assume the defense of a Third Party Claim, the Indemnified Persons shall cooperate fully as reasonably requested by the Indemnifying Persons in the defense of such Third Party Claim, and shall make available to the Indemnifying Persons all books, records and other materials that are under the direct or indirect control of any Indemnified Person and that the Indemnifying Persons reasonably consider necessary or desirable for the defense of such Third Party Claims.

  (f) Except as hereinafter provided in this paragraph and notwithstanding anything to the contrary contained in this Agreement (i) the Purchaser Indemnified Persons shall use commercially reasonable efforts to seek recovery from their insurance providers with respect to any Losses for which indemnity or reimbursement may be sought under Section 7 and for which insurance may be available, and (ii) all Losses shall be net of any insurance proceeds or other amounts actually recovered by or on behalf of the Purchaser Indemnified Persons; provided, that, the provisions of this paragraph shall not require the Purchaser to seek recovery from its insurance providers for Losses relating to product liability or Environmental, Health and Safety Laws.

  (g) To the extent that any Indemnifying Person makes any indemnification payment to any Indemnified Person, the Indemnifying Person shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party may have against any other Person with respect to any Losses for which such indemnification payment is made. The Indemnified Person shall take such actions as the Indemnifying Person may reasonably request for the purpose of enabling the Indemnifying Person to perfect or exercise the Indemnifying Person's right of subrogation hereunder.

7.4 Survival of Representations and Warranties.

  Subject to the further provisions of this Section 7.4, the representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing Date until January 31, 2001; provided, however, that the representations and warranties of the Seller contained in Sections 2.2, 2.5, 2.9, 2.10, 2.11, 2.19 and 2.22 shall survive the Closing Date for the period representing their respective statute of limitations. The representations and warranties of the Purchaser contained in Sections 3.2 and 3.4 shall survive the Closing indefinitely. The covenants and other agreements of each of the Seller and the Purchaser contained in this Agreement shall survive the Closing Date until they are otherwise terminated by their terms. For convenience of reference, the date upon which any representation or warranty contained herein shall terminate, if any, is referred to herein as the "Survival Date".

7.5 Limitations on Indemnification.

  (a) From and after the Closing, the Purchaser Indemnified Persons shall not have the right to be indemnified for breaches of representations and warranties of the Seller and any Subsidiary pursuant to Section 7.1(a)(i) and the Seller Indemnified Persons shall not have the right to be indemnified for breaches of representations and warranties of the Purchaser pursuant to
Section 7.1(b)(i) unless and until the Indemnified Persons (or any of them) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $125,000; provided, however, that in no event shall the limitations set forth in this Section 7.5 apply with respect to any willful or knowing breach of such representations or warranties. Once aggregate Losses exceed $125,000, the Purchaser Indemnified Persons and the Seller Indemnified Persons shall be entitled to indemnification for the amount of all Losses, including the amount of Losses less than $125,000.

  (b) In the event that the Purchaser claims Purchaser Losses as a result of or based upon the inaccuracy or breach of a representation or warranty of the Seller or any Subsidiary contained in either subparagraph (b) of Section 2.4 or contained in Section 2.19 (the "Compliance Claim"), the Purchaser shall provide written notice to the Seller of the Compliance Claim pursuant to
Section 7.2. The Seller may elect to address the Compliance Claim pursuant to
Section 7.3 as if it were a Third Party Claim by providing written notice to the Purchaser of such election within 10 days of the delivery of the Purchaser's notice to the Seller of the Compliance Claim. If the Seller does not provide written notice to the Purchaser of such election within such 10 day period, the Purchaser may address the Compliance Claim. In any event, the Seller's indemnification obligations under any Compliance Claim shall be limited to FDA consultants' fees and fines and costs imposed by any Governmental Entity. In addition, in the event that the Purchaser makes such a Compliance Claim, and Losses under such Compliance Claim include those resulting from an Order of a Governmental Entity which has the effect of preventing the Purchaser from selling a Product for 90 days or more in any country (a "Blocked Jurisdiction"), the Seller shall promptly pay to the Purchaser after the Closing by wire transfer of immediately available funds the Lost Sales Amount. "Lost Sales Amount" means the Blocked Product Sales Amount divided by 9 multiplied by 12. "Blocked Product Sales Amount" means that portion of the Product Sales Amount determined under Schedule 1.8(a) for a Product that is the subject of such Order, which portion is derived from sales in each Blocked Jurisdiction.

  (c) Absent fraud or willful misconduct, no party hereto shall be entitled to recover special or punitive damages with respect to any breach of any representation or warranty or non-performance of any obligation under this Agreement (or otherwise relating to the transactions contemplated hereby), and under no circumstances shall such damages be considered Losses under this
Section 7. Neither the Purchaser Indemnified Persons nor the Seller Indemnified Persons may recover Losses under this Agreement which in the aggregate exceed the amount of the Purchase Price.

  (d) Absent fraud or willful misconduct of the Seller, from and after the Closing, recourse of the Purchaser Indemnified Persons pursuant to this
Section 7 shall be the sole and exclusive remedy of the Purchaser

Indemnified Persons for any Claims under this Agreement and the Related Documents or relating to any transactions contemplated hereby or thereby.

7.6 Attorneys' Fees.

  Any legal action or other legal proceeding relating to any of this Agreement or any Related Document or the enforcement of any provision of any of this Agreement or any Related Document may be brought by an Indemnified Person against an Indemnifying Person, and may be contested by such Indemnifying Person. In that event, if the court or arbitrator in such proceeding determines that the Indemnifying Person is not obligated under this Agreement or any Related Document to indemnify the Indemnified Person for all or any part of the amount claimed by the Indemnified Person in such proceeding, then the Indemnifying Person shall be entitled to recover a portion of the reasonable attorneys' fees, costs and disbursements incurred by the Indemnifying Person in contesting the claim of the Indemnified Person against the Indemnifying Person in such proceeding (in addition to any other relief to which it may be entitled) based upon the extent to which the Indemnifying Person was successful in contesting the amount claimed by the Indemnified Person. This provision shall not limit in any way Losses to which an Indemnified Person is entitled under the provisions of this Section 7.

Section 8. Termination.

8.1 Termination Events.

  This Agreement may be terminated prior to the Closing:

  (a) by the Purchaser if the Closing has not taken place on or before November 30, 1999 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

  (b) by the Seller if the Closing has not taken place on or before November 30, 1999 (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

  (c) by the Seller or the Purchaser, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Sale;

  (d) by the Purchaser or the Seller, if, at a duly held meeting of the stockholders of the Seller (including any adjournment thereof) (the "Stockholders Meeting") held for the purpose of voting on the Sale and this
Agreement: (A) the holders of the Seller common stock shall have taken a final vote on a proposal to approve the Sale and this Agreement and (B) the approval of the Sale and this Agreement by the holders of a majority of the outstanding shares of the Seller common stock outstanding on the record date for the Stockholders Meeting shall not have been obtained;

  (e) by the Seller, if the Purchaser has willfully breached this Agreement, and as a result of such breach, the conditions set forth in Sections 6.1 or
6.2 would not then be satisfied and which breach the Purchaser fails to cure within ten (10) business days after notice thereof from the Seller; provided, however, that as long as the Purchaser continues to exercise reasonable best efforts to cure such breach, the Seller may not terminate this Agreement on account of such breach;

  (f) by the Purchaser, if (i) the matters contained in a supplement or amendment of any section of the Seller Disclosure Schedule by the Seller constitute a Material Adverse Effect or (ii) the Seller has willfully breached this Agreement, and as a result of such breach, the conditions set forth in Sections 5.1 or 5.2 would not then be satisfied and which breach the Seller fails to cure within ten (10) business days after notice thereof from the Purchaser; provided, however, that as long as the Seller continues to exercise reasonable best efforts to cure such breach, the Purchaser may not terminate this Agreement on account of such breach; or

  (g) by the mutual written consent of the Purchaser and the Seller.

8.2 Termination Procedures.

  If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(d) or Section 8.1(f), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.1(e), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

8.3 Effect Of Termination.

  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any Liability arising from any breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10 (other than Sections 10.1) and (c) the Seller shall remain obligated to make the payment to the Purchaser under
Section 4.10, if applicable.

8.4 Nonexclusivity Of Termination Rights.

  The termination rights provided in Section 8 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other contract or under any Law, at common law, in equity or otherwise).

Section 9. Post Closing Covenants.

9.1 Access to Records.

  Each of the Purchaser and the Seller shall, for the longer of three years after the Closing or the period required by applicable Law, give to the other and the other's authorized Representatives, upon reasonable notice and during normal business hours, access to the books and records being acquired by the Purchaser or retained by the Seller, as the case may be, which in any way relate to the Business. Each of the Purchaser and the Seller shall be entitled, at its own expense, to make extracts and copies of such books and records and shall cooperate in connection with accomplishing the same. Each of the Purchaser and the Seller shall, during such period, preserve and maintain such books and records held by them and shall not, subsequent to such period, destroy or cause to be destroyed any such books or records without first obtaining the written consent of the other or giving to the other the opportunity to take delivery of the books and records to be destroyed. If the Purchaser or Seller, as the case may be (a "Requesting Party"), promptly notifies the other Party that it desires or requires any of such books or records to be retained for any longer period, such books and records shall be either retained by the party in possession of it or be shipped promptly to the Requesting Party at the expense of the non-Requesting Party.

9.2 Use of Seller's Labels, etc.

  The Purchaser may, for a period of three hundred sixty-five (365) days from the Closing Date, (i) sell or otherwise dispose of any products bearing as of the Closing Date the Seller's name or marks, or (ii) use any cartons, labels, forms, invoices or other printed matter bearing as of the Closing Date the Seller's name or marks in connection with the sale or other disposition of the products or otherwise in connection with the conduct of the Business. After such 365-day period, the Purchaser may continue using the materials referred to in the immediately preceding clause (ii) if the Purchaser overlays its name or marks on such materials so as to indicate clearly that the materials are those of the Purchaser. The Seller shall have and retain sole ownership of the trademark "BEI", including the goodwill pertaining or accruing thereto. The Purchaser shall not do or suffer to be done any act or thing that would impair the Seller's rights in the "BEI" trademark or damage the reputation for quality inherent in the "BEI" trademark. The Purchaser shall indemnify and hold the Seller harmless from any and all Liabilities suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees, incurred or sustained by or against the Seller with respect to or arising out of the Purchaser's use of the Seller's names or marks on products, cartons, labels, forms, invoices or other printed matter bearing the Seller's names or marks as contemplated by this Section 9.2.

9.3 Physical Transfer of Purchased Assets.

  At and from time to time after the Closing (but in no case later than the end of the Transition Period as defined in the Transition Services Agreement), the Seller shall assemble and prepare for delivery to the Purchaser, at a location or locations designated by the Purchaser, the tangible Purchased Assets specified by the Purchaser. Such designated Purchased Assets shall be delivered F.O.B. Seller's location to a carrier designated by the Purchaser, or in the absence of a designation by the Purchaser, to a carrier reasonably designated by the Seller. Title and risk of loss of the designated Purchased Assets shall pass to the Purchaser upon proper delivery by the Seller to the designated carrier.

9.4 Collection of Accounts Receivable.

  (a) Upon the termination of the provision of the Seller's services to collect the Receivables pursuant to the terms of the Transition Services Agreement, the Purchaser shall use its reasonable efforts, exercised in good faith, to collect all of the Receivables, the collection practices of the Purchaser prior to the date hereof being deemed to be an acceptable standard.

  (b) Unless otherwise designated by the Debtor, any payment from a Debtor (other than a payment with respect to a Disputed Receivable) received subsequent to the Closing shall, for purposes of this Agreement, be applied against the Receivables of such Debtor other than Disputed Receivables, in the order of the oldest amounts owing. Payments from Debtors with respect to Disputed Receivables shall be applied against such Disputed Receivables. The Seller and the Purchaser shall each timely notify the other of any Disputed Receivable.

  (c) On or promptly after the 180th day following the Closing Date (but in no event later than 10 business days thereafter), the Purchaser shall notify the Seller of all Receivables remaining uncollected as of such date, which notice shall identify each such Receivable by name of Debtor.

  (d) The Seller (i) guarantees to the Purchaser that the Receivables will be collectible in the ordinary course of business and (ii) the Seller shall, at the option of the Purchaser, pay to the Purchaser an amount equal to the Net Receivables to the extent such Receivables have not been collected by the date of the Purchaser's written exercise of such option, which shall not be sooner than the 180th day following the Closing; provided, however, that the Seller shall not be required to pay any amount to the Purchaser for any Receivable for which the Debtor has claimed in writing a right of offset or other defense to payment based on any act or omission of the Purchaser following the Closing Date. If the Seller is requested to make a payment to the Purchaser for a Receivable pursuant to this Section 9.4(d), the Purchaser shall, upon receipt of such payment from the Seller, (i) assign, transfer, convey and deliver to the Seller all of the Purchaser's right, title and interest to and under such Receivable (including without limitation all documentation related to such Receivable), free and clear of Encumbrances due to the acts or omissions of the Purchaser and (ii) provide the Seller with the Purchaser's existing collection history for such Receivable. Payment shall be made by wire transfer in immediately available funds to an account designated by the Purchaser. The Purchaser shall deliver monthly to the Seller all amounts subsequently collected by the Purchaser on Receivables which the Seller have paid to the Purchaser, up to the amount so paid.

  (e) "Claim" means a claim, refusal to pay or other set-off against a Receivable arising out of the goods or services to which the Receivable is related.

    "Debtor" means a debtor or an obligor of a Receivable.

    "Disputed Receivable" means a Receivable as to which the Debtor has communicated a Claim to the Seller or the Purchaser.

    "Receivables" means the Seller's accounts receivable included in the Purchased Assets as of the Closing excluding invoiced amounts relating to Evaluation Inventory (valued as determined in accordance with GAAP).

9.5 Collection of Invoices representing Evaluation Inventory, etc.

  If, subsequent to and not later than one year after the Closing Date, Evaluation Inventory which was valued for the Inventory Statement at zero is returned to the Purchaser or if an invoice representing Evaluation Inventory which was valued for the Inventory Statement at zero is paid, then the Purchaser shall pay to the Seller 50% of the invoiced value of such inventory which is returned to the Purchaser or 50% of the amount of the invoice paid for such inventory, as the case may be.

Section 10. Miscellaneous Provisions.

10.1 Further Assurances.

  From and after the Closing Date, the parties hereto and their Representatives shall cooperate with each other, and shall execute and deliver such documents and take such other actions as the other party may reasonably request, for the purpose of evidencing the Sale and putting the Purchaser in possession and control of all of the Assets.

10.2 Fees And Expenses.

  Each party shall bear and pay its own respective legal, accounting and broker fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such party in connection with: (i) the negotiation, preparation and review of any summary of terms or similar document relating to the Sale; (ii) the negotiation, preparation and review of this Agreement (including any disclosure schedule), and all bills of sale, assignments, certificates, and other instruments and documents delivered or to be delivered in connection with the Sale; (iii) the obtaining of any Consent required to be obtained in connection with the Sale;
(iv) the investigation and review conducted by the Purchaser with respect to the business of the Seller; (iv) the consummation of the Sale and (v) disputes under Section 1.9 of this Agreement.

10.3 Notices.

  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received, if delivered during business hours on a business day, when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto) or, if not delivered during business hours on a business day, on the next succeeding business day:

   if to the Seller: BEI Medical Systems Company, Inc.

   BEI Medical Systems Company, Inc.
   100 Hollister Road
   Teterboro, NJ 07608

   Facsimile: 201-727-4998
   Attn.: Richard W. Turner, President and CEO

   with a copy to:

   Cooley Godward LLP
   One Maritime Plaza
   20th Floor
   San Francisco, CA 94111-3580
   Facsimile: (415) 951-3699
   Attn.: Christopher A. Westover, Esq.

   if to the Purchaser: Cooper Surgical Acquisition Corp.

   CooperSurgical Acquisition Corp.
   c/o The Cooper Companies, Inc.
   6140 Stoneridge Mall Road, Suite 590

   Pleasanton, CA 94588
   Facsimile: (925) 460-3660
   Attn.: Carol R. Kaufman, V.P., Legal Affairs

   with a copy to:

   CooperSurgical, Inc.
   15 Forest Parkway
   Shelton, CT 06484
   Facsimile: (203) 925-0135
   Attn.: Nicolas J. Pichotta, President

   O'Sullivan Graev & Karabell, LLP
   30 Rockefeller Plaza
   New York, New York 10112
   Facsimile: (212) 408-2420
   Attn.: David I. Karabell, Esq.

10.4 Headings.

  Headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.5 Counterparts.

  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.6 Governing Law.

  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflict of laws).

10.7 Successors And Assigns; Parties In Interest.

  (a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser, and their respective successors and assigns.

  (b) Neither party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, provided, that prior to the Closing, the Purchaser may assign its rights to any Affiliate and, after the Closing, the Purchaser or any Affiliate purchasing the Purchased Assets may assign its rights and delegate its duties to any other Person that assumes in writing the Purchaser's Liabilities under this Agreement and the Related Documents; provided, however, that the Purchaser shall remain secondarily liable for the performance of all such Liabilities.

  (c) No provision of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no creditor of the Seller shall have any rights under this Agreement.

10.8 Remedies Cumulative; Specific Performance.

  The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that in the event of any breach or threatened breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.9 Waiver.

  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.10 Amendments.

  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

10.11 Severability.

  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Law.

10.12 Entire Agreement; Confidential Disclosure Agreement.

  This Agreement, the Related Documents and the Confidential Disclosure Agreement dated June 21, 1999, set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to such subject matter. Notwithstanding the foregoing provisions, the sixth paragraph of the Confidential Disclosure Agreement dated June 21, 1999 shall expire at the Closing to the extent applicable to those individuals employed by the Seller or the Subsidiaries solely in connection with the Business.

10.13 Knowledge.

  For purposes of this Agreement, the Seller shall be deemed to have "knowledge" of a particular fact or other matter if Richard Turner, President and Chief Executive Officer of the Seller, Thomas W. Fry, Vice President, Finance and Administration of the Seller and Samuel Dickstein, Vice President--New Business Development and Technology of the Seller, has actual knowledge of such fact or other matter after exercising due diligence with respect thereto, including making reasonable inquiries of the employees or Representatives of the Seller and its subsidiaries who the Seller has determined in good faith may have any knowledge concerning such fact or other matter.

10.14 Construction.

  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

  (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" and "Annexes" and "Schedules" are intended to refer to Sections, Exhibits, Annexes and Schedules to this Agreement.

  The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.


                                          BEI MEDICAL SYSTEMS COMPANY, INC.,
                                           a Delaware corporation

                                            /s/ Thomas W. Fry
                                          By: _________________________________

                                            Name: Thomas W. Fry

                                            Title: Vice President,    Finance
                                            and Administration


                                          COOPERSURGICAL ACQUISITION CORP.,
                                           a Delaware corporation

                                          /s/ Nicholas J. Pichotta
                                          By: _________________________________

                                            Name: Nicholas J. Pichotta

                                            Title: President

                  AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

  This Amendment No. 1 To the Asset Purchase Agreement (the "Amendment No. 1"), dated as of November 2, 1999, amends the Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of October 1, 1999, by and between BEI Medical Systems Company, Inc., a Delaware corporation (the "Seller"), and CooperSurgical Acquisition Corp., a Delaware corporation (the "Purchaser"). The undersigned parties agree as follows:

  1. All capitalized terms that are undefined herein shall have the meanings given to them in the Asset Purchase Agreement.

  2. Section 4.11 of the Asset Purchase Agreement is hereby amended and restated as follows:

  "On or before December 31, 1999, the Seller shall have caused to be convened a meeting of the Seller's stockholders (in compliance in all respects with provisions of applicable corporate law and the Certificate of Incorporation and By-laws of the Seller) at which meeting the stockholders shall consider whether to approve the Sale and authorize the Seller to execute this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. The Seller shall deliver to the Purchaser for review drafts and final versions of proxy material to be distributed to the Seller's stockholders in connection with such meeting."

  3. Sections 8.1(a) and 8.1(b) of the Asset Purchase Agreement are hereby amended as follows:

    "(a) by the Purchaser if the Closing has not taken place on or before December 31, 1999 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);"

    "(b) by the Seller if the Closing has not taken place on or before December 31, 1999 (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);"

  4. The second to last sentence of the definition of "Material Adverse Effect" as set forth on Exhibit B of the Asset Purchase Agreement is hereby amended as follows:

  Notwithstanding the foregoing, for purposes of Section 4.4(b) and Section 8.1(f)(i), Material Adverse Effect shall not include the matters specified in subparagraph (i) of this definition so long as the Closing occurs on or before December 31, 1999.

  5. The Asset Purchase Agreement, as amended by this Amendment No. 1, shall remain in full force and effect in accordance with its terms.

  6. This Amendment No. 1 may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

  The parties to this Amendment have caused this Amendment No. 1 to be executed and delivered as of the date first set forth above.

                                          BEI MEDICAL SYSTEMS COMPANY, INC.,
                                           a Delaware corporation

                                            /s/ Thomas W. Fry
                                          By: _________________________________

                                            Name: Thomas W. Fry

                                            Title: Vice President,    Finance
                                            and Administration

                                          COOPERSURGICAL ACQUISITION CORP.,
                                           a Delaware corporation

                                           /s/ Gregory A. Fryling
                                          By: _________________________________

                                            Name: Gregory A. Fryling

                                            Title: Vice President, Corporate
                                            Development

                                                                    EXHIBIT A TO
                                                        ASSET PURCHASE AGREEMENT

  BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of        , 1999
(this "Agreement"), among BEI MEDICAL SYSTEMS COMPANY, INC., a Delaware corporation (the "Seller"), MEDITRON DEVICES, INC., a Delaware corporation, XYLOG CORPORATION, a New Jersey corporation, BEI MEDICAL SYSTEMS INTERNATIONAL, INC., a Delaware corporation, OVAMED CORPORATION, a California corporation, CALCULUS INSTRUMENTS COMPANY, INC., a New Jersey corporation, ZINNANTI SURGICAL INSTRUMENTS, INC., a California corporation (each, a "Subsidiary"), and COOPERSURGICAL ACQUISITION CORP., a Delaware corporation (the "Purchaser").

  Reference is made to the Asset Purchase Agreement dated as of October 1, 1999 and amended on November 2, 1999 (the "Purchase Agreement") between the Purchaser and the Seller.

  Pursuant to the terms of the Purchase Agreement, the Seller has agreed to sell, and the Purchaser has agreed to purchase, substantially all of the assets of the Seller, subject to the Purchaser's assumption of certain liabilities of the Seller, related to the Business.

  ACCORDINGLY, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Defined Terms.

  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

Section 2. Sale of Assets.

  On and subject to the terms and conditions of the Purchase Agreement, the Seller and each Subsidiary hereby sells, transfers, assigns, conveys and delivers to the Purchaser all right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances. The Purchaser hereby accepts title to the Purchased Assets.

Section 3. Assumed Liabilities.

  On and subject to the terms and conditions of the Purchase Agreement, the Purchaser hereby assumes and agrees to discharge and/or perform, when due in accordance with the terms thereof, the Assumed Liabilities.

Section 4. Governing Law.

  This agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

Section 5. Purchase Agreement.

  The Purchase Agreement is hereby incorporated herein by reference and shall control in the event of any conflict with this Agreement. Nothing contained in this Agreement is intended to provide any rights to the Purchaser or the Seller and each Subsidiary beyond those rights expressly provided to the Purchaser or the Seller and each Subsidiary in the Purchase Agreement.

                                   * * * * *

  IN WITNESS WHEREOF, each of the undersigned has caused this Bill of Sale, Assignment and Assumption Agreement to be executed on its behalf as of the date first written above.

                                          BEI MEDICAL SYSTEMS COMPANY, INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                                          XYLOG CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                          BEI MEDICAL SYSTEMS INTERNATIONAL,
                                           INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                                          OVAMED CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

                                          CALCULUS INSTRUMENTS COMPANY, INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                                          ZINNANTI SURGICAL INSTRUMENTS, INC.

                                          By: _________________________________
                                             Name:
                                             Title:

                                          COOPERSURGICAL ACQUISITION CORP.

                                          By: _________________________________
                                             Name:
                                             Title:

                                                                   EXHIBIT B TO
                                                       ASSET PURCHASE AGREEMENT

                              CERTAIN DEFINITIONS

           For purposes of the Agreement (including this Exhibit B):

  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

  "Agreement" means the Asset Purchase Agreement to which this Exhibit B is attached (including the Seller Disclosure Schedule), as it may be amended from time to time.

  "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

  "CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System.

  "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Approval as defined in Section 2.1).

  "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  "Encumbrance" means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, servitudes, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

  "Environmental, Health and Safety Laws" means all Laws, Permits and Contracts with Governmental Entities relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. (S)(S)6901, et seq., the Clean Air Act, as amended, 42 U.S.C. (S)(S)7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)(S)1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. (S)(S)11001 et seq., CERCLA, 42 U.S.C. (S)(S)9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. (S)1804 et seq., the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated thereunder, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories.

  "Evaluation Inventory" means Products which have been invoiced and shipped to customers for evaluation purposes, which the customer can decide to either purchase or return to the Seller for a full credit.

  "GAAP" means generally accepted accounting principles in the United States.

  "Governmental Entity" means any government and any governmental authority or instrumentality, whether federal, state, local or foreign and whether legislative, executive, judicial or otherwise.

  "Hazardous Materials" means any hazardous or toxic chemicals, materials or substances, pollutants, contaminants, or crude oil or any fraction thereof (as such terms are defined under any Environmental, Health and Safety Law).

  "Indemnified Persons" means the Seller Indemnified Persons and/or the Purchaser Indemnified Persons, as the case may be.

  "Indemnifying Persons" means the Seller Indemnifying Persons and/or the Purchaser Indemnifying Persons, as the case may be.

  "Law" means any applicable foreign, federal, state or local law, statute, treaty, rule, directive, regulation, order, judgment, writ, injunction, decree, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental, Health and Safety Laws).

  "Liabilities" means any liability or obligation of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

  "Losses" means any and all losses, claims, shortages, damages, expenses (including reasonable attorneys' and accountants' and other professionals' fees and expenses and litigation expenses), assessments, taxes (including interest or penalties thereon) and insurance premium increases arising from or in connection with any such matter that is the subject of indemnification under Section 7, in each instance after deduction of the amount of any insurance proceeds recovered and net of any tax benefit actually realized as a result of the Loss by the Indemnified Person in the year in which the claim for indemnification for such Loss was made pursuant to this Agreement or, in the case of a corporation, net of any tax benefit actually realized in such year by a member of an affiliated group of such corporation within the meaning of Section 1504 of the Code.

  "Material Adverse Effect" means a material adverse effect on (i) the financial condition, business or results of operations of the Business taken as a whole, (ii) on the Purchased Assets taken as a whole or (iii) on the ability of the Seller or any Subsidiary to perform its obligations under or to consummate the Sale, provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (x) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Seller or any Subsidiary operates or arising from changes in general business or economic conditions (including litigation, delays in customer orders, a reduction in sales, a disruption in business relationships or a loss of employees); and (y) any effects, changes, events, circumstances or conditions resulting from compliance by the Seller or any Subsidiary with the terms of, or the taking of any action contemplated or permitted by, this Agreement or any Related Document. Notwithstanding the foregoing, for purposes of Section 4.4(b) and Section 8.1(f)(i), Material Adverse Effect shall not include the matters specified in subparagraph (i) of this definition so long as the Closing occurs on or before November 15, 1999. If the Closing occurs thereafter, the definition of Material Adverse Effect shall remain unchanged.

  "Orders" means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and determinations of any Governmental Entity or arbitrator.

  "Permits" means any and all permits, licenses, concessions, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from a Governmental Entity.

  "Permitted Encumbrances" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation liens arising in the ordinary course of business and (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent.

  "Person" means any individual or entity including any Governmental Entity.

  "Products" has the meaning ascribed to it on Schedule 1.1 hereto.

  "Purchaser Indemnified Persons" means the Purchaser and its Affiliates, their respective successors and assigns, and the respective officers, directors and controlling parties of each of the foregoing; provided, however, that any such Person who was, prior to the Closing Date, an officer, director, employee, Affiliate, successor or assign of the Seller shall not in such capacity be a Purchaser Indemnified Person with respect to a breach of this Agreement or any Related Document based on facts or circumstances occurring, or actions taken by such Person, at or prior to the Closing.

  "Purchaser Indemnifying Persons" means the Purchaser and its successors.

  "Purchaser Losses" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with any such matter which is the subject of indemnification under Section 7.

  "Representatives" means officers, directors, employees, agents, attorneys, accountants and financial advisors of the Purchaser or the Seller or any Subsidiary, as the case may be.

  "Sale" means (i) the sale of the Assets by the Seller to the Purchaser in accordance with this Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Bill of Sale; and (iii) the performance by the Seller and the Purchaser of their respective obligations under this Agreement and each Related Document, and the exercise by the Seller and the Purchaser of their respective rights under this Agreement.

  "Sales Shortfall" has the meaning ascribed to it on Schedule 1.8(a) hereto.

  "Seller Indemnified Persons" means the Seller and its Affiliates, their respective successors and assigns, and the respective officers, directors and controlling parties of each of the foregoing.

  "Seller Indemnifying Persons" means the Seller and its successors.

  "Seller Losses" means any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Section 7.

  "Special Tax Losses" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with Taxes payable by the Seller or any Affiliate thereof with respect to any period ending on or prior to the Closing Date (or the portion ending on the Closing Date of any period that includes but does not end on the Closing Date) or the inaccuracy or breach of the representations and warranties of the Seller contained in Section 2.18.

  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  "Taxes" means, with respect to any Person, (i) all Income Taxes and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any Liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

                                                                   EXHIBIT C TO
                                                                 ASSET PURCHASE
                                                                      AGREEMENT

                            STATEMENT OF ALLOCATION

  Purchase Price consists of $11,206,600 minus (a) the Sales Shortfall described on Schedule 1.8(a), if any, and (ii) the Estimated Inventory and Receivables Holdback Amount plus (c) the amount of the Assumed Liabilities.

   Class III.
   Receivables and Inventory valued as provided in this Agreement estimated at................................................... $3,600,000
   Net fixed assets estimated at................................... $  100,000
                                                                    ----------
                                                                    $3,700,000
                                                                    ==========
   Class IV.
   Trademarks...................................................... $  350,000
   Patents......................................................... $1,000,000
   Customer Lists.................................................. $1,500,000
   Covenant not to compete......................................... $1,500,000
                                                                    ----------
                                                                    $4,350,000
                                                                    ==========
   Class V. Goodwill-Balance of Purchase Price

                                                                   EXHIBIT D TO
                                                       ASSET PURCHASE AGREEMENT

     , 1999

CooperSurgical Acquisition Corp.

Re: Asset Purchase Agreement

Ladies and Gentlemen:

  We have acted as counsel for BEI Medical Systems Company, Inc., a Delaware corporation (the "Seller"), in connection with that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of October 1, 1999 and amended on November 2, 1999, by and between CooperSurgical Acquisition Corp., a Delaware corporation ("the Purchaser") and the Seller. We are rendering this opinion pursuant to Section 5 of the Purchase Agreement. Capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement. "Related Documents" shall mean:

  1. Noncompetition Agreement between the Purchaser and the Seller of even date herewith.

  2. Noncompetition Agreement between the Purchaser and Richard W. Turner of even date herewith.

  3. Transition Agreement between the Purchaser and the Seller of even date herewith.

  4. Bill of Sale and Assumption and Assignment Agreement by the Seller, the Subsidiaries and the Purchaser.

  In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Purchase Agreement by the various parties and originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Where we render an opinion concerning an item "of which we are aware" or our opinion otherwise refers to our knowledge, it is based solely upon (i) an inquiry of attorneys within this firm who perform legal services for the Seller, (ii) receipt of a certificate executed by an officer of the Seller covering such matters, and (iii) such other investigation, if any, that we specifically set forth herein.

  In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Seller and each Subsidiary of the Purchase Agreement and the Related Documents to which it is a party), where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that Richard W. Turner executing and delivering documents in his individual capacity had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Purchase Agreement and the Related Documents; that the Purchase Agreement and the Related Documents to which you are a party are obligations binding upon you; that the Purchaser has filed any required California franchise or income tax returns and has paid any required California franchise or income taxes; and that there are no extrinsic agreements or understandings among the parties to the Purchase Agreement or the Related Documents that would modify or interpret the terms of the Purchase Agreement or the Related Documents or the respective rights or obligations of the parties thereunder.

  Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof, or as to compliance with any antitrust law. We note that the parties to the Purchase Agreement and certain of the Related Documents have designated the laws of the State of Delaware or the State of New York as the laws governing the Purchase Agreement and the Related Documents. Our opinion in paragraph 3 below as to the legality, validity, binding effect and enforceability of the Purchase Agreement and the Related Documents is premised upon the result that would obtain if a California court were to apply the internal laws of the State of California (notwithstanding the designation of the laws of the State of Delaware or the State of New York) to the interpretation and enforcement of the Purchase Agreement and the Related Documents. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. Further, we express no opinion with respect to the enforceability or validity of any noncompetition agreements or covenants entered into by the parties in connection with the Purchase Agreement or the transactions contemplated thereby.

  With regard to our opinion in paragraph 4 below with respect to material breaches and defaults under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation known to us, we have relied solely upon (i) inquiries of officers of the Seller, (ii) a list supplied to us by the Seller, a copy of which is attached as Exhibit A hereto, of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary is bound (collectively, the "Material Agreements") and (iii) an examination of the items on the aforementioned list; we have made no further investigation.

  On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

  1. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller and each Subsidiary has all the requisite corporate power and authority necessary to own, lease and operate the Purchased Assets and to carry on its business as it is now being conducted. The Seller and each Subsidiary are duly qualified or licensed as a foreign corporation to do business, and is in good standing, in the respective jurisdictions listed on Exhibit B.

  2. The Seller has the corporate right, power and authority to enter into and to perform its obligations under the Purchase Agreement and each Related Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by the Seller of the Purchase Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize the Purchase Agreement and each Related Document to which it is a party or to consummate the transactions so contemplated thereby. Each Subsidiary has the corporate right, power and authority to enter into and perform its respective obligations under each Related Document to which it is respectively a party and to consummate the transactions contemplated thereby. The execution and delivery by each Subsidiary of the Related Documents to which it is respectively a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of each such Subsidiary, and no other corporate proceedings on the part of any such Subsidiary are necessary to authorize the Related Documents to which such Subsidiary is a party or to consummate the transactions so contemplated thereby.

  3. The Purchase Agreement and each Related Document to which the Seller is a party constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors' rights, (b) general principles of equity, and (c) limitations on the availability of equitable relief, including specific performance. Each Related Document to which each Subsidiary is a party constitutes the legal, valid and binding obligation of each of the respective Subsidiaries, enforceable against such Subsidiary in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, moratorium, arrangement, reorganization and other similar laws affecting creditors' rights, (b) general principles of equity, and (c) limitations on the availability of equitable relief, including specific performance.

  4. Except as set forth in Exhibit C, the execution and delivery of the Purchase Agreement and each Related Document to which it is a party by the Seller and each applicable Subsidiary does not, and the performance of the Purchase Agreement and each Related Document to which it is a party by the Seller and each applicable Subsidiary, and of the transactions contemplated thereby, will not: (i) conflict with or violate (with or without notice or lapse of time or both) the Certificate of Incorporation or By-Laws of the Seller or such Subsidiary, (ii) conflict with, violate or cause a default under (with or without notice or lapse of time or both) any federal laws of the United States of America or the General Corporation Law of the State of Delaware applicable to the Seller or any such Subsidiary or by which its or any of their respective properties are bound or affected, or (iii) result in any material violation or breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under or impair the Seller's or such Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of property or assets of the Seller or any Subsidiary pursuant to, any Material Agreement known to us.

  5. The execution and delivery by the Seller of the Purchase Agreement and each Related Document to which it is a party does not, and the performance by the Seller of the Purchase Agreement and each Related Document to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any regulatory authority or governmental body in the United States, except for such consents, approvals, authorizations, permits, filings or notifications as have been made or obtained. The execution and delivery by each Subsidiary of each Related Document to which it is a party does not, and the performance by each Subsidiary of each Related Document to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any regulatory authority or governmental body in the United States, except for such consents, approvals, authorizations, permits, filings or notifications as have been made or obtained.

  6. To our knowledge, there are no actions, suits or proceedings ("proceedings") relating to the Business or the Purchased Assets pending or threatened in writing against the Seller or any Subsidiary, whether at law or in equity, whether civil or criminal in nature or before or by any regulatory authority or governmental body in the United States, nor to our knowledge has any order, judgment, writ, injunction or decree of a regulatory authority or governmental body in the United States relating to the Business or the Purchased Assets been entered against the Seller or any Subsidiary.

  7. The Bill of Sale and Assumption and Assignment Agreement are sufficient in form to transfer all right, title and interest held by the Seller and the Subsidiaries.

  This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other Person without our prior written consent.

Sincerely,

Cooley Godward LLP

Christopher A. Westover

                                                                   EXHIBIT E TO
                                                                 ASSET PURCHASE
                                                                      AGREEMENT

                             TRANSITION AGREEMENT

  This Transition Agreement (the "Agreement") is entered into as of this
day of    , 1999 by and among BEI Medical Systems Company, Inc., a Delaware corporation ("Seller"), and CooperSurgical Acquisition Corp., a Delaware corporation ("Buyer").

                                   RECITALS

  WHEREAS, Seller and Buyer have entered into an asset purchase agreement (the "Asset Purchase Agreement") dated October 1, 1999 and amended on November 2, 1999 pursuant to which Seller will sell, and Buyer will purchase, substantially all of the assets and assume certain of the liabilities of Seller relating to the Business as defined in the Asset Purchase Agreement; and

  WHEREAS, in connection with Buyer's acquisition of the Business from Seller (the "Acquisition"), Seller and Buyer desire to provide for certain transition services, on an interim basis, as set forth herein.

  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENT

1. Transition Services.

  (a) During the term of this Agreement as set forth in Section 3 below (the "Transition Period"), Seller shall continue to provide on behalf of Buyer the products and services related to the Business in substantially the same manner as such services were heretofore provided by Seller on its own behalf in carrying on the Business, including the activity set forth on Annex A attached hereto.

  (b) Annex A constitutes part of this Agreement and may be amended from time to time with the written consent of Seller and Buyer.

  (c) Buyer shall pay the following amounts for the products and services provided by Seller under this Agreement: (i) the cost of materials purchased by Seller subsequent to the date of this Agreement to produce products pursuant to a production plan mutually agreed upon by Seller and Buyer, which plan shall in no event exceed Seller's manufacturing capacity as of the date of this Agreement (the "Mutual Production Plan"), (ii) for each employee not engaged in production or manufacturing and listed on Annex B, that percentage set forth on such annex opposite the name of such employee under the column headed "Support Base Business %" of the amount of weekly salary set forth on such annex opposite the name of such employee under the column headed "Weekly Salary" plus an amount equal to 28% of the result of the foregoing calculation, (iii) the amount of out-of-pocket expenditures for supplies and services provided for the benefit of Buyer under this Agreement that are approved by Buyer, which approval shall not be unreasonably withheld, (iv) the cost of moving expenses for, and repairs and installation of, equipment owned by Buyer, (v) as a labor component for each product delivered for Buyer hereunder, an amount equal to the number of direct labor hours multiplied by direct labor costs for each product as set forth on Schedule 1(c), which product is delivered by Seller to or at the direction of Buyer pursuant to the Mutual Production Plan, (vi) costs and expenses such as employment agency fees which are incurred as a direct result of Seller's efforts to replace on a temporary basis any employee performing transition services under this Agreement who voluntarily terminates employment with Seller during the Transition Period, (vii) all incremental costs approved by Buyer that are associated with customer solicitation activity including, but not limited to: sales commissions, postage, sales literature, freight, samples and other free goods, telephone and communications, computer and office supplies, maintenance and repairs, outside computer services and travel and entertainment expenses, (viii) all related pre-approved collection charges and (ix) the commissions provided for in Annex A. Seller shall send bills and/or invoices in connection with the foregoing items at the end of each one-week period of the Transition Period. Buyer shall within five days after receipt of such bills and/or invoices, pay to Seller the amounts specified in such bills and/or invoices in full. Notwithstanding the foregoing, although Seller shall bill all amounts to be paid pursuant to this subsection, Buyer shall have no obligation to pay to Seller the first $245,000 for products and services due under this Agreement and such amount will not be considered due to Seller under this Agreement as Seller has agreed to provide the first $245,000 of products and services delivered hereunder without cost to Buyer.

  2. General Intent. Seller shall use its commercially reasonable best efforts to provide all transition assistance which the Buyer may reasonably request during the Transition Period. Seller shall use its commercially reasonable best efforts to retain the employees required to produce the services set forth in Annex A. Seller is not obligated to hire any new employees to replace those employees who may leave the employment of the Seller during the Transition Period; provided, however, that Seller shall use commercially reasonable efforts to replace such employees with temporary personnel to the extent required for Seller to perform its obligations under this Agreement. Because Seller is performing the transition services for the benefit of Buyer, Seller shall perform such services under the direction and control of Buyer, provided that Buyer shall provide such direction and control through Seller's existing management and supervisory channels. Buyer's personnel may be present on the premises of Seller on which transition services are being performed to monitor and control such services. Each party shall execute such further documents and take such further actions as may be necessary to carry out the purposes of this Agreement.

3. Term.

  (a) Except as provided in Section 3(b), 3(c), and 3(d) below, the term of this Agreement shall commence on the date of the closing of the Acquisition (the "Closing Date") and shall continue for ninety (90) days; provided, however, that either party may terminate this Agreement in the event of a material default by the other party hereunder that is not cured within five
(5) business days following written notice of default by the non-defaulting party.

  (b) Notwithstanding Section 3(a), Buyer may elect to extend the term of this Agreement on a month-to-month basis for up to three (3) months by providing written notice at least thirty (30) days prior to the expiration of the then applicable Transition Period of this Agreement specifying the products and services attached hereto that Buyer requires that Seller continue to provide and the duration for which such products and services shall be provided. During the period of any such extension (i) products shall be provided at the costs mutually agreed to pursuant to this Agreement, and (ii) services shall be provided pursuant to the terms of this Agreement at the rate of one hundred dollars ($100) per hour of Seller employee time and incidental costs incurred for such services that are pre-approved by Buyer. If the mutually agreed upon production schedule for a certain product has not been met by Seller during the initial ninety (90) days of the Transition Period and such production schedule contemplated that the products would be completed within such ninety
(90) day period, then the costs for completing such products shall be pursuant to the costs applicable during such ninety (90) day period, as specified on
Schedule 1(c), rather than pursuant to this Section 3(b).

  (c) Notwithstanding Section 3(a), Seller, at the request of Buyer, from time to time during and for up to fifteen (15) months following the date of this Agreement will provide on reasonable notice reasonable consulting services with respect to issues such as regulatory affairs, product details, engineering and sales and marketing. Such services shall be provided during the term of Transition Period for payment provided for in this Agreement and after the Transition Period at the rate of one hundred twenty dollars ($120) per hour of Seller employee time and incidental costs incurred for such services that are pre-approved by Buyer.

  (d) Buyer may, at any time and from time to time, terminate any product or service to be provided by Seller under this Agreement by delivering to Seller a "Buyer Termination Notice". Each Buyer Termination Notice shall specify the product or service to be terminated and the date on which termination shall occur (which shall be not less than fourteen (14) days from the delivery to Seller of such notice). From and after each such date of termination, Buyer shall have no further obligation under this Agreement to pay Seller the charges specified in this Agreement for each such terminated service or product, except for any product for which an order has already been placed by Buyer and for any service or product provided prior to such date of termination.

4. Insurance.

  (a) Buyer possesses those insurance policies, including product liability insurance, which are necessary to fully insure the services to be conducted by Seller against all risks normally insured against by a person or entity conducting the same business as Buyer and the business to be conducted by Seller pursuant to this Agreement, and such policies name Buyer as the insured. Such insurance policies comply with any federal, state, local or foreign laws and regulations applicable to the business and operations conducted by Buyer, including the transactions contemplated by this Agreement.

  (b) Buyer will continue to carry its existing insurance or reasonably comparable coverage throughout the term of this Agreement. Upon the written request of Seller, Buyer will provide copies of certificates of insurance as evidence thereof.

  (c) Seller will continue to carry its existing insurance as disclosed in
Schedule 2.20 to, or as may be otherwise required by the Asset Purchase Agreement, or reasonably comparable coverage throughout the term of this Agreement.

  (d) Seller's insurance shall cover loss or damage to property of Seller located on Seller's facilities used to provide transition services and on such facilities to the extent required by any lease therefor. Buyer's insurance shall cover loss or damage to Buyer's property located on such facilities. Each party shall request its insurers to waive subrogation against the other party for Losses to property covered by such party's insurance as described in this subsection 4(d).

  5. Certain Seller Payments. Seller represents to Buyer that to induce each employee of Seller listed on the Personnel Consolidation Plan attached hereto as Annex B (the "Retained Employee") to remain as an employee of Seller during the Transition Period, Seller has offered each such employee the stay bonus and severance payment set forth opposite the name of such employee on such Plan. Seller shall make the payments required to be made by it to each such employee pursuant to such offer. Other than as set forth on Annex B, Seller shall have no further obligation to provide any stay bonus, severance payment or other compensation to the Retained Employees. If Buyer instructs Seller to attempt to retain a specific Retained Employee beyond the Transition Period, Buyer shall be solely responsible for any stay bonus, severance payment or other compensation to be provided at the instruction of Buyer to any such Retained Employee in order to retain such Retained Employee beyond the Transition Period, and Seller shall not be obligated hereunder to provide any compensation to any such Retained Employee beyond the Transition Period (including any extensions of such Transition Period made pursuant to this Agreement) unless instructed to do so by Buyer.

6. Indemnification.

  (a) Indemnification by Buyer. As of the date of this Agreement and subject to the other provisions of this Section 6, Buyer shall indemnify, defend (with counsel reasonably acceptable to Seller), and hold Seller, and its respective directors, officers, agents and employees (collectively, the "Seller Indemnified Parties") harmless from and against, and will pay to the Seller Indemnified Parties the amount of any and all losses, damages, liabilities, costs and expenses, direct and indirect (including reasonable attorneys' and consultants' fees) (collectively, the "Losses"), arising, directly or indirectly, from or in connection with:

    (i) any breach of any representation or warranty made by Buyer in this Agreement;

    (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

    (iii) any suit or proceeding brought against any Seller Indemnified Party arising out of Seller's performance or non-performance contemplated by this Agreement except to the extent caused by the gross negligence or willful misconduct of a Seller Indemnified Party or Seller's wrongful failure to render the services or produce the products contemplated by this Agreement; or

    (iv) gross negligence or willful misconduct of Buyer.

  (b) Indemnification by Seller. As of the Effective Date and subject to the other provisions of this Section 6, Seller shall indemnify, defend and hold Buyer, its shareholders, directors, officers, agents and employees (collectively, the "Buyer Indemnified Parties") harmless from and against and will pay to the Buyer Indemnified Parties the amount of any Losses, arising directly or indirectly, from or in connection with:

    (i) any breach of any representation or warranty made by Seller in this Agreement;

    (ii) any breach by Seller of any covenant or obligation of Seller in this Agreement; or

    (iii) gross negligence or willful misconduct of Seller or Seller's wrongful failure to render the services or produce the products contemplated by this Agreement.

  Notwithstanding the above, Seller shall have no liability and shall not indemnify Buyer for any Losses to the extent based on (A) the gross negligence or willful misconduct of a Buyer Indemnified Party or (B) any delay or refusal on the part of Buyer in providing any necessary pre-approvals or approvals under this Agreement on a timely basis. In each instance where pre-approval or approval is required under this Agreement, Seller shall request for pre-approval or approval in advance of the time when Losses would be incurred if pre-approval or approval were not obtained. Seller shall not be obligated to take any action or pay any expense with respect to a matter requiring pre-approval or approval until such pre-approval or approval has been provided by Buyer.

  (c) Limitations on Indemnification by Seller. No Seller Indemnified Party shall be liable, responsible or in anyway accountable to Buyer for, and Buyer waives and releases any claims (including any claim by way of subrogation, contractual or implied indemnity or otherwise) against, such Seller Indemnified Party for Losses which at any time after the date hereof may be suffered or sustained by any individual, including any individual employed by Buyer, who, after the date of this Agreement, and with the permission of Seller, has entered Seller's facilities used to provide transition services, or may at any time be using or occupying or visiting such facilities or be in, on or about the same, or in or about the common areas of such facilities or the sidewalks adjacent thereto, except to the extent caused by the gross negligence or willful misconduct of such Seller Indemnified Party.

  (d) Indemnification Claims. If either party hereto (the "Claimant") wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice (a "Claim Notice") setting forth:

    (i) a detailed description of the facts and circumstances giving rise to the claim; and

    (ii) a reasonable estimate of the total amount of Losses incurred.

  (e) Defense of Third Party Actions.

    (i) If either party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any action, hearing, arbitration, litigation, suit or claim ("Proceeding") or any threatened Proceeding that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Proceeding in reasonable detail. The failure to give such written notice shall not relieve the Indemnifying Party of any liability under this Section 6 with respect to such matter except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

    (ii) If any Proceeding referred to in Section 6(e)(i) is brought against an Indemnitee and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnitee reasonably determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this
  Section 6(e) for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such Proceeding. If the Indemnifying Party assumes the defense of a Proceeding,
  (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnitee's consent and the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such proceeding, the Indemnitee shall have the right to control the defense of, and to compromise or settle such Proceeding.

  (f) Survival. All representations and warranties in this Agreement will survive for a period of one year after termination of this Agreement. The right to indemnification, payment of damages or other remedy based on the provisions of this Section 6 shall survive the time at which it would otherwise terminate pursuant to Section 3, if prior to such termination, the party seeking indemnification shall have duly delivered a Claim Notice to the party against whom such indemnity may be sought in conformity with all of the applicable procedures set forth in this Section 6.

  (g) If the Indemnifying Party exercises its right to assume the defense of a Proceeding pursuant to Section 6(e), (i) the Indemnitee shall be entitled to participate in such defense with its own counsel at its own expense and (ii) the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, unless the terms of such settlement requires no more than the payment of money and the Indemnifying Party pays such amount.

  (h) If the Indemnifying Party assumes the defense of a Proceeding, the Indemnitee shall cooperate fully as reasonably requested by the Indemnifying Party in the defense of such Proceeding, and shall make available to the Indemnifying Party all books, records and other materials that are under the direct or indirect control of the Indemnitee and that the Indemnifying Party reasonably considers necessary or desirable for the defense of such Proceeding.

  (i) Absent fraud or willful misconduct, no party hereto shall be entitled to recover special or punitive damages with respect to any breach of any representation or warranty or nonperformance of any obligation under this Agreement.

  (j) Notwithstanding anything to the contrary contained in this Agreement (i) to the extent Losses hereunder also constitute Losses under the Asset Purchase Agreement, then those provisions of the Asset Purchase Agreement applicable to such Losses shall determine the rights and obligations of the parties with respect thereto and the provisions of this Agreement shall not apply, (ii) except as provided in the previous clause (i) of this subsection 6(j), Buyer's product liability insurance shall be applicable to sales of products by Buyer which occur subsequent to the date of this Agreement and Seller's product liability insurance shall not be applicable to such sales, (iii) the Indemnitee shall use commercially reasonable efforts to seek recovery from its insurance providers with respect to any Losses for which indemnity (other than indemnity for product liability) may be sought against the Indemnifying Party under this Section 6 and for which the Indemnitee's insurance may be available and such Losses shall be net of any insurance proceeds or other amounts actually recovered by or on behalf of Indemnitee.

  (k) To the extent that any Indemnifying Party makes any indemnification payment to any Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee may have against any other Person with respect to any Losses to which such indemnification payment is related. The Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise its right of subrogation hereunder.

  (l) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought by an Indemnitee against an Indemnifying Person, and may be contested by such Indemnifying Person. In that event, if the court or arbitrator in such proceeding determines that the Indemnifying Person is not obligated under this Agreement to indemnify the Indemnitee for all or any part of the amount claimed by the Indemnitee in such proceeding, then the Indemnifying Person shall be entitled to recover a portion of the reasonable attorneys' fees, costs and disbursements incurred by the Indemnifying Person contesting the claim of the Indemnitee against the Indemnifying Person in such proceeding (in addition to any other relief to which it may be entitled) based upon the extent to which the Indemnitee was successful in contesting the amount claimed by the Indemnifying Person. This provision shall not limit in any way Losses to which an Indemnitee is entitled under the provisions of this Agreement.

7. General.

  (a) This Agreement is made in accordance with and will be governed and construed under the laws of the State of New York, excluding conflict of law principles that would cause the law of another jurisdiction to apply.

  (b) This Agreement is not assignable or transferable by either party in whole or in part except with the written consent of Buyer, which consent shall not be unreasonably withheld, provided, however, this Agreement may be assigned by Buyer to an Affiliate of Buyer to which Buyer assigns its rights and duties under the Asset Purchase Agreement. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions thereof will be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

  (c) All notices and other communications required or permitted to be given under this Agreement will be in writing and will be effective if delivered during business hours on a business day when delivered personally by facsimile or sent by a nationally recognized commercial overnight carrier, or by registered or certified mail, postage prepaid, and addressed to the party at its address set forth on the signature page hereof, unless by such notice a different person, address or number has been designated for giving notice hereunder or, if not delivered during business hours on a business day, the next succeeding business day.

  (d) The parties hereto agree that under this Agreement, each party is an independent contractor and not an agent or employee of the other party. In no way will any party be liable to the other party, its employees or agents for any losses, injury, damages or the like occasioned by such party's activities in connection with this Agreement, except as expressly provided herein.

  (e) This Agreement may be amended only with the written approval of each party hereto. Any of the provisions of this Agreement may be waived, generally or in a specific instance, with the written approval of the party giving such waiver. The failure of either party to enforce any provision of this Agreement will not be deemed a waiver of such provision or of the right of such party thereafter to enforce such provision or any other provision.

  (f) In the event that any provision of this Agreement will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decision.

  (g) Except as expressly provided in this Agreement, the rights and remedies provided in this Agreement will be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

  (h) No liability shall result from delay in performance or non-performance caused by circumstances beyond the reasonable control of the party affected, including, without limitation, the voluntary termination of employment with Seller by any of Seller's employees, reassignment or termination of any employees of Seller at the direction of Buyer, acts of God, acts of a public enemy, acts of the governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, quotas, embargoes, acts of any person engaged in subversive activity or sabotage, fires, floods, explosions, or other catastrophes, epidemics, or quarantine restrictions, strikes or other labor stoppages, slowdowns or disputes, voluntary or involuntary compliance with any law, or regulation of any governmental agency or authority, lack of transportation facilities, or any other cause beyond the control of the affected party, for that period commencing at the time notice of such circumstances is given by the affected party and terminating at such time as the impairment caused by such circumstances ends or would have ended had the affected party taken reasonable steps to remedy such circumstances.

  (i) Seller's total liability with respect to services provided under this Agreement will under no circumstances exceed the total of all service fees actually paid or due to Seller or credited to Buyer under this Agreement, including up to $245,000 billed but not paid by Buyer pursuant to Section 1(c) of this Agreement. Furthermore, and subject to the limitations set forth in this Agreement, if Seller fails to deliver a product in accordance with the Mutual Production Plan (other than as a result of or failure to act on the part of Buyer) and is unable to adequately cure such failure to deliver, the maximum liability of Seller to Buyer with respect thereto shall be an amount equal to the difference between the average sales price for such product and the cost to Buyer hereunder relating to producing such product; in no event, however, shall Seller be liable to Buyer for loss of customers in connection with the failure to deliver a product in accordance with the Mutual Production Plan.

  (j) The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such paragraph.

  (k) This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

8. Construction.

  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

  (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

BEI Medical Systems Company, Inc.

                                          CooperSurgical Acquisition Corp.

By: _________________________________     By: _________________________________

Name: _______________________________     Name: _______________________________

Title: ______________________________     Title: ______________________________

Address:                               Address:


BEI Medical Systems Company, Inc.      CooperSurgical Acquisition Corp.

Hollister Road                         c/o CooperSurgical, Inc.
Teterboro, NJ 07608                    15 Forest Parkway
Attn: Richard W. Turner,               Shelton, CT 06484
  President and CEO                    Attn: Nicholas J. Pichotta, President
Facsimile Number: 201-727-4988         Facsimile Number: 203-925-0135

with a copy to:                        with a copy to:

Cooley Godward LLP                     O'Sullivan Graev & Karabell, LLP
One Maritime Plaza, 20th Floor         30 Rockefeller Plaza
San Francisco, CA 94111                New York, NY 10112
Attn: Christopher A. Westover, Esq.    Attn: David I. Karabell, Esq.
Facsimile Number: (415) 951-3699       Facsimile Number: (212) 728-5950

                            ANNEX A and ANNEX B

                                 [OMITTED]

                                                                    EXHIBIT F TO
                                                        ASSET PURCHASE AGREEMENT

  NONCOMPETITION AGREEMENT dated        , 1999, between COOPERSURGICAL
ACQUISITION CORP., a Delaware corporation (the "Company"), and BEI MEDICAL SYSTEMS COMPANY, INC., a Delaware corporation (the "Covenantor").

  Reference is made to the Asset Purchase Agreement dated as of October 1, 1999 and amended on November 2, 1999, between the Company and the Covenantor (the "Asset Purchase Agreement"). Pursuant to the Asset Purchase Agreement, the Company is acquiring substantially all of the assets, including the Products, of the Covenantor which comprise the Business. This Agreement is being entered into pursuant to the Asset Purchase Agreement.

  In consideration of the Company purchasing the Purchased Assets under the Asset Purchase Agreement and in order to prevent the Company from being economically harmed by a loss of the goodwill associated with the Business, the Covenantor has agreed not to compete with the Company under the conditions set forth in this Agreement.

  ACCORDINGLY, in consideration of the good and valuable consideration which the parties hereto acknowledge, the parties hereto hereby agree as follows:

Section 1. Certain Defined Terms.

  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Asset Purchase Agreement.

Section 2. Non-competition and Non-solicitation.

  (a) Subject to the second paragraph of Section 2(a), the Covenantor agrees that, during the Non-Compete Period (as defined below), the Covenantor shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, employee, consultant, advisor, representative, stockholder, partner or joint venturer, or in any manner engage in any business within any Restricted Territory (as defined below) competing with the Products, including any improvements and replacements for the Products, or competing with any other products or procedures which are used to perform the same function as, or the same treatments and procedures performed by, the Products or a business developing any product which is used to perform the same function as, or the same treatments and procedures performed by, the Products. As used in this Agreement, the term "Restricted Territory" means any of the following geographic areas (whether domestic or foreign) in which any Product, process, good or service has been manufactured, provided, sold or offered or promoted for sale by the Company or its Business Group or with respect to which the Company or its Business Group have devoted substantial expense in anticipation of launching into such geographic area a portion of the Business: (i) any state in the continental United States; (ii) Alaska and Hawaii; (iii) any other territory or possession of the United States; (iv) each country in the European Union ("EU"); and (v) any country other than (x) the United States or any state, territory, possession or political subdivision thereof and (y) a country in the EU. As used in this Agreement, the term "Non-Compete Period" means the period beginning on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement. As used in this Agreement, the term "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  Nothing in this Section 2 shall prohibit the Covenantor from (i) engaging, directly or indirectly, as a partner, joint venturer or otherwise in the development, manufacture, sales, marketing or service of the product known as Hydro ThermAblator or HTA, or any improvement to such product (collectively, "HTA") and, subject to the last two sentences of this paragraph, the development, manufacture, marketing, sale or service of the products listed on Exhibit A, or any improvement to or replacement for such products listed on Exhibit A (the "HTA Related Products") or (ii) being a passive owner of not more than (A) 4% of the outstanding capital stock of any class of a corporation (or 4% of the equity interest in any other Person), the securities of which are publicly traded or (B) 1% of the outstanding capital stock of any class of a corporation (or 1% of the equity interest in any other Person), the securities of which are privately held, so long as the Covenantor has no active participation in the business of such Person. The HTA Related Products may only be marketed, sold or serviced, directly or through distribution channels, (A) solely in connection with the sale or use of HTA by medical professionals, (B) in a number reasonably necessary to facilitate the use by such medical professionals of HTA and (C) to the medical professionals purchasing or using HTA. Any marketing, sale or service of an HTA Related Product which does not strictly comply with the immediately preceding sentence is a violation of the Covenantor's obligations under this Agreement.

  (b) During the Non-Compete Period, the Covenantor agrees that the Covenantor shall not, directly or indirectly through another Person (i) solicit any employee of the Company or its Business Group to leave the employ of the Company or any of its Business Group, or in any way interfere with the relationship between the Company or any of its Business Group, on the one hand, and any employee thereof, on the other hand; provided, however, that the general solicitation of third parties through the use of means generally available to the public, including the placement of advertisements in the newspaper, shall not be deemed to violate this clause (i), (ii) hire any individual who was an employee of the Company or its Business Group until six months after such individual's employment relationship with the Company or any of its Business Group has been terminated or (iii) induce or attempt to induce any customer, supplier, consultant, licensee or other business relation of the Company or any of its Business Group to cease doing business with the Company or any of its Business Group, or in any way interfere with the relationship between any such customer, supplier, consultant, licensee or business relation, on the one hand, and the Company or any of its Business Group, on the other hand; provided, however, that the Covenantor shall not be deemed to interfere with the relationships of the Company or its Business Group with a customer, supplier, consultant, licensee or other business relation solely because, in compliance with this Agreement, the Covenantor does business on a non-exclusive basis with such a Person.

Section 3. Option To Modify Non-Competition Covenant in Section 2(a).

  (a) The Company hereby grants to the Covenantor the right and option (the "Option"), exercisable by the Covenantor under the terms specified in this
Section 3, to modify the non-competition covenant in Section 2(a) of this Agreement. The Option may be exercised by the Covenantor strictly in the manner provided in this Section 3 solely on the occurrence of the first Change of Control or Joint Venture Arrangement which is consummated after the date of this Agreement.

  (b) The Covenantor may exercise the Option by delivering an election notice (the "Election Notice") to the Company concurrently with paying to the Company the sum of $250,000 by wire transfer of immediately available funds. The Election Notice shall certify to the Company that there has occurred the first Change of Control or Joint Venture Arrangement which has been consummated after the date of this Agreement, shall specify that the Covenantor is exercising the Option upon consummation of such Change of Control or Joint Venture Arrangement and shall be accompanied by confirmation that there has been paid to the Company by wire transfer of immediately available funds the sum of $250,000.

  (c) Upon exercise by the Covenantor of the Option in the manner provided in this Section 3, then, notwithstanding the provisions of Section 2(a), from and after such Change of Control or Joint Venture Arrangement is consummated, only the following activities by the Person that acquires control of the Covenantor as a result of such Change of Control or engages with the Covenantor in such Joint Venture Arrangement shall be deemed to violate the provisions of Section 2(a) of this Agreement: developing, manufacturing, selling, marketing or servicing products which both Mimic and compete with the Principal Products.

  (d) "Change of Control" means either (x) the sale of substantially all of the Covenantor's assets to an unaffiliated third Person (other than sale of such assets to the Company) or (y) a merger or consolidation or sale of capital stock of the Covenantor (each, a "Transaction"), under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of the Covenantor, immediately prior to the

Transaction, own less than a majority of the voting power of the outstanding capital stock of the Covenantor or the surviving corporation or resulting corporation, as the case may be (the "Surviving Person"), immediately following such Transaction. A Person is deemed to have acquired control of the Covenantor as a result of the Change of Control (x) if such Person owns, directly or indirectly, substantially all of such assets sold by the Covenantor or (y) if such Person controls, directly or indirectly, a majority of the voting power of the outstanding capital stock of the Surviving Person or (z) if such Person is the Surviving Person. "Joint Venture Arrangement" means an agreement between the Covenantor and a third Person to carry on a joint business activity in the form of a joint venture, partnership or other contractual arrangement, including without limitation any license, supply or distribution arrangement.

  "Principal Products" means the Products known as "Zumi", "Zui", "Z-Clamp", "Nichols Pelvic Set" and "Miya Hook", and all variations of such Products. A product is deemed to "Mimic" a Principal Product if a bona fide credible argument can be made that such product infringes a patent or patents which may at any time have been issued for such Principal Product, even if such Principal Product is not at the time protected by a patent.

Section 4. Confidentiality.

  (a) The Covenantor will not disclose or use at any time, during the Non-Compete Period, any Confidential Information of which the Covenantor is or becomes aware, whether or not such information was developed by the Covenantor.

  (b) As used in this Agreement, the term "Confidential Information" means information that is not in the public domain and that was used, developed or obtained by the Covenantor in connection with the Business, including but not limited (i) products or services, (ii) fees, costs and pricing structures,
(iii) designs, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases,
(ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, and (xiv) all similar and related information in whatever form.

  (c) Notwithstanding the provisions of this Agreement to the contrary, the Covenantor shall have no liability to the Company for disclosure or use of Confidential Information if the Confidential Information:

    (i) is known to the receiving party at the time of disclosure by the Covenantor to the receiving party of such Confidential Information other than as the result of a breach of this Section 4 by the Covenantor;

    (ii) becomes publicly known or is disclosed by the Company other than as the result of a breach of this Section 4 by the Covenantor;

    (iii) is received by the Covenantor after the date of this Agreement from a third party that is not under an obligation of confidentiality to the Company;

    (iv) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding, provided that such disclosure shall be limited to the extent so required and, except to the extent prohibited by law, the Covenantor shall give the Company notice of its intent to so disclose such Confidential Information and shall reasonably cooperate with the Company in seeking suitable confidentiality protections; or

    (v) relates to HTA.

Section 5. Representations and Warranties.

  (a) The Covenantor hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Covenantor does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Covenantor is a party or any judgment, order or decree to which the Covenantor is subject,
(ii) the Covenantor is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person that is inconsistent with the provisions of this Agreement and (iii) upon the execution and delivery of this Agreement by the Company and the Covenantor, this Agreement will be a valid and binding obligation of the Covenantor.

  (b) The Company hereby represents and warrants to the Covenantor that (i) this Agreement has been duly authorized by all necessary corporate action on the part of the Company, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject, and (iii) upon the execution and delivery of this Agreement by the Company and the Covenantor, this Agreement will be a valid and binding obligation of the Company.

Section 6. Enforcement.

  (a) Because the relationship between the Company and the Covenantor is unique and because the Covenantor has had access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach by the Covenantor of this Agreement, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) in addition to other rights and remedies existing in its favor, including requiring the Covenantor to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived or received as a direct result of any transactions constituting a breach of the covenants contained therein.

  (b) The prevailing party in any legal action arising out of or relating to this Agreement shall be entitled to its reasonable attorneys' fees and court costs.

Section 7. General Provisions.

  (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

  (b) Complete Agreement. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

  (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Covenantor and the Company and their respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be.

  (d) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule

(whether of the State of New York or any other jurisdiction), that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

  (e) Jurisdiction and Venue.

    (i) THE COMPANY AND THE COVENANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE COMPANY AND THE COVENANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR SUCH FEDERAL COURT, PROVIDED THAT, IN THE EVENT THAT ANY SUCH FEDERAL COURT HAS JURISDICTION, THE PARTIES SHALL INSTITUTE ANY SUCH ACTION OR PROCEEDING IN SUCH FEDERAL COURT AND NOT IN SUCH STATE COURT. THE COMPANY AND THE COVENANTOR AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

    (ii) THE COMPANY AND THE COVENANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY. THE COMPANY AND THE COVENANTOR IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

  (f) Waiver of Jury Trial.

  THIS IS A COMPLEX BUSINESS TRANSACTION. THE PARTIES BELIEVE THAT IT WOULD BE BETTER TO HAVE ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT RESOLVED BY A JUDGE WITHOUT A JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

  (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Covenantor, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

  (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

  (j) Business Group. For purposes of this Agreement, the term "Business Group" means, with respect to the Company, the Company's current and future Affiliates including those Affiliates listed on Exhibit B, and, with respect to the Covenantor, the Covenantor's current and future Affiliates; provided, however, that a future Affiliate of the Company shall not be considered part of its "Business Group" unless and until the Company provides notice to the Convenantor in writing that such Person is an Affiliate of the Company.

  (k) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of New York, the time period for taking action shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

  (l) Survival of Representations and Warranties. All representations and warranties contained herein shall survive the consummation of the transactions contemplated hereby and by the Asset Purchase Agreement.

  (m) Construction.

    (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    (ii) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

  (n) Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received, if delivered during business hours on a business day, when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto) or, if not delivered during business hours on a business day, on the next succeeding business day:

                         (A) if to the Company, to:

                         CooperSurgical Acquisition Corp.
                         c/o CooperSurgical, Inc.
                         15 Forest Parkway
                         Shelton, Connecticut 06484
                         Attention: Nicholas J. Pichotta, President

                         Telecopier: (203) 925-0135

                         with a copy to:

                         The Cooper Companies, Inc.
                         6140 Stoneridge Mall Road
                         Suite 590
                         Attention: Carol R. Kaufman, V.P., Legal Affairs
                         Telecopier: (510) 460-3660

                         O'Sullivan Graev & Karabell, LLP
                         30 Rockefeller Plaza
                         New York, New York 10112
                         Attention: David I. Karabell, Esq.
                         Telecopier: (212) 408-2400; and

                         (B) if to the Covenantor, to:

                         BEI Medical Systems Company, Inc.
                         100 Hollister Drive
                         Teterboro, NJ 07608
                         Attention: Richard W. Turner, President & CEO
                         Telecopier: (201) 727-4998

                         with a copy to:

                         Cooley Godward LLP
                         One Maritime Plaza
                         20th Floor
                         San Francisco, CA 94111-3580
                         Attention: Christopher A. Westover, Esq.
                         Telecopier: (415) 951-3699

                                    * * * *

  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Noncompetition Agreement as of the date first written above.

                                          COOPERSURGICAL ACQUISITION CORP.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          BEI MEDICAL SYSTEMS COMPANY, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                   EXHIBIT A

                              HTA Related Products

1.Endoscopic Light Source (any method).

2.Hysteroscopic Video Camera System.

3.Flexible Hysteroscope System.

4.Rigid Hysteroscope System.

5.Cervical Sealing Tenaculum.

6.Disposable Cervical Dilator.

7. Those Products which are identified by asterisk on Annex A to Schedule 1.1 of the Asset Purchase Agreement as components and/or finished goods required in the support of HTA.

                                   EXHIBIT B

                            The Company Affiliates

                                                                 Jurisdiction of
Name                                                              Incorporation
----                                                             ---------------
 1.The Cooper Companies, Inc....................................  Delaware
 2.The Cooper Healthcare Group, Inc.............................  Delaware
  a.Unimar, Inc.................................................  California
 3.CVP, Inc.....................................................  Delaware
 4.The Cooper Real Estate Group, Inc............................  Delaware
 5.CooperVision, Inc............................................  New York
  a.CooperVision Inc............................................  Canada
 6.Marlow Surgical Acquisition (dormant)........................  Delaware
  a.CooperVision GB Finance, Inc. (dormant).....................  Delaware
  b.CooperVision GB Services, Inc. (dormant)....................  Delaware
 7.Hospital Group of America, Inc...............................  Delaware
  a.HGA Management Services, Inc................................  Delaware
  b.Hospital Group of Delaware, Inc.............................  Delaware
  c.Hospital Group of Illinois, Inc.............................  Illinois
  d.Hospital Group of Louisiana, Inc............................  Louisiana
  e.Residential Centers of Indiana, Inc.........................  Delaware
  f.Hospital Group of New Jersey, Inc...........................  New Jersey
  g.Hampton Learning Center, Inc................................  New Jersey
  h.HGNJ, Inc...................................................  New Jersey
 8.Arlington Center for Recovery, L.L.C.........................  Illinois
 9.MeadowWood Health Services, L.L.C............................  Delaware
10.CooperSurgical, Inc..........................................  Delaware
  a.CooperSurgical, Inc.........................................  Canada
  b.HBH Medizintechnik GmbH.....................................  Germany
11.Aspect Vision Holdings, Limited..............................  England-Wales
  a.Aspect Vision Care Limited..................................  England-Wales
  b.Contact Lens Technologies Limited...........................  England-Wales
  c.Aspect Specialty Limited....................................  England-Wales
  d.New Focus HealthCare Limited................................  England-Wales
  e.Aspect Vision Italia s.r.l..................................  Italy
  f.Focus Solutions Limited.....................................  England-Wales
  g.Averlan Company Limited.....................................  England-Wales
  h.Aspect Contact Lenses Limited...............................  England-Wales
12.CooperVision Limited.........................................  England-Wales

  NOTE: Except for CooperSurgical and its 52% owned subsidiary, HBH Medizintechnik GmbH, each subsidiary is wholly-owned either by The Cooper Companies, Inc. or by the wholly-owned subsidiary under which it is indented in the list above. In the case of CooperSurgical, Inc., 99.8% of the company is owned by The Cooper Companies, Inc. and the remaining .2% is owned by members of CooperSurgical's Medical Advisory Board.

                                                                   EXHIBIT G TO
                                                                 ASSET PURCHASE
                                                                      AGREEMENT

  NONCOMPETITION AGREEMENT dated as of        , 1999, among COOPERSURGICAL
ACQUISITION CORP., a Delaware corporation (the "Company"), and RICHARD W. TURNER, an individual ("Turner" or the "Covenantor").

  Reference is made to the Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of October 1, 1999 and amended on November 2, 1999 and the Noncompetition Agreement (the "BEI Noncompetition Agreement") dated as of the date hereof, each between the Company and BEI Medical Systems Company, Inc., a Delaware corporation ("BEI"). Pursuant to the Asset Purchase Agreement, the Company is acquiring substantially all of the assets, including the products listed on Exhibit A hereto (the "Turner Products"), of BEI which comprise the Business. This Agreement is being entered into pursuant to the Asset Purchase Agreement.

  Turner has been an executive active in the business and affairs of BEI and has personally developed numerous relationships and successful practices and procedures which constitute the goodwill of the Business. In consideration of the Company purchasing the Purchased Assets under the Asset Purchase Agreement and in order to prevent the Company from being economically harmed by a loss of the goodwill associated with the Business, Turner has agreed not to compete with the Company under the conditions set forth in this Agreement.

  ACCORDINGLY, in consideration of the good and valuable consideration which the parties hereto acknowledge, the parties hereto hereby agree as follows:

Section 1. Certain Defined Terms; Consideration.

  (a) Capitalized terms used but not otherwise defined herein have the meanings set forth in the Asset Purchase Agreement.

  (b) The Covenantor has been employed by BEI under a letter agreement dated January 24, 1999, a copy of which is attached as Exhibit B hereto (the "Turner Letter"), which gives Turner certain rights including, among others, an option to be paid certain monies by BEI upon the occurrence of a sale of BEI prior to January 31, 2000, and Turner has agreed to defer the exercise of those rights pending the conclusion of a new employment agreement with BEI. In addition, BEI may be paying additional amounts to Turner for the transaction contemplated by the Asset Purchase Agreement.

Section 2. Noncompetition and Nonsolicitation.

  (a) Subject to the second paragraph of Section 2(a), Covenantor agrees that, during the Noncompete Period (as defined below), the Covenantor shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, employee, consultant, advisor, representative, stockholder, partner or joint venturer, or in any manner engage in any business within any Restricted Territory (as defined below) competing with the Turner Products, including any improvements and replacements for the Turner Products, or competing with any other products or procedures which are used to perform the same function as, or the same treatments and procedures performed by the Turner Products ("Functionally Equivalent Products"), or a business developing Functionally Equivalent Products. As used in this Agreement, the term "Restricted Territory" means any of the following geographic areas (whether domestic or foreign) in which any product, process, good or service has been manufactured, provided, sold or offered or promoted for sale by the Company or its Business Group or with respect to which the Company or its Business Group have devoted substantial expense in anticipation of launching into such geographic area a portion of the Business: (i) any state in the continental United States; (ii) Alaska and Hawaii; (iii) any other territory or possession of the United States;
(iv) each country in the European Union ("EU"); and (v) any country other than
(x) the United States or any state, territory, possession or political subdivision thereof, and (y) a country in the EU. As used in this Agreement, the term "Noncompete Period" means the period beginning on the date of this Agreement and ending on the third anniversary of the date of this Agreement. As used in this agreement, the term "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  Nothing in this Section 2 shall prohibit the Covenantor from (i) engaging, directly or indirectly, as an owner, manager, controlling person, participant, agent, employee, consultant, advisor, representative, stockholder, partner, joint venturer or otherwise in the development, manufacture, sales, marketing or service of the product known as Hydro ThermAblator or HTA, or any improvement to or replacement for such product (collectively, "HTA") and, subject to the immediately succeeding paragraph, the sale and service of the products listed on Exhibit C, or any improvement to or replacement for such products listed on Exhibit C (the "HTA Related Products"), or (ii) being a passive owner of not more than (A) 4% of the outstanding equity interests of any class of a Person, the securities of which are publicly traded, or (B) 1% of the outstanding equity interests of any class of a Person, the securities of which are privately held, so long as the Covenantor has no active participation in the business of such Person, or (iii) serving as an employee or consultant for any Person, if (A) the sales of such Person to the gynecological, infertility and family practice medical markets (collectively, the "Proscribed Markets"), or any of such markets, do not exceed 25% of the total sales of such Person, and (B) none of the activities of the Covenantor relate directly or indirectly to the activities of such Person which, as to the Covenantor, are prohibited under Section 2(a), or (iv) serving as an employee or consultant for any Person selling products or services to the Proscribed Markets, or any of them, which products or services do not include the Turner Products or Functionally Equivalent Products.

  The HTA Related Products may only be marketed, sold or serviced, directly or through distribution channels, (A) solely in connection with the sale or use of HTA by medical professionals, and (B) in a number reasonably necessary to facilitate the use by such medical professionals of HTA, and (C) to the medical professionals purchasing or using HTA. Any marketing, sale or service of an HTA Related Product which does not strictly comply with the immediately preceding sentence is a violation of the Covenantor's obligations under this Agreement. Notwithstanding the first two sentences in this paragraph, sales of HTA Related Products shall not be subject to the restrictions in such sentences so long as such sales are made only by a Person described in clause
(iii) of the immediately preceding paragraph as part of the sales of such a Person to the Proscribed Markets, or any of them, which do not exceed 25% of the total sales of such Person.

  (b) During the Noncompete Period, the Covenantor agrees that the Covenantor shall not directly or indirectly through another Person (i) solicit any employee of the Company or its Business Group to leave the employ of the Company or any of its Business Group, or in any way interfere with the relationship between the Company or any of its Business Group, on the one hand, and any employee thereof, on the other hand; provided, however, that the general solicitation of third parties through the use of means generally available to the public, including the placement of advertisements in the newspaper, shall not be deemed to violate this clause (i), (ii) hire any individual who was an employee of the Company or its Business Group until six months after such individual's employment relationship with the Company or any of its Business Group has been terminated or (iii) induce or attempt to induce any customer, supplier, consultant, licensee or other business relation of the Company or any of its Business Group to cease doing business with the Company or any of its Business Group, or in any way interfere with the relationships between any such customer, supplier, consultant, licensee or business relation, on the one hand, and the Company or any of its Business Group, on the other hand; provided, however, that the Covenantor shall not be deemed to interfere with the relationship of the Company or its Business Group with a customer, supplier, consultant, licensee or other business relation solely because, in compliance with this Agreement, the Covenantor does business on a non-exclusive basis with such Person.

  (c) Turner acknowledges that, in the course of his employment with BEI and/or its Business Group (as defined below) and their predecessors, he has become familiar with BEI's and its Business Group's and their predecessors' trade secrets and with other Confidential Information (as defined below) concerning BEI, its Business Group and their respective predecessors and that his services have been of special, unique and extraordinary value to BEI and its Business Group.

  (d) Turner understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business. However, Turner has been a manager and an executive for many years in different types of businesses, some of which are similar and some of which are not similar to the Business. Turner does not believe that the restrictions in this Agreement, given Turner's education, skills, experience and ability, would prevent him from earning a living.

Section 3. Option To Modify Noncompetition Covenant in Section 2(a).

  (a) Pursuant to the BEI Noncompetition Agreement, the Company granted to BEI the right and option (the "Option"), exercisable by BEI under the terms specified in Section 3 of the BEI Noncompetition Agreement, to modify the noncompetition covenant in Section 2(a) of the BEI Noncompetition Agreement. The Option may be exercised by BEI strictly in the manner provided in Section 3 of the BEI Noncompetition Agreement solely on the occurrence of the first Change of Control or Joint Venture Arrangement (each as defined in the BEI Noncompetition Agreement) which is consummated after the date of this Agreement.

  (b) In the event that BEI exercises the Option, then, so long as Turner at the time of the exercise of the Option has been continually employed or retained as a consultant by BEI, and continues without interruption to be so employed or so retained as a consultant by BEI or the Person which acquires control of BEI as a result of the Change of Control or which engages with BEI in the Joint Venture Arrangement upon which the exercise of the Option is based, Turner may, solely as an employee or a consultant to such Person, engage in the same activities that such Person may engage in pursuant to section 3(c) of the BEI Noncompetition Agreement. If Turner is not so employed or so retained as a consultant and commencing at any time as he does not continue without interruption to be so employed or so retained as a consultant, then the provisions of this Agreement shall remain in effect unmodified by this Section 3. A leave of absence for family or medical reasons will not be deemed an interruption in continual employment or consulting by Turner for such Person.

Section 4. Confidentiality.

  (a) The Covenantor will not disclose or use at any time during the Noncompete Period any Confidential Information of which the Covenantor is or becomes aware, whether or not such information was developed by the Covenantor.

  (b) As used in this Agreement, the term "Confidential Information" means information that is not in the public domain and that was used, developed or obtained by the Covenantor in connection with the Business, including but not limited to (i) information, observations and data obtained by Turner while employed by BEI or any predecessors thereof concerning the Business, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs,
(v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.

  (c) Notwithstanding the provisions of this Agreement to the contrary, the Covenantor shall have no liability to the Company for disclosure or use of Confidential Information if the Confidential Information:

    (i) is known to the receiving party at the time of disclosure by the Covenantor to the receiving party of such Confidential Information other than as the result of a breach of this Section 4 by the Covenantor;

    (ii) becomes publicly known or is disclosed by the Company other than as the result of a breach of this Section 4 by the Covenantor;

    (iii) is received by the Covenantor after the date of this Agreement from a third party that is not under an obligation of confidentiality to the Company;

    (iv) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding, provided that such disclosure shall be limited to the extent so required and, except to the extent prohibited by law, the Covenantor shall give the Company notice of its intent to so disclose such Confidential Information and shall reasonably cooperate with the Company in seeking suitable confidentiality protections;

    (v) relates to HTA; or

    (vi) is independently developed by the Covenantor in connection with matters unrelated to the Turner Products or Functionally Equivalent Products without reference to or reliance upon Confidential Information; provided, that such independent development can be reasonably proven by the Covenantor by written records.

Section 5. Representations and Warranties.

  (a) The Covenantor hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Covenantor does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Covenantor is a party or any judgment, order or decree to which the Covenantor is subject, (ii) the Covenantor is not a party to or bound by any employment agreement, consulting agreement, noncompete agreement, confidentiality agreement or similar agreement with any other Person that is inconsistent with the provisions of this Agreement and (iii) upon the execution and delivery of this Agreement by the Company and the Covenantor, this Agreement will be a valid and binding obligation of the Covenantor.

  (b) The Company hereby represents and warrants to the Covenantor that (i) this Agreement has been duly authorized by all necessary corporate action on the part of the Company, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject, and (iii) upon the execution and delivery of this Agreement by the Company and the Covenantor, this Agreement will be a valid and binding obligation of the Company.

Section 6. Enforcement.

  (a) Because the relationship between the Company and the Covenantor is unique and because the Covenantor has had access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach by the Covenantor of this Agreement, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) in addition to other rights and remedies existing in its favor, including requiring the Covenantor to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived or received as a result of any transactions constituting a breach of the covenants contained therein.

  (b) The prevailing party in any legal action arising out of or relating to this Agreement shall be entitled to its reasonable attorneys' fees and court costs.

Section 7. General Provisions.

  (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

  (b) Complete Agreement. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

  (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Covenantor and the Company and their respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be.

  (d) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction), that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

  (e) Jurisdiction and Venue.

    (i) THE COMPANY AND THE COVENANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE COMPANY AND THE COVENANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR SUCH FEDERAL COURT, PROVIDED THAT, IN THE EVENT THAT ANY SUCH FEDERAL COURT HAS JURISDICTION, THE PARTIES SHALL INSTITUTE ANY SUCH ACTION OR PROCEEDING IN SUCH FEDERAL COURT AND NOT IN SUCH STATE COURT. THE COMPANY AND THE COVENANTOR AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IF THE COVENANTOR IS A DEFENDANT IN ANY SUCH ACTION OR PROCEEDING IN WHICH B IS NOT ALSO A DEFENDANT, SUCH ACTION OR PROCEEDING SHALL INSTEAD BE BROUGHT AND MAINTAINED IN ANY COURT IN THE STATE OR COUNTY IN WHICH THE COVENANTOR'S PRINCIPAL RESIDENCE IS LOCATED OR IN WHICH THE COVENANTOR'S PRINCIPAL PLACE OF BUSINESS IS LOCATED.

    (ii) SUBJECT TO (e)(i), THE COMPANY AND THE COVENANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY. THE COMPANY AND THE COVENANTOR IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

    (iii) THE COVENANTOR HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL IN THE COUNTY IN WHICH THE COVENANTOR'S PRINCIPAL RESIDENCE IS LOCATED OR IN WHICH THE COVENANTOR'S PRINCIPAL PLACE OF BUSINESS IS LOCATED AND SUCH SERVICE SHALL BE DEEMED TO BE GOOD AND SUFFICIENT SERVICE FOR ALL PURPOSES. THE COVENANTOR SHALL NOTIFY THE COMPANY PURSUANT TO THIS AGREEMENT OF EACH OF HIS PRINCIPAL PLACE OF RESIDENCE AND PRINCIPAL PLACE OF BUSINESS.

  (f) Waiver of Jury Trial.

  THIS IS A COMPLEX BUSINESS TRANSACTION. THE PARTIES BELIEVE THAT IT WOULD BE BETTER TO HAVE ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT RESOLVED BY A JUDGE WITHOUT A JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

  (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Covenantor, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

  (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

  (j) Business Group. For purposes of this Agreement, the term "Business Group" means, with respect to the Company, the Company's current and future Affiliates, including those Affiliates listed on Exhibit D; provided, however, that a future Affiliate of the Company shall not be considered part of its "Business Group" unless and until the Company provides notice to the Covenantor in writing that such Person is an affiliate of the Company.

  (k) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of New York, the time period for taking action shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

  (l) Survival of Representations and Warranties. All representations and warranties contained herein shall survive the consummation of the transactions contemplated hereby and by the Asset Purchase Agreement.

  (m) Construction.

    (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    (ii) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

  (n) Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received, if delivered during business hours on a business day, when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto) or, if not delivered during business hours on a business day, on the next succeeding business day.

     (i) if to the Company, to:

           CooperSurgical Acquisition Corp.
           c/o CooperSurgical, Inc.
           15 Forest Parkway
           Shelton, Connecticut 06484
           Attention: Nicholas J. Pichotta, President

           Telecopier: (203) 925-0135

           with a copy to:

           The Cooper Companies, Inc.
           6140 Stoneridge Mall Road
           Suite 590
           Pleasanton, CA 94588
           Attention: Carol R. Kaufman, V.P., Legal Affairs
           Telecopier: (510) 460-3660

           O'Sullivan Graev & Karabell, LLP
           30 Rockefeller Plaza
           New York, New York 10112
           Attention: David I. Karabell, Esq.
           Telecopier: (212) 408-2400; and

     (ii) Richard W. Turner, the principal place of residence and telecopier number set forth under Turner's signature hereto.

           with a copy to:

           McCarter & English LLP
           Four Gateway Center
           100 Mulberry Street
           Newark, NJ 07702
           Attention: William J. Heller, Esq.
           Telecopier: (973) 624-7070

  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Noncompetition Agreement as of the date first written above.

                                          COOPERSURGICAL ACQUISITION CORP.

                                          By: _________________________________
                                             Name
                                             Title

                                          _____________________________________
                                          RICHARD W. TURNER

                                          Principal Place of Residence:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          Principal Place of Business:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                   EXHIBIT A

                                Turner Products

  All of the products listed in the BEI Gynecology Products 1999 Catalog, except for the following products:

  1. Microscope and endoscope equipment.

  2. Generic vaginal specula.

  3. Spring-loaded syringe.

  4. Sterilization and storage trays.

  5. Cryo systems so long as they are sold outside of the GYN and family practitioner markets.

  6. Generic needle holders, clamps and scissors.

  7. Office video equipment so long as it is sold outside of the GYN and family practitioner markets.

  8. Endo-sock or other similar retrieval instruments so long as they are sold outside of GYN and family practitioner markets.

  9. Laproscopic insufflater so long as it is sold outside of the GYN market.

                                   EXHIBIT B

                                Letter Agreement

  Attached letter agreement dated January 24, 1999 between the Covenantor and BEI.

                                   EXHIBIT C

                              HTA Related Products

  1. Endoscopic Light Source (any method).

  2. Hysteroscopic Video Camera System.

  3. Flexible Hysteroscopic System.

  4. Rigid Hysteroscopic System.

  5. Cervical Sealing Tenaculum.

  6. Disposable Cervical Dilator.

  7. Those Products which are identified by asterisk on Annex A to Schedule
     1.1 of the Asset Purchase Agreement as components and/or finished goods required in the support of HTA.

                                   EXHIBIT D

                            The Company Affiliates

                                                                   Jurisdiction
                                                                        of
                                                                   Incorporation
Name                                                               -------------
 1.The Cooper Companies, Inc...................................... Delaware
 2.The Cooper Healthcare Group, Inc............................... Delaware
  a.Unimar, Inc................................................... California
 3.CVP, Inc....................................................... Delaware
 4.The Cooper Real Estate Group, Inc.............................. Delaware
 5.CooperVision, Inc.............................................. New York
  a.CooperVision Inc.............................................. Canada
 6.Marlow Surgical Acquisition (dormant).......................... Delaware
  a.CooperVision GB Finance, Inc. (dormant)....................... Delaware
  b.CooperVision GB Services, Inc. (dormant)...................... Delaware
 7.Hospital Group of America, Inc................................. Delaware
  a.HGA Management Services, Inc.................................. Delaware
  b.Hospital Group of Delaware, Inc............................... Delaware
  c.Hospital Group of Illinois, Inc............................... Illinois
  d.Hospital Group of Louisiana, Inc.............................. Louisiana
  e.Residential Centers of Indiana, Inc........................... Delaware
  f.Hospital Group of New Jersey, Inc............................. New Jersey
  g.Hampton Learning Center, Inc.................................. New Jersey
  h.HGNJ, Inc..................................................... New Jersey
 8.Arlington Center for Recovery, L.L.C........................... Illinois
 9.MeadowWood Health Services, L.L.C.............................. Delaware
10.CooperSurgical, Inc............................................ Delaware
  a.CooperSurgical, Inc........................................... Canada
  b.HBH Medizintechnik GmbH....................................... Germany
11.Aspect Vision Holdings, Limited................................ England-Wales
  a.Aspect Vision Care Limited.................................... England-Wales
  b.Contact Lens Technologies Limited............................. England-Wales
  c.Aspect Specialty Limited...................................... England-Wales
  d.New Focus HealthCare Limited.................................. England-Wales
  e.Aspect Vision Italia s.r.l.................................... Italy
  f.Focus Solutions Limited....................................... England-Wales
  g.Averlan Company Limited....................................... England-Wales
  h.Aspect Contact Lenses Limited................................. England-Wales
12.CooperVision Limited........................................... England-Wales

  NOTE: Except for CooperSurgical and its 52% owned subsidiary, HBH Medizintechnik GmbH, each subsidiary is wholly-owned either by The Cooper Companies, Inc. or by the wholly-owned subsidiary under which it is indented in the list above. In the case of CooperSurgical, Inc., 99.8% of the company is owned by The Cooper Companies, Inc. and the remaining .2% is owned by members of CooperSurgical's Medical Advisory Board.

                                                                   EXHIBIT H TO
                                                                 ASSET PURCHASE
                                                                      AGREEMENT

                                                                          ,1999

BEI Medical Systems Company, Inc.

Ladies and Gentlemen:

  We have acted as counsel to CooperSurgical Acquisition Corp., a Delaware corporation ("Cooper"), in connection with (a) the Asset Purchase Agreement (the "Asset Purchase Agreement") dated October 1, 1999 and amended November 2, 1999 between Cooper and BEI Medical Systems Company, Inc., a Delaware corporation (the "Company"), (b) the Bill of Sale, Assignment and Assumption Agreements each dated the date hereof between Cooper and the Company and each Subsidiary, respectively (the "Bills of Sale"), (c) the Transition Agreement dated the date hereof between Cooper and the Company (the "Transition Agreement"), and (d) the two Non-Competition Agreements dated the date hereof between Cooper and each of the Company and Richard W. Turner, respectively (the "Noncompetition Agreements", and together with the Asset Purchase Agreement, the Bills of Sale and the Transition Agreement, the "Transaction Documents"). Capitalized terms used but not otherwise defined herein have the meanings given them in the Asset Purchase Agreement. This opinion is being delivered pursuant to Section 6.6 of the Asset Purchase Agreement.

  We have not adopted the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991) for purposes of this opinion letter. In rendering the opinions expressed in this opinion letter, however, we have relied without investigation on the assumptions set forth in Section 4 of the Accord.

  In addition, as to matters of fact (including matters of fact set forth in this opinion letter), we have relied (except to the extent that we have actual knowledge of facts to the contrary) without investigation on (i) the representations and warranties of the various parties set forth in the Transaction Documents, (ii) certificates of officers of Cooper delivered at the Closing and (iii) certificates of public officials.

  Our opinions in this opinion letter are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States of America. We do not express any opinion as to any other law. Although we note that the Asset Purchase Agreement and the Transition Agreement are, by their terms, governed by the laws of the State of Delaware we have assumed, with your consent, for purposes of the opinions expressed below that each such agreement is governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. We do not express any opinion with respect to any provisions of the Asset Purchase Agreement and the Transition Agreement providing for the choice of the laws of the State of Delaware. Unless explicitly addressed herein, we do not express any opinion as to any of the legal issues set forth in Section 19 of the Accord.

  Based upon the foregoing, we are of the opinion that:

    1. Cooper is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

    2. Cooper has all necessary corporate power and authority to execute, deliver, and perform its obligations under each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by Cooper of each Transaction Document to which it is a party and the consummation by Cooper of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Cooper.

    3. Cooper has duly and validly executed and delivered each Transaction Document to which it is a party. Each Transaction Document to which Cooper is a party constitutes a legal, valid and binding obligation of Cooper, enforceable against Cooper in accordance with its terms.

    4. The execution and delivery by Cooper of each Transaction Document to which it is a party and its performance of its obligations thereunder will not (i) conflict with or violate (with or without notice or lapse of time or both) its Certificate of Incorporation or By-Laws, or (ii) conflict with or violate (with or without notice or lapse of time or both) any Law applicable to it.

    5. The execution and delivery by Cooper of each Transaction Document to which it is a party does not, and the performance of its obligations thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

  Our opinion is subject to the General Qualifications (as defined in the Accord) and the opinions expressed in clause (ii) of paragraph 4 above and in paragraph 5 above are based on our review of those Laws that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents.

  This opinion letter has been rendered solely for your benefit in connection with the execution and delivery of the Transaction Documents and the transactions contemplated thereby. Accordingly, it is not to be relied upon by any other Person, and is not to be used for any other purpose, without our prior written consent.

                                          Very truly yours,

                                          O'Sullivan Graev & Karabell, LLP

                                  SCHEDULE 1.1

                                   [OMITTED]

                                 SCHEDULE 1.6

                              Assumed Liabilities

  A) The Assumed Liabilities shall consist of and be assumed in the following order:

    1. First, to the extent of any trade accounts payable ("Trade Payables") up to $350,000;

    2. Second, up to $25,000 of warranty obligations ("Warranty Obligations") up to the difference between $350,000 and the lesser amount of Trade Payables so assumed;

    3. Third, to the extent of the amount at Closing of any accrued sales return obligations ("Sales Return Obligations") up to the difference between $350,000 and the sum less than $350,000 of the amount of Trade Payables and Warranty Obligations so assumed; and

    4. Fourth, the amount at Closing of any accrued royalty obligations ("Royalty Obligations"), up to any remaining difference between $350,000 and the sum less than $350,000 of the amount of Trade Payables, Warranty Obligations and Sales Return Obligations so assumed.

  Any part of the Liabilities referred to above which are not Assumed Liabilities are Excluded Liabilities. The Seller shall pay such Excluded Liabilities as part of its indemnification obligations to the Purchaser Indemnified Persons under this Agreement. Since $25,000 of Warranty Obligations is a negotiated number, the Seller shall pay to the Purchaser upon delivery of the Statements pursuant to this Agreement an amount equal to all or any part of the Warranty Obligations which are Excluded Liabilities, if any; provided, however, that if the Seller pays such amounts to the Purchaser promptly when due, such amounts shall not be counted towards the calculation of the Losses under Section 7.5(a). The Seller shall pay to the Purchaser an amount equal to all or any part of the Trade Payables, Sale Return Obligations and Royalty Obligations which are Excluded Liabilities when the Purchaser incurs such liabilities and makes a claim under Section 7 of this Agreement therefor.

  B) The Assumed Liabilities shall also consist of approximately $11,000 owed by the Seller to Venusa, Ltd. for tooling pursuant to the Letter Agreement dated October 2, 1998 between the Seller and Venusa, Ltd. This Liability shall be assumed by the Purchaser in addition to the Liabilities assumed by the Purchaser under subsection (A).

                                 SCHEDULE 1.7

                             Excluded Liabilities

  The Purchaser is not assuming any of the following Excluded Liabilities:

    (a) any Liability of the Seller or any Subsidiary under this Agreement;

    (b) any Liability of the Seller or any Subsidiary for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the Related Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys' and accountants' fees, and brokerage fees incurred by or imposed upon the Seller or any Subsidiary);

    (c) any Liability of the Seller or any Subsidiary for any indebtedness;

    (d) any Liability of the Seller or any Subsidiary under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary or its or any of their respective properties is bound or affected other than Assumed Liabilities specified in Schedule 1.6 and Liabilities assumed by the Purchaser in accordance with Section 1.6 which accrue from and after the Closing pursuant to the Assumed Contracts;

    (e) any Liability relating to any Employee Benefit Plan;

    (f) any Liability of the Seller or any Subsidiary for worker's compensation; and

    (g) any Liability of the Seller or any Subsidiary which relate to the Excluded Assets;

  The Seller and each Subsidiary shall pay, discharge and perform all its respective Excluded Liabilities promptly when due.

                                SCHEDULE 1.8(a)

                          Sales Shortfall Calculation

  The Sales Shortfall shall be calculated as follows:

    1. The amount of Included Sales for the period beginning on January 3, 1999 and ending on October 2, 1999 (each, a "Channel Sales Amount") shall be calculated for the following categories of buyers: (a) U.S. End User;
  (b) U.S. Distributor; (c) Non-U.S. (except for OEM); and (d) OEM.

    2. Each Channel Sales Amount shall then be multiplied by the sales multiple specified on Annex A hereto under the column headed by the buyer category for which such Channel Sales Amount was calculated, which appears opposite the name of each Product. The product of each such modification is called, a "Total Channel Sales Amount".

    3. All Total Channel Sales Amounts for each Product shall be added together to determine the "Product Sales Amount".

    4. All the Product Sales Amounts shall be added together to determine the "9 Month Total Sales Amount" for all Products.

    5. The 9 Month Total Sales Amount shall be annualized by dividing such amount by 9, then multiplying the result of such calculation by 12, to determine the "Total Annualized Sales Amount".

    6. The amount, if any, by which the Total Annualized Sales Amount is less than $11,231,600 is the "Sales Shortfall". Such Sales Shortfall, if any, shall be subtracted from the Purchase Price paid by the Purchaser to the Seller on the Closing Date.

  "Included Sales" means all sales for each Product which is sold in the ordinary course of the Business, except (i) sales of OEM Industrial Products and (ii) any sales of Products to Fujinon, Inc., PENTAX Precision Instrument Corporation and ERBE USA, Inc. excluded pursuant to the last sentence of
Section 4.1.

                                    ANNEX A
                                       TO
                                SCHEDULE 1.8(a)

                        Product Sales Multiple Analysis

                                                             Non-
                                                         United States
                             United States United States    (Except
      Buyer Categories         End User     Distributor    for OEM)    OEM
      ----------------       ------------- ------------- ------------- ----
LEEP Products:
  Electrodes................     2.21          1.66          1.11      0.28
  Procedure Kits............     2.21          1.66          1.11      0.28
  Other Disposable..........     2.21          1.66          1.11      0.28
                                 ----          ----          ----      ----
    Sub total--LEEP
     Disposables............      N/A           N/A           N/A       N/A
  Hardware..................     1.11          0.55          0.28      0.28
  Coated Instruments........     1.11          0.55          0.28      0.28
                                 ----          ----          ----      ----
    TOTAL LEEP PRODUCTS.....      N/A           N/A           N/A       N/A
Other GYN Products:
  Zumi......................     2.21          1.66          1.11      0.28
  Zui.......................     2.21          1.66          1.11      0.28
  HSG/SHG...................     2.21          1.66          1.11      0.28
  Z-Samplers................     2.21          1.66          1.11      0.28
  Endo-Sock/Mega-Pouch......     2.21          1.66          1.11      0.28
  Other GYN Disposables.....     2.21          1.66          1.11      0.28
                                 ----          ----          ----      ----
    Sub total--GYN
     Disposables............      N/A           N/A           N/A       N/A
  Biopsy Punch..............     2.21          1.66          1.11      0.28
  Specula...................     2.21          1.66          1.11      0.28
  Z-Clamps..................     2.21          1.66          1.11      0.28
  Z-Scissors................     2.21          1.66          1.11      0.28
  OS Finder.................     2.21          1.66          1.11      0.28
  Nichols Pelvic Surgery
   Set......................     2.21          1.66          1.11      0.28
  Other Reusable
   Instruments..............     1.11          0.55          0.28      0.28
                                 ----          ----          ----      ----
    Sub total--GYN
     Instruments............      N/A           N/A           N/A       N/A
  Colposcopes...............     1.11          0.55          0.28      0.28
  Hysteroscopy System.......     1.11          0.55          0.28      0.28
  Cryo System...............     1.11          0.55          0.28      0.28
                                 ----          ----          ----      ----
                                  N/A           N/A           N/A       N/A
    TOTAL OTHER GYN.........      N/A           N/A           N/A       N/A
    TOTAL GYN SALES.........      N/A           N/A           N/A       N/A
Other Products:
  GYNESYS Products..........      N/A          0.28          0.28      0.28
  Misc. Hardware............     0.28          0.28          0.28      0.28
  GI Products...............     0.28          0.28          0.28      0.28
  OEM Products..............     0.28          0.28          0.28      0.28
  HTA Products..............      N/A           N/A           N/A       N/A
    TOTAL OTHER PRODUCTS....      N/A           N/A           N/A       N/A
    TOTAL BEI SALES.........      N/A           N/A           N/A       N/A

                               SCHEDULE 1.10(a)

                           Inventory Valuation Rules

A. Finished Goods Inventory

  Finished goods inventory of the Business on hand at the Facilities of the Seller at Closing and not held by vendors shall be valued for purposes of the Inventory Statement as provided in this Schedule

  1. The number of units of each separate Product will be counted. The result of this count for each Product is called the "Closing Unit Number." For this count, the following will be treated as one Product: (a) like Products which are sold by the Seller in different package configurations (i.e., ZUMI 4.5 Box of 12 and ZUMI single will be treated as one Product); (b) groups of common Products in varying sizes or configurations which the Seller has frequently sold and promoted in sets (i.e., Z-Clamps and Z-Scissors will be treated as one Product); and (c) a Product which is sold by the Seller in the United States and the same Product which has been modified solely to meet requirements for a sale by the Seller outside of the United States (i.e., a Lletz Plus II Generator in a 110-volt configuration for the United States market and in a 220-volt configuration for the market outside the United States shall be treated as one Product).

  2. The "Two Year Sales Number" for each Product shall be determined. Two Years Sales Number for each Product means the number of units of such Product sold by the Seller during the ten month period commencing October 1, 1998 and ending July 31, 1999 divided by 10 and multiplied by 24.

  3. The excess, if any, of the Closing Unit Number for each Product over the Two Year Sales Number for the same Product shall have zero value for purposes of calculating the value of finished goods inventory on hand at Closing.

  4. That number of units of finished goods inventory of each Product on hand at Closing not in excess of the Two Year Sales Number for the same Product shall be valued as follows;

    (a) The lesser of (i) The full absorbed standard costs historically used by the Seller to value finished goods inventory ("Standard Costs"); or

    (ii) The lesser of (x) the value of such inventory at the lower of cost or market, (y) for the bipolar Product line (including generators, Loops and Balls), 25% of Standard Costs and (z) for demonstration inventory (except demonstration inventory consisting of the bipolar Product line), if placed in service by the Seller within the four year period preceding the Closing Date, 50% of Standard Costs, and if placed in service by the Seller prior to such four year period, zero; and

    (b) Evaluation Inventory represented by an invoice bearing a date which is less than 90 days prior to the Closing Date, 50% of the amount of the invoice representing such inventory, and Evaluation Inventory represented by an invoice bearing a date which is 90 days or more prior to the Closing Date, zero.

  5. Notwithstanding the foregoing, (a) OEM Industrial Inventory shall be valued at zero and (b) that number of units at Closing of finished goods inventory of the integrated video system Product which equals up to the greater of (x) the Two Year Sales Number for that Product and (y) 24, shall be valued at Standard Costs. The excess of units of such inventory over such number of units at Closing shall be valued at zero.

B. Raw Materials Inventory and Inventory Held By Vendors

  Attached to this Schedule is an analysis of raw material inventory of the Business at July 31, 1999, separated into categories of Products. The inventory in such analysis constitutes approximately 72% of the value of all raw material inventory of the Business at that date. The valuation percentage of Standard Costs for each category of Products in the analysis is specified opposite the description of such category. Raw material and unfinished inventory and inventory of the Business held by vendors and not located at Closing at the Seller's Facilities (except inventory held by Venusa, Ltd.) which is a component of or included in each category of Products will be valued at the same percentage of Standard Costs as raw material, unfinished inventory and inventory included in such analysis. Raw material, unfinished inventory and inventory held by Venusa, Ltd. shall be valued at zero.

C. Work-in-Process

  Work-in-Process shall be valued at Standard Cost therefor.

D. General

  HTA inventory and components and inventory of Products which have been discontinued by the Seller shall be valued at zero. HTA inventory and components are not part of the Purchased Assets. Inventories of Products that have been discontinued are part of the Purchased Assets. Units of Products which are Products used in the Business and which are also HTA Related Products (as defined in the Non-Competition Agreement) shall be divided as follows:

    (a) that percentage of units of such products on hand at Closing equal to the percentage of the Seller's sales of all Products for the nine (9) month period ended September 30, 1999 represented by sales of Products used in the Business shall constitute Purchased Assets.

    (b) The balance of units of such products on hand at Closing shall constitute Excluded Assets.

  As specified in the Agreement to which this Schedule is attached, inventory shall be valued in accordance with GAAP, applied consistently with the Seller's allocations thereof, as GAAP may be modified by this Schedule.

                                  SCHEDULE 5.7

                                   [OMITTED]

                           SELLER DISCLOSURE SCHEDULE


                                   [OMITTED]

                                                                        ANNEX B

September 23, 1999

Board of Directors
BEI Medical Systems Company, Inc.
100 Hollister Road
Teterboro, NJ 07608

Gentlemen:

  You have asked that Ewing Monroe Bemiss & Co. ("EMB&Co.") render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of BEI Medical Systems Company, Inc. (the "Company"), of the consideration (the "Consideration") to be paid by The Cooper Companies ("Cooper") in connection with the purchase of certain assets of the Company (the "Purchase") pursuant to the Asset Purchase Agreement between the Company and Cooper dated as of September 22, 1999 (the "Asset Purchase Agreement").

  As part of our investment banking business, EMB&Co. regularly engages in the valuation of private and publicly-traded companies and of the assets, liabilities, and debt and equity securities thereof, in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We have been retained as a financial advisor to the Company and will receive fees upon delivery of this Opinion and upon consummation of the Purchase.

  In arriving at our Opinion, we have taken into account such financial and other factors as we considered relevant and performed such investigations and analyses as we have deemed necessary and appropriate under the circumstances. Among other things we have:

    (i) reviewed the Asset Purchase Agreement and related ancillary documents;

    (ii) reviewed the audited financial statements of the Company for the fiscal years ended September 28, 1996, September 27, 1997 and October 3, 1998 and of Cooper for the fiscal years ended October 31, 1996, 1997 and 1998; the interim financial statements of the Company for the eleven-month period ended August 31, 1999 and of Cooper for the nine-month period ended July 31, 1999;

    (iii) reviewed such internally prepared financial and operating information (including financial projections) developed by the management of the Company as we deemed relevant;

    (iv) discussed the business and operations, assets, financial condition and future prospects of the Company with the senior management of the Company;

    (v) compared the Company from a financial point of view with certain other publicly traded companies which we consider to be generally comparable to the Company, and reviewed the historical performance of, and current market conditions for, the common stock of the Company in relation to those of other publicly held medical instrumentation and device companies which we considered to be comparable;

    (vi) considered the terms of the Purchase in light of the terms of certain recent business combinations and asset purchase transactions involving companies which we deemed comparable to the Purchase;

    (vii) considered the future prospects of the Company with and without the assets that Cooper proposes to purchase, and prepared discounted cash flow analyses to compare the Consideration to the discounted present value of the cash flows that the assets to be purchased could reasonably be expected to generate in the hands of the Company;

    (viii) participated in discussions and negotiations among representatives of the Company and Cooper and their financial and legal advisors; and

    (ix) performed such other investigations and analyses, and considered such other factors, as we deemed appropriate and relevant.

  In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the information that has been provided to us by the managers and auditors of the Company or made available from public sources. We have not attempted independently to verify any such information, nor have we conducted an appraisal of the assets or liabilities of the Company, nor have we been given any such appraisals. With respect to certain financial projections and forecasts, we have assumed that they have been reasonably prepared on a basis that reflects the best currently available estimates and judgments of the senior managers of the Company.

  This Opinion is based on economic, market and other conditions as they exist, and can be evaluated, as of the date of this letter. Because subsequent developments may affect this Opinion, we understand that you may ask that we update, revise or reaffirm this Opinion at a later date. We do not hereby express, nor will we subsequently express any opinion as to the price at which the common stock of the Company may trade at any time in the future.

  This Opinion is for the benefit of the Board of Directors of the Company in connection with their evaluation of the Purchase. This Opinion may be included in its entirety in any filing made by the Company or Cooper with the Securities and Exchange Commission in respect of the Purchase. We hereby express no recommendation as to how the stockholders of the Company should vote at the stockholders' meeting in connection with the Purchase.

  Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the consideration to be paid to the Company in connection with the Purchase is fair from a financial point of view.

                                          Sincerely,

                                          Ewing Monroe Bemiss & Co.

                                                 /s/ Samuel M. Bemiss, III
                                          By: _________________________________
                                                   Samuel M. Bemiss, III
                                                     Managing Director

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Proxy Statement dated October 8, 1999 of BEI Medical Systems Company, Inc. and to the use of our reports dated November 13, 1998, with respect to the consolidated financial statements and schedule of BEI Medical Systems Company, Inc. included in its Annual Report on Form 10-K for the year ended October 3, 1998, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP
                                          _____________________________________

Hackensack, New Jersey
November 8, 1999

Proxy

                       BEI MEDICAL SYSTEMS COMPANY, INC.

                   Proxy Solicited By The Board Of Directors
                    For the Special Meeting of Stockholders
                         To be held December 7, 1999

     The undersigned hereby appoints Charles Crocker and Thomas W. Fry, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BEI Medical Systems Company, Inc., which the undersigned may be entitled to vote at the Special Meeting of Stockholders of BEI Medical Systems, Inc. to be held at the Company's facility located at 100 Hollister Road, Teterboro, New Jersey, on Tuesday, December 7, 1999 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     THE UNDERSIGNED HEREBY DIRECTS AND AUTHORIZES SAID PROXIES, AND EACH OF THEM, OR THEIR SUBSTITUTES, TO VOTE AS SPECIFIED BELOW WITH RESPECT TO THE PROPOSAL LISTED IN THE PARAGRAPH ON THE REVERSE SIDE, OR IF NOT SPECIFICATION IS MADE, TO VOTE IN FAVOR THEREFOR.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     The undersigned hereby acknowledges receipt of: (1) Notice of Special Meeting of Stockholders of the Company, and (2) accompanying Proxy Statement.

                          (continued on reverse side)

Please mark your votes as indicated in [X] this example

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                                        FOR           AGAINST            ABSTAIN
     1.   To approve the Asset Sale     [_]             [_]                [_]
          pursuant to the Asset
          Purchase Agreement and
          to approve and adopt the
          Asset Purchase Agreement

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ______________________________________, 1999
___________________________________________________
___________________________________________________
Signature(s)

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.